Exhibit 10

EXECUTION VERSION

$10,000,000,000

5-YEAR CREDIT AGREEMENT

among

INTERNATIONAL BUSINESS MACHINES CORPORATION

The Subsidiary Borrowers Parties Hereto

The Several Lenders
from Time to Time Parties Hereto

JPMORGAN CHASE BANK,
as Administrative Agent

and

CITIBANK, N.A.,
as Syndication Agent

Dated as of May 27, 2004

J.P. MORGAN SECURITIES INC. and CITIGROUP GLOBAL MARKETS INC.,
as Joint Lead Arrangers and Joint Bookrunners

TABLE OF CONTENTS

SECTION 1.	DEFINITIONS

1.1	Defined Terms
1.2	Other Definitional Provisions

SECTION 2.	AMOUNT AND TERMS OF US$ FACILITIES

2.1	Revolving Credit Commitments
2.2	Procedure for Revolving Credit Borrowing
2.3	Conversion and Continuation Options for Revolving Credit Loans
2.4	Minimum Amounts and Maximum Number of Eurodollar Tranches
2.5	Swing Line Loans
2.6	Optional Prepayments of Revolving Credit Loans and Swing Line Loans
2.7	The Competitive Loans
2.8	Procedure for Competitive Loan Borrowing
2.9	Repayment of US$ Loans; Evidence of Debt
2.10	Interest Rates and Payment Dates
2.11	Fees
2.12	Computation of Interest and Fees
2.13	Termination or Reduction of Revolving Credit Commitments
2.14	Inability to Determine Interest Rate
2.15	Pro Rata Treatment and Payments
2.16	Illegality
2.17	Requirements of Law
2.18	Taxes
2.19	Indemnity
2.20	Change of Lending Office
2.21	Extension of Termination Date

SECTION 3.	LOCAL CURRENCY FACILITIES

3.1	Terms of Local Currency Facilities
3.2	Currency Fluctuations, etc.
3.3	Refunding of Local Currency Loans
3.4	Existing Local Currency Facilities, etc.

SECTION 4.	REPRESENTATIONS AND WARRANTIES

4.1	Organization; Powers
4.2	Authorization
4.3	Enforceability
4.4	Governmental Approvals
4.5	Financial Statements
4.6	No Material Adverse Change

i

4.7	No Material Litigation, etc.
4.8	Federal Reserve Regulations
4.9	Investment Company Act, etc.
4.10	Tax Returns
4.11	No Material Misstatements
4.12	ERISA
4.13	Use of Proceeds

SECTION 5.	CONDITIONS PRECEDENT

5.1	Conditions to Initial US$ Loans
5.2	Conditions to Each US$ Loan

SECTION 6.	AFFIRMATIVE COVENANTS

6.1	Existence; Business and Properties
6.2	Financial Statements, Reports, etc.
6.3	Notices

SECTION 7.	NEGATIVE COVENANTS

7.1	Limitation on Secured Debt and Sale and Leaseback Transactions
7.2	Mergers, Consolidations and Sales of Assets
7.3	Margin Regulations
7.4	Consolidated Net Interest Expense Ratio

SECTION 8.	EVENTS OF DEFAULT

SECTION 9.	THE ADMINISTRATIVE AGENT

9.1	Appointment
9.2	Delegation of Duties
9.3	Exculpatory Provisions
9.4	Reliance by Administrative Agent
9.5	Notice of Default
9.6	Non-Reliance on Administrative Agent and Other Lenders
9.7	Indemnification
9.8	Administrative Agent in Its Individual Capacity
9.9	Successor Administrative Agent
9.10	Syndication Agent

SECTION 10.	GUARANTEE

10.1	Guarantee
10.2	No Subrogation, Contribution, Reimbursement or Indemnity
10.3	Amendments, etc. with respect to the Subsidiary Borrower Obligations
10.4	Guarantee Absolute and Unconditional
10.5	Reinstatement

10.6	Payments
10.7	Judgments Relating to Guarantee
10.8	Independent Obligations

SECTION 11.	MISCELLANEOUS

11.1	Amendments and Waivers
11.2	Notices
11.3	No Waiver; Cumulative Remedies
11.4	Survival of Representations and Warranties
11.5	Payment of Expenses
11.6	Participations
11.7	Transfers of Competitive Loans
11.8	Assignments
11.9	The Register; Disclosure; Pledges to Federal Reserve Banks
11.10	Changing Designations of Swing Line Lenders and Competitive Loan Lenders
11.11	Replacement of Lenders under Certain Circumstances
11.12	Adjustments; Set-off
11.13	Counterparts
11.14	Severability
11.15	Integration
11.16	GOVERNING LAW
11.17	Submission To Jurisdiction; Waivers
11.18	Judgments Relating to Subsidiary Borrowers
11.19	Acknowledgements
11.20	WAIVERS OF JURY TRIAL
11.21	Confidentiality
11.22	Binding Effect; Successors and Assigns
11.23	Commitment Increases
11.24	USA PATRIOT Act

CREDIT AGREEMENT, dated as of May 27, 2004, among INTERNATIONAL BUSINESS MACHINES CORPORATION, a New York corporation (“IBM”), each Subsidiary Borrower (as hereinafter defined), the several banks and other financial institutions from time to time parties to this Agreement (the “Lenders”), JPMORGAN CHASE BANK, as administrative agent for the Lenders hereunder (in such capacity, the “Administrative Agent”), and CITIBANK, N.A., as syndication agent (in such capacity, the “Syndication Agent”).

The parties hereto hereby agree as follows:

SECTION 1.                                DEFINITIONS

1.1                                 Defined Terms.  As used in this Agreement, the following terms shall have the following meanings:

“ABR”:  for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Base CD Rate in effect on such day plus 1% and (c) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%.  For purposes hereof:  “Prime Rate” shall mean the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank as its prime rate in effect at its principal office in New York City (each change in the Prime Rate to be effective on the date such change is publicly announced); “Base CD Rate” shall mean the sum of (a) the product of (i) the Three-Month Secondary CD Rate and (ii) a fraction, the numerator of which is one and the denominator of which is one minus the CD Reserve Percentage and (b) the CD Assessment Rate; “Three-Month Secondary CD Rate” shall mean, for any day, the secondary market rate for three-month certificates of deposit reported as being in effect on such day (or, if such day shall not be a Business Day, the next preceding Business Day) by the Board through the public information telephone line of the Federal Reserve Bank of New York (which rate will, under the current practices of the Board, be published in Federal Reserve Statistical Release H.15(519) during the week following such day), or, if such rate shall not be so reported on such day or such next preceding Business Day, the average of the secondary market quotations for three-month certificates of deposit of major money center banks in New York City received at approximately 10:00 A.M., New York City time, on such day (or, if such day shall not be a Business Day, on the next preceding Business Day) by the Administrative Agent from three New York City negotiable certificate of deposit dealers of recognized standing selected by it; “CD Reserve Percentage” shall mean, for any day, that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board, for determining the maximum reserve requirement for a Depositary Institution (as defined in Regulation D of the Board) in respect of new non-personal time deposits in Dollars having a maturity of 30 days or more; and “CD Assessment Rate” shall mean, for any day, the annual assessment rate in effect on such day which is payable by a member of the Bank Insurance Fund classified as “well-capitalized” and within supervisory subgroup “A” (or a comparable successor assessment risk classification) within the meaning of 12 C.F.R. § 327.3(e) (or any successor provision) to the Federal Deposit Insurance Corporation (or any successor) for such Corporation’s (or such successor’s) insuring time deposits at offices of such institution in the United States.  If for any reason the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Base CD Rate or the Federal Funds Effective Rate, or both, for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms thereof, the ABR shall be determined without regard to clause (b) or (c), or both, of the first sentence of this definition, as appropriate, until the circumstances giving rise to such inability no longer exist.

Any change in the ABR due to a change in the Prime Rate, the Three-Month Secondary CD Rate, the CD Reserve Percentage, the CD Assessment Rate or the Federal Funds Effective Rate shall be effective on the effective day of such change in the Prime Rate, the Three-Month Secondary CD Rate, the CD Reserve Percentage, the CD Assessment Rate or the Federal Funds Effective Rate, respectively.

“ABR Loans”:  Revolving Credit Loans the rate of interest applicable to which is based upon the ABR.

“Act”:  as defined in Section 11.24.

“Aggregate Outstanding Revolving Extensions of Credit”:  as to any Lender at any time, the aggregate principal amount of all Revolving Credit Loans, Swing Line Loans and Local Currency Loans (US$ Equivalent) made by such Lender then outstanding.

“Aggregate Outstanding US$ Revolving Extensions of Credit”:  as to any Lender at any time, the aggregate principal amount of all Revolving Credit Loans and Swing Line Loans made by such Lender then outstanding.

“Agreement”:  this Credit Agreement, as amended, supplemented or otherwise modified from time to time.

“Applicable Eurodollar Margin”:  with respect to each Eurodollar Loan at any date, the applicable percentage per annum set forth below based on the Status on such date:

Level I Status	Level II Status	Level III Status	Level IV Status	Level V Status

0.0900%	0.1100%	0.2350%	0.4500%	0.7250%

“Applicable Index Rate” in respect of any Index Rate Competitive Loan of a specified maturity requested pursuant to an Index Rate Competitive Loan Request, the rate of interest, determined on the basis of the rate for deposits in Dollars with a maturity comparable to the maturity applicable to such Index Rate Competitive Loan, appearing on Page 3750 of the Telerate screen as of 11:00 A.M., London time, two Business Days prior to the Borrowing Date in respect of such Index Rate Competitive Loan.  In the event that such rate does not appear on Page 3750 of the Telerate Screen (or otherwise on such service), the “Applicable Index Rate” shall be determined by reference to such other publicly available service for displaying eurodollar rates as may be agreed upon by the Administrative Agent and IBM or, in the absence of such agreement, the “Applicable Index Rate” shall instead be the average (rounded upward, if necessary, to the nearest 1/16th of 1%) of the respective rates notified to the Administrative Agent by each of the Reference Lenders as the rate at which such Reference Lender is offered Dollar deposits at or about 10:00 A.M., New York City time, two Business Days prior to the Borrowing Date in respect of such Index Rate Competitive Loan, in the interbank eurodollar market where the eurodollar and foreign currency and exchange operations in respect of its Eurodollar Loans are then being conducted for delivery on such Borrowing Date with a maturity comparable to the maturity applicable to such Index Rate Competitive Loan and in an amount comparable to the amount of such Index Rate Competitive Loan.

“Attributable Debt”:  as of any date of determination, the present value (discounted semiannually at the Attributable Interest Rate) of the obligation of a lessee for rental payments pursuant to any Sale and Leaseback Transaction (reduced by the amount of the rental obligations of any sublessee of all or part of the same property) during the remaining term of such Sale and Leaseback Transaction (including any period for which the lease relating thereto has been extended), such rental payments not to include amounts payable by the lessee for maintenance and repairs, insurance, taxes, assessments and similar charges and for contingent rents (such as those based on sales).  In the case of any Sale and Leaseback Transaction in which the lease is terminable by the lessee upon the payment of a penalty, such rental payments shall be considered for purposes of this definition to be the lesser of (a) the rental payments to be paid under such Sale and Leaseback Transaction until the first date (after the date of such determination) upon which it may be so terminated plus the then applicable penalty upon such termination and (b) the rental payments required to be paid during the remaining term of such Sale and Leaseback Transaction (assuming such termination provision is not exercised).

“Attributable Interest Rate”:  as of the date of its determination, the weighted average of the interest rates (or the effective rate in the case of original issue discount securities or discount securities) of (a) all Outstanding Securities (as such term is defined in the 1990 Indenture) of IBM under the 1990 Indenture and all securities of IBM issued and outstanding (as defined in the 1985 Indenture) under the 1985 Indenture to which Sections 6.05 and 6.06 of the 1985 Indenture apply (and whose application has not been waived), or (b) at any time when no securities of IBM referred to in clause (a) of this sentence are outstanding, all outstanding Loans and all other outstanding Funded Debt of IBM.

“Available Revolving Credit Commitment”:  as to any Lender, at any time of determination, an amount equal to such Lender’s Revolving Credit Commitment at such time minus such Lender’s Aggregate Outstanding Revolving Extensions of Credit at such time.

“Banking Day”:  in respect of any city, any day on which commercial banks are open for business (including dealings in foreign exchange and foreign currency deposits) in that city.

“Board”:  the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower”:  as applicable, IBM or the relevant Subsidiary Borrower.

“Borrower Obligations”:  any and all obligations of any Borrower for the payment of money hereunder or in respect hereof, whether absolute or contingent (including, in the case of IBM, its obligations pursuant to the guarantee contained in Section 10).

“Borrowing Date”:  any Business Day specified in a notice pursuant to Section 2.2, 2.5 or 2.8 as a date on which the relevant Borrower requests US$ Loans to be made hereunder and, for the purposes of Section 3, any other date on which the relevant Borrower requests Local Currency Loans to be made under a Local Currency Facility.

“Business Day”:  a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close, except that, when used in connection with a Eurodollar Loan or an Index Rate Competitive Loan with respect to which the Eurodollar Rate or the Applicable Index Rate is determined based upon the Telerate screen in accordance with the definition of Eurodollar Rate or Applicable Index Rate, as the case may be, “Business Day” shall mean any Business Day on which dealings in foreign currencies and exchange between banks may be carried on in London, England and New York, New York.

“Calculation Date”:  (a) the last Business Day of each calendar month and (b) at the Administrative Agent’s option in its sole discretion, any Business Day on which a Borrower gives the Administrative Agent a notice requesting US$ Loans to be made hereunder.

“Capital Lease”:  with respect to any Person, any obligation of such Person to pay rent or other amounts under a lease with respect to any property (whether real, personal or mixed) acquired or leased by such Person that is required to be accounted for as a liability on a balance sheet of such Person in accordance with GAAP.

“Code”:  the Internal Revenue Code of 1986, as amended from time to time.

“Commitment Increase Offer”:  as defined in Section 11.23(a).

“Commitment Increase Supplement”:  as defined in Section 11.23(c).

“Commitment Percentage”:  as to any Lender at any time, the percentage which such Lender’s Revolving Credit Commitment then constitutes of the aggregate Revolving Credit Commitments (or, at any time after the Revolving Credit Commitments shall have expired or terminated, the percentage which the aggregate principal amount of such Lender’s Loans then outstanding constitutes of the aggregate principal amount of the Loans of all Lenders then outstanding).

“Commitments”:  the collective reference to the Revolving Credit Commitments and any commitments to make Local Currency Loans under any Local Currency Facility.

“Competitive Loan”:  each loan made pursuant to Section 2.7.

“Competitive Loan Assignee”:  as defined in Section 11.7(a).

“Competitive Loan Assignment”:  any assignment by a Competitive Loan Lender to a Competitive Loan Assignee of a Competitive Loan; any such Competitive Loan Assignment to be registered in the Register must set forth, in respect of the Competitive Loan Assignee thereunder, the full name of such Competitive Loan Assignee, its address for notices, its lending office address (in each case with telephone and facsimile transmission numbers) and payment instructions for all payments to such Competitive Loan Assignee, and must contain an agreement by such Competitive Loan Assignee to comply with the provisions of Sections 2.18, 2.20, 11.7 and 11.21.

“Competitive Loan Borrowing Period”:  the period from and including the Effective Date until the earlier of (a) the date which is 14 days prior to the Termination Date and (b) the last day of the Revolving Credit Commitment Period.

“Competitive Loan Confirmation”:  each confirmation by the relevant Borrower of its acceptance of Competitive Loan Offers, which Competitive Loan Confirmation shall be substantially in the form of Exhibit A-1 and shall be delivered to the Administrative Agent in writing or by facsimile transmission.

“Competitive Loan Lender”:  each Lender that has agreed to offer to make Competitive Loans hereunder and each other Lender that shall hereafter be designated as a Competitive Loan Lender in accordance with the provisions of Sections 11.8 and 11.10.

“Competitive Loan Maturity Date”:  as to any Competitive Loan, the date specified by the relevant Borrower pursuant to Section 2.8(d)(ii) in its acceptance of the related Competitive Loan Offer.

“Competitive Loan Offer”:  each offer by a Competitive Loan Lender to make Competitive Loans pursuant to a Competitive Loan Request, which Competitive Loan Offer shall contain the information specified in Exhibit A-2 and shall be delivered to the Administrative Agent by telephone, immediately confirmed by facsimile transmission.

“Competitive Loan Request”:  each request by the relevant Borrower for Competitive Loan Lenders to submit bids to make Competitive Loans, which request shall contain the information in respect of such requested Competitive Loans specified in Exhibit A-3 and shall be delivered to the Administrative Agent in writing or by facsimile transmission, or by telephone, immediately confirmed by facsimile transmission.

“Consolidated Adjusted Cash Flow”:  for any period, earnings before income taxes of IBM and its consolidated Subsidiaries for such period, excluding gains or losses from the divestiture or sale of a business, plus, to the extent deducted in arriving at earnings before income taxes of IBM and its consolidated Subsidiaries for such period, the sum of (i) Consolidated Net Interest Expense, (ii) depreciation expense, (iii) amortization expense and (iv) restructuring charges minus the sum of (a) cash payments made during such period in respect of restructuring charges, (b) payments made during such period for plant, rental machines and other property excluding acquisitions of businesses (net of proceeds received during such period from dispositions of plant, rental machines and other property excluding divestitures or sales of businesses) and (c) investment in software for such period, all as determined on a consolidated basis in accordance with GAAP and, where applicable, determined by reference to the consolidated statement of earnings or (including in the case of clauses (b) and (c) above) statement of cash flows of IBM and its consolidated Subsidiaries.

“Consolidated Net Interest Expense”:  for any period, (a) total interest cost of IBM and the Subsidiaries for such period minus (b) interest income of IBM and the Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated Net Interest Expense Ratio”:  for any period, the ratio of Consolidated Adjusted Cash Flow for such period to Consolidated Net Interest Expense for such period.

“Consolidated Net Tangible Assets”:  at any date, the total assets appearing on the consolidated statement of financial position of IBM and the Subsidiaries most recently delivered to the Administrative Agent pursuant to Section 4.5, 6.2(a) or 6.2(b), as the case may be, less (a) all current liabilities as shown on such statement and (b) intangible assets.  As used herein, “intangible assets” means the value (net of any applicable reserves) as shown on or reflected in such statement, of: (i) all trade names, trademarks, licenses, patents, copyrights and goodwill; (ii) organizational and development costs; (iii) deferred charges (other than prepaid items such as insurance, taxes, interest, commissions, rents and similar items and tangible assets being amortized); and (iv) unamortized debt discount and expense, less unamortized premium; but in no event shall the term “intangible assets” include program products.

“Controlled Person”:  any corporation, partnership or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by IBM.

“Declined Amount”:  as defined in Section 11.23(a).

“Declining Lender”:  as defined in Section 11.23(a).

“Debt”:  with respect to any Person, without duplication, all indebtedness representing money borrowed which is created, assumed, incurred or guaranteed in any manner by such Person or for which such Person is otherwise responsible or liable (whether by agreement to purchase indebtedness of, or to supply funds to or invest in, others).

“Default”:  any of the events specified in Section 8, whether or not any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

“Dollars” and “$”:  dollars in lawful currency of the United States of America.

“Domestic Subsidiary Borrower”:  any Subsidiary Borrower which (a) is organized under the laws of the United States of America, any state, Territory or possession thereof or the District of Columbia or (b) conducts a substantial portion of its business or maintains a substantial portion of its property or assets in any one or more of the foregoing jurisdictions.

“Effective Date”:  as defined in Section 11.22(a).

“ERISA”:  the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder, as from time to time in effect.

“Eurodollar Loans”:  Revolving Credit Loans the rate of interest applicable to which is based upon the Eurodollar Rate.

“Eurodollar Rate”:  with respect to each day during each Interest Period pertaining to a Eurodollar Loan, the rate of interest determined on the basis of the rate for deposits in Dollars for a period equal to such Interest Period commencing on the first day of such Interest Period appearing on Page 3750 of the Telerate screen as of 11:00 A.M., London time, two Business Days prior to the beginning of such Interest Period.  In the event that such rate does not appear on Page 3750 of the Telerate Screen (or otherwise on such service), the “Eurodollar Rate” shall be determined by reference to such other publicly available service for displaying eurodollar rates as may be agreed upon by the Administrative Agent and IBM or, in the absence of such agreement, the “Eurodollar Rate” shall instead be the rate per annum equal to the average (rounded upward, if necessary, to the nearest 1/16th of 1%) of the respective rates notified to the Administrative Agent by each of the Reference Lenders as the rate at which such Reference Lender is offered Dollar deposits at or about 10:00 A.M., New York City time, two Business Days prior to the beginning of such Interest Period, in the interbank eurodollar market where the eurodollar and foreign currency and exchange operations in respect of its Eurodollar Loans are then being conducted for delivery on the first day of such Interest Period for the number of days comprised therein and in an amount comparable to the amount of its Eurodollar Loan to be outstanding during such Interest Period.

“Eurodollar Tranche”:  the collective reference to Eurodollar Loans the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Eurodollar Loans shall originally have been made on the same day).

“Event of Default”:  any of the events specified in Section 8, provided that any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

“Exchange Rate”:  with respect to any Local Currency on a particular date, the rate at which such Local Currency may be exchanged into Dollars, as set forth on such date on the relevant Reuters currency page.  In the event that such rate does not appear on any Reuters currency page, the “Exchange Rate” with respect to such Local Currency shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and IBM or, in the absence of such agreement, such “Exchange Rate” shall instead be the Administrative Agent’s spot rate of exchange in the interbank market where its foreign currency exchange operations in respect of such Local Currency are then being conducted, at or about 10:00 A.M., local time, at such date for the purchase of Dollars with such Local Currency, for delivery two Banking Days later; provided, that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent may use any reasonable method as it deems applicable to determine such rate, and such determination shall be conclusive absent manifest error.

“Existing Credit Agreements”:  the Existing 5-Year Credit Agreement and the Existing 364-Day Credit Agreement.

“Existing 5-Year Credit Agreement”:  the Credit Agreement, dated as of May 31, 2001, among IBM, the subsidiary borrowers parties thereto, the lenders parties thereto, JPMorgan Chase Bank, as administrative agent and, Citibank, N.A., as syndication agent.

“Existing Termination Date”:  as defined in Section 2.21(c).

“Existing 364-Day Credit Agreement”:  the 364-Day Credit Agreement, dated as of May 31, 2001, among IBM, the subsidiary borrowers parties thereto, the lenders parties thereto, JPMorgan Chase Bank, as administrative agent, and Citibank, N.A., as syndication agent.

“Extension Request”:  as defined in Section 2.21(a).

“Extension Request Deadline”:  as defined in Section 2.21(b).

“Facility Fee Rate”:  for any day, the applicable rate per annum set forth below based on the Status in effect on such day:

Level I Status	Level II Status	Level III Status	Level IV Status	Level V Status

0.0600%	0.0700%	0.0900%	0.1750%	0.2750%

“Federal Funds Effective Rate”:  for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fixed Rate Competitive Loan Request”:  any Competitive Loan Request requesting the Competitive Loan Lenders to offer to make Fixed Rate Competitive Loans.

“Fixed Rate Competitive Loans”:  Competitive Loans the rate of interest applicable to which is equal to a fixed percentage rate per annum specified by the Competitive Loan Lender making such Loan in its Competitive Loan Offer (as opposed to a rate composed of the Applicable Index Rate plus or minus a margin).

“Foreign Subsidiary Borrower”:  any Subsidiary Borrower other than a Domestic Subsidiary Borrower.

“Funded Debt”:  any Debt maturing by its terms more than one year from the date of the issuance thereof, including any Debt renewable or extendible at the option of the obligor to a date later than one year from the date of the original issuance thereof.

“GAAP”:  generally accepted accounting principles in the United States of America in effect from time to time, provided, that for the purposes of Section 7.4 and the terms used therein, “GAAP” shall mean generally accepted accounting principles used to prepare the financial statements of IBM for the fiscal quarter ending March 31, 2004.

“Governmental Authority”:  any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Indebtedness”:  with respect to any Person, without duplication, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services other than indebtedness to trade creditors and service providers incurred in the ordinary course of business, (b) obligations, contingent or otherwise, of such Person in connection with (i) letter of credit facilities or bankers’ acceptance facilities and (ii) interest rate swap agreements, interest rate cap agreements or similar arrangements used by a Person to fix or cap a floating rate of interest to a negotiated maximum rate or amount, or other similar facilities including currency swaps, (c) all obligations of such Person evidenced by bonds, notes, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations of such Person to pay rent or other amounts under a Capital Lease, (f) all indebtedness referred to in clause (a), (b), (c), (d) or (e) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness, and (g) all Indebtedness of others guaranteed by such Person.  For purposes of this Agreement, the amount of any Indebtedness referred to in clause (b)(ii) of the preceding sentence shall be the amounts, including any termination payments, required to be paid to a counterparty rather than any notional amount with regard to which payments may be calculated.  For purposes of this Agreement, Indebtedness shall not include any indebtedness or other obligations issued by any Person (or by a trust or other entity established by such Person or any of its affiliates) which are primarily serviced by the cash flows of a discrete pool of receivables, leases or other financial assets which have been sold or transferred by IBM or any Subsidiary in securitization transactions (“Securitization Transactions”) which, in accordance with GAAP, are accounted for as sales for financial reporting purposes.  The definitions of Debt and Indebtedness in this Section 1.1 shall be independent in construction, interpretation and application.

“Index Rate Competitive Loan”:  Competitive Loans the rate of interest applicable to which is equal to the Applicable Index Rate plus or minus a margin.

“Index Rate Competitive Loan Request”:  any Competitive Loan Request requesting the Competitive Loan Lenders to offer to make Index Rate Competitive Loans.

“Interest Payment Date”:  (a) as to any ABR Loan (other than Swing Line Loans which do not constitute Unrefunded Swing Line Loans), the last day of each March, June, September and December to occur while such Loan is outstanding and the Termination Date, (b) as to any Swing Line Loan which does not constitute an Unrefunded Swing Line Loan, the last day such Loan is outstanding, (c) as to any Eurodollar Loan having an Interest Period of three months or less, the last day of such Interest Period, (d) as to any Eurodollar Loan having an Interest Period longer than three months, each day which is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period, (e) as to any Fixed Rate Competitive Loan, each interest payment date specified by the relevant Borrower for such Loan in the related Competitive Loan Request (including, in any event, the Competitive Loan Maturity Date in respect of such Loan) and (f) as to any Index Rate Competitive Loan, (i) the Competitive Loan Maturity Date in respect of such Loan and (ii) each date (if any) occurring prior to such Competitive Loan Maturity Date which is three months, or a whole multiple thereof, after the Borrowing Date in respect of such Loan.

“Interest Period”:  with respect to any Eurodollar Loan:

(a)  initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one, two, three or six months thereafter, as selected by the relevant Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and

(b)  thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two, three or six months thereafter, as selected by the relevant Borrower by irrevocable notice to the Administrative Agent not less than three Business Days prior to the last day of the then current Interest Period with respect thereto;

provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:

(i)  if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(ii)  any Interest Period that would otherwise extend beyond the Termination Date shall end on the Termination Date; and

(iii)  any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month.

“Lender Addendum” means an instrument, substantially in the form of Exhibit H-1, by which a Lender becomes a party to this Agreement as of the Effective Date.

“Level I Status”:  exists at any date if, at such date, IBM has a long-term senior unsecured debt rating of AA- or better by S&P or Aa3 or better by Moody’s.

“Level II Status”:  exists at any date if, at such date, Level I Status does not exist and IBM has a long-term senior unsecured debt rating of A+ or better by S&P or A1 or better by Moody’s.

“Level III Status”:  exists at any date if, at such date, neither Level I Status nor Level II Status exists and IBM has a long-term senior unsecured debt rating of A- or better by S&P or A3 or better by Moody’s.

“Level IV Status”:  exists at any date if, at such date, neither Level I Status, Level II Status nor Level III Status exists and IBM has a long-term senior unsecured debt rating of BBB- or better by S&P or Baa3 or better by Moody’s.

“Level V Status”:  exists at any date if, at such date, none of Level I Status, Level II Status, Level III Status or Level IV Status exists.

“Lien”:  with respect to any asset, any mortgage, pledge, security interest, lien, charge or other encumbrance whatsoever.

“Loan”:  any US$ Loan or Local Currency Loan.

“Local Currency”:  Dollars and any currency other than Dollars as to which an Exchange Rate may be calculated.

“Local Currency Facility”:  any credit facility designated as a “Local Currency Facility” pursuant to a Local Currency Facility Addendum and providing for borrowings in a Local Currency.

“Local Currency Facility Addendum”:  a Local Currency Facility Addendum received by the Administrative Agent substantially in the form of Exhibit F and conforming to the requirements of Section 3.

“Local Currency Facility Maximum Borrowing Amount”:  as defined in Section 3.1(b).

“Local Currency Facility Stated Maximum Borrowing Amount”:  the stated amount of any Local Currency Facility Maximum Borrowing Amount, without giving effect to any reductions thereof effected pursuant to Section 3.2(c) or (d).

“Local Currency Lender”:  any Lender (or, if applicable, any affiliate, branch or agency thereof) party to a Local Currency Facility.

“Local Currency Lender Maximum Borrowing Amount”:  as defined in Section 3.1(b).

“Local Currency Lender Stated Maximum Borrowing Amount”:  the stated amount of any Local Currency Lender Maximum Borrowing Amount, without giving effect to any reductions thereof pursuant to Section 3.2(c) or (d).

“Local Currency Loan”:  any loan made pursuant to a Local Currency Facility.

“Local Currency Loans (US$ Equivalent)”:  the US$ Equivalent of the relevant Local Currency Loans.

“Margin Stock”:  as defined under Regulation U.

“Material Adverse Effect”:  a material adverse effect on (a) the financial condition of IBM and the Subsidiaries taken as a whole or (b) the validity or enforceability of this Agreement or the rights or remedies of the Administrative Agent and the Lenders hereunder.

“Maximum Subsidiary Borrowing Amount”:  as defined in Section 5.2(d).

“Moody’s”:  Moody’s Investors Service, Inc. and its successors.

“New Lender”:  as defined in Section 11.23(b).

“New Lender Supplement”:  as defined in Section 11.23(b).

“1985 Indenture”:  the Indenture, dated as of July 15, 1985, between IBM and The Bank of New York (successor to Morgan Guaranty Trust Company of New York), as Trustee.

“1990 Indenture”:  the Indenture, dated as of March 1, 1990, between IBM and The Bank of New York, as Trustee.

“Non-Excluded Taxes”:  as defined in Section 2.18(a).

 “Non-Extending Lender”:  as defined in Section 2.21(b).

“Participant”:  as defined in Section 11.6.

“Permitted Liens”:  (a)  pledges or deposits made to secure obligations of IBM or a Restricted Subsidiary under workmen’s compensation laws or similar legislation; (b) Liens imposed by law, such as materialmen’s, mechanics’, carriers’, workmen’s, vendors’, repairmen’s or other like Liens incurred in the ordinary course of business; (c) governmental (Federal, state or municipal) Liens arising out of contracts for the purchase of products of IBM or a Restricted Subsidiary, and deposits or pledges to obtain the release of any of the foregoing Liens; (d) Liens created by or resulting from any litigation or legal proceeding that is currently being contested in good faith by appropriate proceedings; (e) leases made or existing on Principal Property entered into in the ordinary course of business by IBM or a Restricted Subsidiary; (f) landlords’ Liens under leases of Principal Property to which IBM or a Restricted Subsidiary is a party; (g) zoning restrictions, easements, licenses or restrictions on the use of Principal Property or minor irregularities in the title thereto that in any such case do not interfere materially with the use of such Principal Property by IBM or any Restricted Subsidiary; (h) deposits in connection with bids, tenders or contracts (other than for the payment of money) to which IBM or any Restricted Subsidiary is a party; (i) deposits to secure public or statutory obligations of IBM or any Restricted Subsidiary; (j) deposits in connection with obtaining or maintaining self-insurance or to obtain the benefits of any law, regulation or arrangement pertaining to unemployment insurance, old age pensions, social security or similar matters; (k) deposits of cash or obligations of the United States of America to secure surety, appeal or customs bonds to which IBM or any Restricted Subsidiary is a party; and (l) Liens for taxes or assessments or governmental charges or levies not yet due or delinquent, or which can thereafter be paid without penalty, or which are being contested in good faith by appropriate proceedings.

“Person”:  an individual, partnership, limited liability company, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Principal Property”:  any land, land improvements, buildings and associated factory, laboratory and office equipment (excluding all products marketed by IBM or any Subsidiary) constituting a manufacturing facility, development facility, warehouse facility, service facility or office facility (including any portion thereof), which facility (a) is owned by or leased to IBM or any Restricted Subsidiary, (b) is located within the United States, and (c) has an acquisition cost plus capitalized improvements in excess of 0.15% of Consolidated Net Tangible Assets as of the date of such determination, other than (i) any such facility, or portion thereof, which has been financed by obligations issued by or on behalf of a state, a Territory or a possession of the United States, or any political subdivision of any of the foregoing, or the District of Columbia, the interest on which is, or at the time of issuance of such obligations was determined by counsel to be, excludable from the gross income of the holders thereof (other than a “substantial user” of such facility or a “related person” as those terms were used in Section 147 of the Code) pursuant to the provisions of Section 103 and related Sections of the Code (or any similar provisions hereafter enacted) as in effect at the time of issuance of such obligations, (ii) any such facility which the Board of Directors of IBM, or a duly authorized committee thereof, may by resolution declare is not of material importance to IBM and the Restricted Subsidiaries, taken as a whole (provided that IBM has delivered written notice of such declaration to the Administrative Agent), and (iii) any such facility, or portion thereof, owned or leased jointly or in common with one or more Persons other than IBM and any Subsidiary and in which the interest of IBM and all Subsidiaries does not exceed 50%.

“Purchase Date”:  as defined in Section 2.21(c).

“Purchasing Lender”:  as defined in Section 11.8(a).

“Reference Lenders”:  JPMorgan Chase Bank, Citibank, N.A. and Credit Suisse First Boston.

“Register”:  as defined in Section 11.9(a).

“Regulation T”:  Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U”:  Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X”:  Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Required Lenders”:  at any date, the holders of more than 50% of the aggregate Revolving Credit Commitments, or, if the Revolving Credit Commitments have been terminated or for the purposes of determining whether to accelerate the Loans pursuant to Section 8, of the aggregate unpaid principal amount of the Loans.

“Requirement of Law”:  as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or assets or to which such Person or any of its property or assets is subject.

“Reset Date”:  as defined in Section 3.2(a).

“Responsible Officer”:  the Chief Executive Officer, the Chief Financial Officer, the Vice President and Treasurer, the Vice President and Controller, any Assistant Controller and any Assistant Treasurer of IBM.

“Restricted Securities”:  any capital stock or Indebtedness of any Restricted Subsidiary.

“Restricted Subsidiary”:  (a) any Subsidiary (i) which has substantially all its property within the United States of America, (ii) which owns or is a lessee of any property that would be a Principal Property but for clause (a) of the definition of such term contained in this Section 1.1, and (iii) in which the investment of IBM and all other Subsidiaries exceeds 0.15% of Consolidated Net Tangible Assets as of the date of such determination; provided, however, that the term “Restricted Subsidiary” shall not include (A) any Subsidiary (x) primarily engaged in the business of purchasing, holding, collecting, servicing or otherwise dealing in and with installment sales contracts, leases, trust receipts, mortgages, commercial paper or other financing instruments, and any collateral or agreements relating thereto, including in the business, individually or through partnerships, of financing (whether through long- or short-term borrowings, pledges, discounts or otherwise) the sales, leasing or other operations of IBM and the Subsidiaries or any of them, or (y) engaged in the business of financing the assets and operations of third parties, and (z) in any case, not, except as incidental to such financing business, engaged in owning, leasing or operating any property which but for this proviso would qualify as Principal Property or (B) any Subsidiary acquired or organized after July 15, 1985, for the purpose of acquiring the stock or business or assets of any Person other than IBM or any Restricted Subsidiary, whether by merger, consolidation, acquisition of stock or assets or similar transaction analogous in purpose or effect, so long as such Subsidiary shall not have, since such date, and does not hereafter acquire by merger, consolidation, acquisition of stock or assets or similar transaction analogous in purpose or effect all or any substantial part of the business or assets of IBM or any Restricted Subsidiary; and (b) any other Subsidiary which is hereafter designated by the Board of Directors of IBM, or a duly authorized committee thereof, as a Restricted Subsidiary.

“Revolving Credit Borrowing Share”:  for any borrowing of Revolving Credit Loans, with respect to any Lender, an amount equal to such Lender’s Adjusted Revolving Credit Commitment Percentage of the amount of such borrowing.  As used in this definition, “Adjusted Revolving Credit Commitment Percentage” means, as to any Lender, at any time of determination, the percentage which such Lender’s Available Revolving Credit Commitment then constitutes of the aggregate Available Revolving Credit Commitments of all Lenders at such time.

“Revolving Credit Commitment”:  as to any Lender, the obligation of such Lender to make Revolving Credit Loans to the Borrowers hereunder in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 1.1, as such amount may be changed from time to time in accordance with the provisions of this Agreement.

“Revolving Credit Commitment Period”:  the period from and including the Effective Date to but not including the Termination Date or such earlier date on which the Revolving Credit Commitments shall terminate as provided herein.

“Revolving Credit Loans”:  as defined in Section 2.1.

“S&P”:  Standard & Poor’s Ratings Services and its successors.

“Sale and Leaseback Transaction”:  any arrangement with any Person providing for the leasing by IBM or any Restricted Subsidiary of any Principal Property (whether such Principal Property is now owned or hereafter acquired) that has been or is to be sold or transferred by IBM or such Restricted Subsidiary to such Person, other than (a) temporary leases for a term, including renewals at the option of the lessee, of not more than three years; (b) leases between IBM and a Restricted Subsidiary or between Restricted Subsidiaries; and (c) leases of Principal Property executed by the time of, or within 180 days after the latest of, the acquisition, the completion of construction or improvement (including any improvements on property which will result in such property becoming Principal Property), or the commencement of commercial operation of such Principal Property.

“SEC”:  the Securities and Exchange Commission and any successor agency.

“Secured Debt”:  (a) Debt of IBM or a Restricted Subsidiary which is secured by any Lien other than a Permitted Lien upon any Principal Property or Restricted Securities and (b) Indebtedness of IBM or a Restricted Subsidiary in respect of any conditional sale or other title retention agreement covering Principal Property or Restricted Securities; but “Secured Debt” shall not include any of the following:

(i)                                     Debt of IBM and the Restricted Subsidiaries outstanding on July 15, 1985, secured by then existing Liens upon, or incurred in connection with conditional sales agreements or other title retention agreements with respect to, Principal Property or Restricted Securities;

(ii)                                  Debt of IBM or a Restricted Subsidiary secured by (A) purchase money Liens upon Principal Property or Restricted Securities acquired after July 15, 1985, or (B) Liens placed on Principal Property after July 15, 1985, during construction or improvement thereof (including any improvements on property which resulted or will result in such property becoming Principal Property) or placed thereon within 180 days after the later of acquisition, completion of construction or improvement or the commencement of commercial operation of such Principal Property or improvement, or placed on Restricted Securities acquired after July 15, 1985, or (C) conditional sale agreements or other title retention agreements with respect to any Principal Property or Restricted Securities acquired after July 15, 1985, if (in each case referred to in this subparagraph (ii)) (x) such Lien or agreement secures all or any part of the Debt incurred for the purpose of financing all or any part of the purchase price or cost of construction of such Principal Property or improvement or Restricted Securities and (y) such Lien or agreement does not extend to any Principal Property or Restricted Securities other than the Principal Property or Restricted Securities so acquired or the Principal Property, or portion thereof, on which the property so constructed, or such improvement, is located; provided, however, that the amount by which the aggregate principal amount of Debt secured by any such Lien or agreement exceeds the cost to IBM or such Restricted Subsidiary of the related acquisition, construction or improvement shall be considered to be “Secured Debt”;

(iii)                               Debt of IBM or a Restricted Subsidiary secured by Liens on Principal Property or Restricted Securities, which Liens exist at the time of acquisition (by any manner whatsoever) of such Principal Property or Restricted Securities by IBM or a Restricted Subsidiary;

(iv)                              Debt of Restricted Subsidiaries owing to IBM or any other Restricted Subsidiary or Debt of IBM owing to any Restricted Subsidiary;

(v)                                 in the case of any corporation which becomes (by any manner whatsoever), as the case may be, a Restricted Subsidiary after the Effective Date, Debt secured by Liens upon, or conditional sale agreements or other title retention agreements with respect to, its property which constitutes Principal Property or Restricted Securities, which Liens shall have existed or exist, as the case may be, at the time such corporation shall have become or becomes, as the case may be, a Restricted Subsidiary;

(vi)                              guarantees by IBM of Secured Debt and Attributable Debt of any Restricted Subsidiaries and guarantees by a Restricted Subsidiary of Secured Debt and Attributable Debt of IBM and any other Restricted Subsidiaries;

(vii)                           Debt arising from any Sale and Leaseback Transaction;

(viii)                        Debt secured by Liens on property of IBM or a Restricted Subsidiary in favor of the United States of America, any state, Territory or possession thereof, or the District of Columbia, or any department, agency or instrumentality or political subdivision of the United States of America or any state, Territory or possession thereof, or the District of Columbia, or in favor of any other country or any political subdivision thereof, if such Debt was incurred for the purpose of financing all or any part of the purchase price or the cost of construction of the property subject to such Liens; provided, however, that the amount by which the aggregate principal amount of Debt secured by any such Lien exceeds the cost to IBM or such Restricted Subsidiary of the related acquisition or construction shall be considered to be “Secured Debt”; and

(ix)                                the replacement, extension or renewal (or successive replacements, extensions or renewals) of any Debt (in whole or in part) excluded from the definition of “Secured Debt” by subparagraphs (i) through (viii) above; provided, however, that no Lien securing, or conditional sale or title retention agreement with respect to, such Debt shall extend to or cover any Principal Property or any Restricted Securities, other than such property which secured the Debt so replaced, extended or renewed (plus improvements on or to any such Principal Property); provided, further, however, that to the extent that such replacement, extension or renewal increased or increases the principal amount of Debt secured by such Lien or was or is in a principal amount in excess of the principal amount of Debt excluded from the definition of “Secured Debt” by subparagraphs (i) through (viii) above, the amount of such increase or excess shall be considered to be “Secured Debt”.

In no event shall the foregoing provisions be interpreted to mean or their operation to cause the same Debt to be included more than once in the calculation of “Secured Debt” as that term is used herein.

“Securitization Transactions”:  as defined in the definition of Indebtedness.

“Significant Subsidiary”:  any Subsidiary that would be a “significant subsidiary” within the meaning of Rule 1-02 of the SEC’s Regulation S-X.

“Status”:  as to IBM, the existence of Level I Status, Level II Status, Level III Status, Level IV Status or Level V Status, as the case may be.

“Subsidiary”:  (a) any corporation of which IBM owns or controls more than 50% of the outstanding Voting Stock or (b) any such corporation of which such percentage of shares of outstanding Voting Stock shall at the time be owned or controlled by IBM or one or more Subsidiaries as defined in clause (a) or by one or more such Subsidiaries.

“Subsidiary Borrower”:  a Subsidiary or Controlled Person (a) which is designated as a Subsidiary Borrower by IBM with the consent of the Administrative Agent, (b) which has delivered to the Administrative Agent a Subsidiary Borrower Request and (c) whose designation as a Subsidiary Borrower has not been terminated pursuant to Section 5.2(d).

“Subsidiary Borrower Addendum” means an instrument, substantially in the form of Exhibit H-2, by which any Subsidiary that is a Subsidiary Borrower on the Effective Date becomes a party to this Agreement.

“Subsidiary Borrower Notice and Designation”:  a notice and designation, substantially in the form of Exhibit B-1, which may be delivered by IBM, and received and consented to by the Administrative Agent, and which shall identify a Subsidiary Borrower and the Maximum Subsidiary Borrowing Amount with respect to such Subsidiary Borrower, and shall be accompanied by a Subsidiary Borrower Request.

“Subsidiary Borrower Obligations”:  with respect to each Subsidiary Borrower, the unpaid principal of and interest on (including, without limitation, interest accruing after the maturity of the Loans made to such Borrower and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to such Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the US$ Loans and Local Currency Loans made to such Borrower and all other obligations and liabilities of such Borrower to the Administrative Agent or to any Lender, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any Local Currency Facility or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including, without limitation, all fees, charges and disbursements of counsel (including the allocated costs of internal counsel) to the Administrative Agent or to any Lender that are required to be paid by such Borrower pursuant to this Agreement or any Local Currency Facility) or otherwise.

“Subsidiary Borrower Request”:  a request, substantially in the form of Exhibit B-2, which is received by the Administrative Agent in connection with a Subsidiary Borrower Notice and Designation.

“Swing Line Borrower”:  IBM and, subject to the approval of the Administrative Agent (which approval shall not be unreasonably withheld), any Subsidiary Borrower designated as a “Swing Line Borrower” in the relevant Subsidiary Borrower Notice and Designation.

“Swing Line Borrowing Share”:  for any borrowing of Swing Line Loans, with respect to any Swing Line Lender, an amount equal to such Swing Line Lender’s Adjusted Swing Line Commitment Percentage of the amount of such borrowing.

As used in this definition:

“Adjusted Swing Line Commitment Percentage” means, as to any Swing Line Lender, at any time of determination, the percentage which such Swing Line Lender’s Available Swing Line Commitment then constitutes of the aggregate Available Swing Line Commitments of all Swing Line Lenders at such time.

“Available Swing Line Commitment”:  as to any Swing Line Lender, at any time of determination, an amount equal to the lesser of (a) such Swing Line Lender’s Swing Line Commitment at such time minus the aggregate principal amount of all Swing Line Loans made by such Swing Line Lender then outstanding and (b) such Swing Line Lender’s Revolving Credit Commitment at such time minus such Swing Line Lender’s Aggregate Outstanding Revolving Extensions of Credit at such time.

“Swing Line Commitment”:  as to any Swing Line Lender, the obligation of such Lender to make Swing Line Loans to the Swing Line Borrowers hereunder in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Swing Line Lender’s name on Schedule 1.1, as such amount may be changed from time to time in accordance with the provisions of this Agreement.

“Swing Line Lender”:  each of the Lenders that have agreed to make Swing Line Loans hereunder as indicated on Schedule 1.1 and each other Lender that shall hereafter be designated as a Swing Line Lender in accordance with the provisions of Sections 11.8 and 11.10.

“Swing Line Loan”:  as defined in Section 2.5(a).

“Termination Date”:  May 27, 2009.

“Transactions”:  as defined in Section 4.2.

“Transferee”:  as defined in Section 11.9.

“Type”:  (a) as to any Revolving Credit Loan, its nature as a ABR Loan or a Eurodollar Loan and (b) as to any Competitive Loan, its nature as a Fixed Rate Competitive Loan or an Index Rate Competitive Loan.

“Unrefunded Swing Line Loans”:  as defined in Section 2.5(c).

“US$ Equivalent”:  on any date of determination, with respect to any amount in any Local Currency, the equivalent in Dollars of such amount, determined by the Administrative Agent using the Exchange Rate with respect to such Local Currency then in effect as determined pursuant to Section 3.

“US$ Facility Overage”:  an amount equal to the excess of (a) the aggregate Revolving Credit Commitments over (b) the aggregate amount of all Local Currency Facility Maximum Borrowing Amounts (determined, if applicable, after giving effect to any reduction therein made pursuant to Section 3.2(c)).

“US$ Loan”:  any Revolving Credit Loan, Swing Line Loan or Competitive Loan made pursuant to this Agreement.

“US$ Revolving Credit Overage”:  with respect to any Lender, an amount equal to the excess, if any, of (a) such Lender’s Revolving Credit Commitment over (b) the aggregate Local Currency Lender Stated Maximum Borrowing Amounts with respect to all Local Currency Facilities to which such Lender is a party.

“Voting Stock”:  with respect to any Person, outstanding capital stock of such Person ordinarily (and apart from rights exercisable upon the occurrence of any contingency) having the power to vote in the election of directors of such Person.

1.2                                 Other Definitional Provisions.  (a)  Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in any instrument, certificate or other document made or delivered pursuant hereto.

(b)                                 As used herein and in any instrument, certificate or other document made or delivered pursuant hereto, accounting terms relating to IBM and the Subsidiaries not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP.

(c)                                  The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.  References herein do not include references to any provision of any Local Currency Facility or Loans outstanding thereunder unless otherwise specified.

(d)                                 The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

SECTION 2.                                AMOUNT AND TERMS OF US$ FACILITIES

2.1                                 Revolving Credit Commitments.  (a)  Subject to the terms and conditions hereof, each Lender severally agrees to make revolving credit loans in Dollars (“Revolving Credit Loans”) to any of IBM or any Subsidiary Borrower from time to time during the Revolving Credit Commitment Period.  During the Revolving Credit Commitment Period each Borrower may use the Revolving Credit Commitments by borrowing, prepaying the Revolving Credit Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof.  Notwithstanding anything to the contrary contained in this Agreement, in no event may Revolving Credit Loans be borrowed under this Section 2 if, after giving effect thereto, (i) the aggregate principal amount of the US$ Loans and Local Currency Loans (US$ Equivalent) then outstanding would exceed the aggregate Revolving Credit Commitments then in effect, (ii) the aggregate principal amount of US$ Loans and Local Currency Loans (US$ Equivalent) made to any Subsidiary Borrower then outstanding would exceed the Maximum Subsidiary Borrowing Amount with respect to such Subsidiary Borrower set forth in the most recent Subsidiary Borrower Notice and Designation delivered by IBM pursuant to Section 5.2(d) or (iii) the aggregate principal amount of Revolving Credit Loans, Swing Line Loans and Local Currency Loans (US$ Equivalent) made by any Lender then outstanding would exceed such Lender’s Revolving Credit Commitment.

(b)                                 The Revolving Credit Loans may from time to time be (i) Eurodollar Loans, (ii) ABR Loans or (iii) a combination thereof, as determined by the relevant Borrower and notified to the

Administrative Agent in accordance with Sections 2.2 and 2.3, provided that no Revolving Credit Loan shall be made as a Eurodollar Loan after the day that is one month prior to the Termination Date.

2.2                                 Procedure for Revolving Credit Borrowing.  Each Borrower may borrow under the Revolving Credit Commitments during the Revolving Credit Commitment Period on any Business Day; provided that such Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to (a) 11:00 A.M., New York City time, three Business Days prior to the requested Borrowing Date, if all or any part of the requested Revolving Credit Loans are to be initially Eurodollar Loans or (b) 11:00 A.M., New York City time, one Business Day prior to the requested Borrowing Date, otherwise), specifying (i) the amount to be borrowed, (ii) the requested Borrowing Date, (iii) whether the borrowing is to be of Eurodollar Loans, ABR Loans or a combination thereof and (iv) if the borrowing is to be entirely or partly of Eurodollar Loans, the respective amounts of each such Loan and the respective lengths of the initial Interest Periods therefor.  Each borrowing under the Revolving Credit Commitments shall be in a minimum aggregate principal amount of the lesser of (i) $50,000,000 or an integral multiple of $5,000,000 in excess thereof and (ii) the aggregate amount of the then Available Revolving Credit Commitments.  Upon receipt of any such notice from any Borrower, the Administrative Agent shall promptly notify each Lender of the aggregate amount of such borrowing and of the amount of such Lender’s Revolving Credit Borrowing Share (if any) thereof.  Each Lender will make the amount of its Revolving Credit Borrowing Share of each such borrowing available to the Administrative Agent for the account of the relevant Borrower at the office of the Administrative Agent specified in Section 11.2 prior to 2:00 P.M., New York City time, on the Borrowing Date requested by such Borrower in funds immediately available to the Administrative Agent.  Such borrowing will then be made available to the relevant Borrower by the Administrative Agent crediting the account of such Borrower on the books of such office with the aggregate of the amounts made available to the Administrative Agent by the Lenders and in like funds as received by the Administrative Agent; provided that if on the Borrowing Date of any Revolving Credit Loans to be made to any Borrower, any Swing Line Loans made to such Borrower shall be then outstanding, the proceeds of such Revolving Credit Loans shall first be applied to pay in full such Swing Line Loans, with any remaining proceeds to be made available to such Borrower as provided above.

2.3                                 Conversion and Continuation Options for Revolving Credit Loans.  (a)  Each Borrower may elect from time to time to convert Eurodollar Loans to ABR Loans, by giving the Administrative Agent at least one Business Day’s prior irrevocable notice of such election; provided that if any such conversion of Eurodollar Loans is made other than on the last day of an Interest Period with respect thereto, such Borrower shall pay any amounts due to the Lenders pursuant to Section 2.19 as a result of such conversion.  Each Borrower may elect from time to time to convert ABR Loans to Eurodollar Loans by giving the Administrative Agent at least three Business Days’ prior irrevocable notice of such election.  Any such notice of conversion to Eurodollar Loans shall specify the length of the initial Interest Period or Interest Periods therefor.  Upon receipt of any such notice the Administrative Agent shall promptly notify each Lender thereof.  All or any part of outstanding Eurodollar Loans or ABR Loans may be converted as provided herein; provided that (i) no Loan may be converted into a Eurodollar Loan when any Default or Event of Default has occurred and is continuing and the Administrative Agent or the Required Lenders have determined in its or their sole discretion that such a conversion is not appropriate, (ii) any such conversion may only be made if, after giving effect thereto, Section 2.4 shall not have been contravened and (iii) no Loan may be converted into a Eurodollar Loan after the date that is one month prior to the Termination Date.

(b)                                 Any Eurodollar Loans may be continued as such upon the expiration of the then current Interest Period with respect thereto by the relevant Borrower giving at least three Business Days’ prior irrevocable notice to the Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loans; provided that no Eurodollar Loan may be continued as such (i) when any Default or Event of Default has occurred and is continuing and the Administrative Agent or the Required Lenders have determined in its or their sole discretion that such a continuation is not appropriate, (ii) if, after giving effect thereto, Section 2.4 would be contravened or (iii) after the date that is one month prior to the Termination Date and provided, further, that if such Borrower shall fail to give any required notice as described above in this Section 2.3 or if such continuation is not permitted pursuant to the preceding proviso such Loans shall automatically be converted to ABR Loans on the last day of such then expiring Interest Period.

2.4                                 Minimum Amounts and Maximum Number of Eurodollar Tranches.  All borrowings, optional prepayments, conversions and continuations of Eurodollar Loans hereunder and all selections of Interest Periods hereunder shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, (a) the aggregate principal amount of the Eurodollar Loans comprising each Eurodollar Tranche shall be equal to $50,000,000 or a whole multiple of $5,000,000 in excess thereof and (b) there shall be no more than twenty Eurodollar Tranches outstanding at any one time.

2.5                                 Swing Line Loans.  (a)  Subject to the terms and conditions hereof, each Swing Line Lender severally agrees to make swing line loans in Dollars (individually, a “Swing Line Loan”; collectively, the “Swing Line Loans”) to any Swing Line Borrower from time to time during the Revolving Credit Commitment Period in accordance with the procedures set forth in this Section 2.5; provided, that (i) the aggregate outstanding principal amount of all Swing Line Loans shall not exceed $1,000,000,000 at any one time, (ii) the principal amount of any borrowing of Swing Line Loans may not exceed the aggregate amount of the Available Revolving Credit Commitments of all Lenders immediately prior to such borrowing, (iii) in no event may Swing Line Loans be borrowed hereunder if, after giving effect thereto, (x) the aggregate principal amount of Swing Line Loans, Revolving Credit Loans and Local Currency Loans (US$ Equivalent) made by any Swing Line Lender then outstanding would exceed such Swing Line Lender’s Revolving Credit Commitment, (y) the aggregate principal amount of US$ Loans and Local Currency Loans (US$ Equivalent) made to any Subsidiary Borrower then outstanding would exceed the Maximum Subsidiary Borrowing Amount with respect to such Subsidiary Borrower set forth in the most recent Subsidiary Borrower Notice and Designation delivered by IBM pursuant to Section 5.2(d) or (z) the aggregate principal amount of Swing Line Loans made by any Swing Line Lender then outstanding would exceed the Swing Line Commitment of such Swing Line Lender and (iv) in no event may Swing Line Loans be borrowed hereunder if (x) the Administrative Agent shall have received notice from the Required Lenders specifying that a Default or Event of Default shall have occurred and be continuing and (y) such Default or Event of Default shall not have been subsequently cured or waived.  Amounts borrowed by any Swing Line Borrower under this Section 2.5 may be repaid and, up to but excluding the Termination Date, reborrowed.  All Swing Line Loans shall at all times be ABR Loans.  The relevant Swing Line Borrower shall give the Administrative Agent irrevocable notice of any Swing Line Loans requested hereunder (which notice must be received by the Administrative Agent prior to 11:00 A.M., New York City time, on the requested Borrowing Date) specifying (A) the amount to be borrowed, and (B) the requested Borrowing Date.  Upon receipt of such notice, the Administrative Agent shall promptly notify each Swing Line Lender of the aggregate amount of such borrowing and of the amount of such Swing Line Lender’s Swing Line Borrowing Share (if any) thereof.  Not later than 2:00 P.M., New York City time, on the Borrowing Date specified in such notice each Swing Line Lender shall make its Swing Line Borrowing Share of such Swing Line Loans available to the Administrative Agent for the account of the relevant Swing Line Borrower at the office of the Administrative Agent set forth in Section 11.2 in funds immediately available to the Administrative Agent.  The proceeds of such borrowing will then be immediately made available to the relevant Swing Line Borrower by the Administrative Agent crediting the account of such Swing Line Borrower on the books of such office with the aggregate of the amounts made available to the Administrative Agent by the Swing Line Lenders and in like funds as received by the Administrative Agent.  The Administrative Agent and the Swing Line

Lenders acknowledge that the funding provisions in respect of the Swing Line Commitments are material terms of this Agreement and that it is of importance to the Swing Line Borrowers that the funding of Swing Line Loans be made in a timely and efficient manner.  Each borrowing pursuant to this Section 2.5 shall be in a minimum aggregate principal amount of the lesser of (i) $20,000,000 or an integral multiple of $5,000,000 in excess thereof and (ii) the aggregate amount of the then Available Swing Line Commitments.

(b)                                 Notwithstanding the occurrence of any Default or Event of Default or noncompliance with the conditions precedent set forth in Section 5 or the minimum borrowing amounts specified in Section 2.2, if any Swing Line Loans shall remain outstanding at 10:00 A.M., New York City time, on the seventh Business Day following the Borrowing Date thereof and if by such time on such seventh Business Day the Administrative Agent shall have received neither (i) a notice of borrowing delivered by the relevant Swing Line Borrower pursuant to Section 2.2 requesting that Revolving Credit Loans be made pursuant to Section 2.1 on the immediately succeeding Business Day in an amount at least equal to the aggregate principal amount of such Swing Line Loans, nor (ii) any other notice satisfactory to the Administrative Agent indicating such Swing Line Borrower’s intent to repay all such Swing Line Loans on the immediately succeeding Business Day with funds obtained from other sources, the Administrative Agent shall be deemed to have received a notice from such Swing Line Borrower pursuant to Section 2.2 requesting that ABR Loans be made pursuant to Section 2.1 on such immediately succeeding Business Day in an amount equal to the aggregate amount of such Swing Line Loans, and the procedures set forth in Section 2.2 shall be followed in making such ABR Loans, provided, that for the purposes of determining each Lender’s Revolving Credit Borrowing Share with respect to such borrowing, the outstanding principal amount of Swing Line Loans shall be deemed to be zero.  The proceeds of such ABR Loans shall be applied to repay such Swing Line Loans.

(c)                                  If, for any reason, ABR Loans may not be, or are not, made pursuant to paragraph (b) of this Section 2.5 to repay Swing Line Loans as required by such paragraph, effective on the date such ABR Loans would otherwise have been made, each Lender severally, unconditionally and irrevocably agrees that it shall, without regard to the occurrence of any Default or Event of Default, purchase a participating interest in such Swing Line Loans (“Unrefunded Swing Line Loans”) in an amount equal to the amount of ABR Loans which would otherwise have been made by such Lender pursuant to paragraph (b) of this Section 2.5.  Each Lender will immediately transfer to the Administrative Agent, in immediately available funds, the amount of its participation, and the proceeds of such participation shall be distributed by the Administrative Agent to each Swing Line Lender in such amount as will reduce the amount of the participating interest retained by such Swing Line Lender in its Swing Line Loans to the amount of the ABR Loans which were to have been made by it pursuant to paragraph (b) of this Section 2.5.  All payments in respect of Unrefunded Swing Line Loans and participations therein shall be made in accordance with Section 2.15.

2.6                                 Optional Prepayments of Revolving Credit Loans and Swing Line Loans Each Borrower may at any time and from time to time prepay the Revolving Credit Loans and the Swing Line Loans (subject, in the case of Eurodollar Loans, to compliance with the terms of Sections 2.4 and 2.19), in whole or in part, without premium or penalty, upon at least one Business Day’s irrevocable notice to the Administrative Agent, specifying the date and amount of prepayment and whether the prepayment is of Eurodollar Loans (including the Eurodollar Tranche(s) to which such prepayment is to be applied), ABR Loans or a combination thereof, and, if of a combination thereof, the amount allocable to each, provided, that notice of any prepayment of Swing Line Loans may be delivered to the Administrative Agent as late as, but no later than, 12:00 Noon, New York City time, on the date of such prepayment.  Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.  If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with (except in the case of ABR Loans) accrued interest to such date on the amount prepaid.

Partial prepayments of Revolving Credit Loans shall be in an aggregate principal amount of $50,000,000 or a whole multiple of $5,000,000 in excess thereof (or, if less, the remaining outstanding principal amount thereof).  Partial prepayments of Swing Line Loans shall be in an aggregate principal amount of $20,000,000 or a whole multiple of $5,000,000 in excess thereof (or, if less, the remaining outstanding principal amount thereof).

2.7                                 The Competitive Loans.  Subject to the terms and conditions of this Agreement, each Borrower may borrow Competitive Loans in Dollars from time to time during the Competitive Loan Borrowing Period on any Business Day, provided, that in no event may Competitive Loans be borrowed hereunder if, after giving effect thereto (a) the aggregate principal amount of US$ Loans and Local Currency Loans (US$ Equivalent) then outstanding would exceed the aggregate amount of the Revolving Credit Commitments at such time or (b) the aggregate principal amount of US$ Loans and Local Currency Loans (US$ Equivalent) made to any Subsidiary Borrower then outstanding would exceed the Maximum Subsidiary Borrowing Amount with respect to such Subsidiary Borrower set forth in the most recent Subsidiary Borrower Notice and Designation delivered by IBM pursuant to Section 5.2(d).  Within the limits and on the conditions hereinafter set forth with respect to Competitive Loans, each Borrower from time to time may borrow, repay and reborrow Competitive Loans.

2.8                                 Procedure for Competitive Loan Borrowing.  (a)  The relevant Borrower shall request Competitive Loans by delivering a Competitive Loan Request to the Administrative Agent, not later than 12:00 Noon (New York City time) four Business Days prior to the proposed Borrowing Date (in the case of an Index Rate Competitive Loan Request), and not later than 10:00 A.M. (New York City time) one Business Day prior to the proposed Borrowing Date (in the case of a Fixed Rate Competitive Loan Request).  Each Competitive Loan Request may solicit bids for Competitive Loans in an aggregate principal amount of $20,000,000 or an integral multiple of $5,000,000 in excess thereof and having not more than three alternative maturity dates.  The maturity date for each Fixed Rate Competitive Loan shall be not less than 14 days nor more than 180 days after the Borrowing Date therefor and the maturity date for each Index Rate Competitive Loan shall be not less than one month nor more than six months after the Borrowing Date therefor, and in any event shall be not later than the Termination Date.  The Administrative Agent shall notify each Competitive Loan Lender promptly by facsimile transmission of the contents of each Competitive Loan Request received by the Administrative Agent.

(b)                                 In the case of an Index Rate Competitive Loan Request, upon receipt of notice from the Administrative Agent of the contents of such Competitive Loan Request, each Competitive Loan Lender may elect, in its sole discretion, to offer irrevocably, subject to Section 5, to make one or more Competitive Loans at the Applicable Index Rate plus or minus a margin determined by such Competitive Loan Lender in its sole discretion for each such Competitive Loan.  Any such irrevocable offer shall be made by delivering a Competitive Loan Offer to the Administrative Agent, before 10:30 A.M. (New York City time) on the day that is three Business Days before the proposed Borrowing Date, setting forth:

(i)                                     the maximum amount of Competitive Loans for each maturity date and the aggregate maximum amount of Competitive Loans for all maturity dates which such Competitive Loan Lender would be willing to make (which amounts may, subject to Section 2.7, exceed such Competitive Loan Lender’s Revolving Credit Commitment); and

(ii)                                  the margin above or below the Applicable Index Rate at which such Competitive Loan Lender is willing to make each such Competitive Loan.

The Administrative Agent shall advise the relevant Borrower before 11:00 A.M. (New York City time) on the date which is three Business Days before the proposed Borrowing Date of the contents of each such

Competitive Loan Offer received by it.  If the Administrative Agent, in its capacity as a Competitive Loan Lender, shall elect, in its sole discretion, to make any such Competitive Loan Offer, it shall advise the relevant Borrower of the contents of its Competitive Loan Offer before 10:15 A.M. (New York City time) on the date which is three Business Days before the proposed Borrowing Date.

(c)                                  In the case of a Fixed Rate Competitive Loan Request, upon receipt of notice from the Administrative Agent of the contents of such Competitive Loan Request, each Competitive Loan Lender may elect, in its sole discretion, to offer irrevocably, subject to Section 5, to make one or more Competitive Loans at a rate of interest determined by such Competitive Loan Lender in its sole discretion for each such Competitive Loan.  Any such irrevocable offer shall be made by delivering a Competitive Loan Offer to the Administrative Agent before 9:30 A.M. (New York City time) on the proposed Borrowing Date, setting forth:

(i)                                     the maximum amount of Competitive Loans for each maturity date, and the aggregate maximum amount for all maturity dates, which such Competitive Loan Lender would be willing to make (which amounts may, subject to Section 2.7, exceed such Competitive Loan Lender’s Revolving Credit Commitment); and

(ii)                                  the rate of interest at which such Competitive Loan Lender is willing to make each such Competitive Loan.

The Administrative Agent shall advise the relevant Borrower before 10:00 A.M. (New York City time) on the proposed Borrowing Date of the contents of each such Competitive Loan Offer received by it.  If the Administrative Agent, in its capacity as a Competitive Loan Lender, shall elect, in its sole discretion, to make any such Competitive Loan Offer, it shall advise the relevant Borrower of the contents of its Competitive Loan Offer before 9:15 A.M. (New York City time) on the proposed Borrowing Date.

(d)                                 Before 11:30 A.M. (New York City time) three Business Days before the proposed Borrowing Date (in the case of Index Rate Competitive Loans) and before 10:30 A.M. (New York City time) on the proposed Borrowing Date (in the case of Fixed Rate Competitive Loans), the relevant Borrower, in its absolute discretion, shall:

(i)                                     cancel such Competitive Loan Request by giving the Administrative Agent telephone notice to that effect, or

(ii)                                  by giving telephone notice to the Administrative Agent (immediately confirmed by delivery to the Administrative Agent of a Competitive Loan Confirmation in writing or by facsimile transmission) (1) subject to the provisions of Section 2.8(e), accept one or more of the offers made by any Competitive Loan Lender or Competitive Loan Lenders pursuant to Section 2.8(b) or Section 2.8(c), as the case may be, of the amount of Competitive Loans for each relevant maturity date and (2) reject any remaining offers made by Competitive Loan Lenders pursuant to Section 2.8(b) or Section 2.8(c), as the case may be.

(e)                                  Each Borrower’s acceptance of Competitive Loans in response to any Competitive Loan Request shall be subject to the following limitations:

(i)                                     The amount of Competitive Loans accepted for each maturity date specified by any Competitive Loan Lender in its Competitive Loan Offer shall not exceed the maximum amount for such maturity date specified in such Competitive Loan Offer;

(ii)                                  the aggregate amount of Competitive Loans accepted for all maturity dates specified by any Competitive Loan Lender in its Competitive Loan Offer shall not exceed the aggregate maximum amount specified in such Competitive Loan Offer for all such maturity dates;

(iii)                               a Borrower may not accept offers for Competitive Loans for any maturity date in an aggregate principal amount in excess of the maximum principal amount requested in the related Competitive Loan Request; and

(iv)                              if a Borrower accepts any of such offers, (1) it must accept such offers based solely upon pricing for such relevant maturity date (including any amounts which shall be payable to the relevant Competitive Loan Lender in respect of the relevant Competitive Loans pursuant to Section 2.17) and upon no other criteria whatsoever and (2) if (x) two or more Competitive Loan Lenders submit offers for any maturity date at identical pricing and such Borrower accepts any of such offers but does not wish to (or by reason of the limitations set forth in Section 2.7 or in this Section 2.8, cannot) borrow the total amount offered by such Competitive Loan Lenders with such identical pricing, such Borrower shall accept offers from all of such Competitive Loan Lenders in amounts allocated among them pro rata according to the amounts offered by such Competitive Loan Lenders (or as nearly pro rata as shall be practicable after giving effect to the requirement that Competitive Loans made by a Competitive Loan Lender on a Borrowing Date for each relevant maturity date shall be in a principal amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof) or (y) a Competitive Loan Lender submits offers for multiple maturity dates specifying a maximum aggregate principal amount for all maturity dates, and the relevant Borrower accepts offers from such Competitive Loan Lender for more than one maturity date, then such Borrower shall instruct the Administrative Agent how to apportion such Borrower’s acceptances among such offers for different maturity dates to the extent, if any, necessary to provide for acceptance of offers from such Competitive Loan Lender equal to but not exceeding such specified maximum aggregate amount.

(v)                                 If the relevant Borrower notifies the Administrative Agent that a Competitive Loan Request is cancelled pursuant to Section 2.8(d)(i), the Administrative Agent shall give prompt telephone notice thereof to the Competitive Loan Lenders.

(f)                                    If the relevant Borrower accepts pursuant to Section 2.8(d)(ii) one or more of the offers made by any one or more Competitive Loan Lenders, the Administrative Agent promptly shall notify each Competitive Loan Lender which has made such a Competitive Loan Offer of (i) the aggregate amount of such Competitive Loans to be made on such Borrowing Date for each maturity date, (ii) the acceptance or rejection of any offers to make such Competitive Loans made by such Competitive Loan Lender and (iii) in the case of Index Rate Competitive Loans, the Applicable Index Rate in respect thereof.  Before 12:00 Noon (New York City time) on the Borrowing Date specified in the applicable Competitive Loan Request, each Competitive Loan Lender whose Competitive Loan Offer has been accepted shall make available to the Administrative Agent at its office set forth in Section 11.2 the amount of Competitive Loans to be made by such Competitive Loan Lender, in immediately available funds.  The Administrative Agent will make such funds available to the relevant Borrower as soon as practicable on such date at the Administrative Agent’s aforesaid address.  As soon as practicable after each Borrowing Date, the Administrative Agent shall notify each Competitive Loan Lender of the aggregate amount of Competitive Loans advanced on such Borrowing Date, the respective maturity dates thereof and the respective interest rates applicable thereto.

(g)                                 Nothing in Section 2.7 or this Section 2.8 shall be construed as a right of first offer in favor of the Lenders or to otherwise limit the ability of any Borrower to request and accept credit facilities from any Person (including any of the Lenders).

2.9                                 Repayment of US$ Loans; Evidence of Debt.  (a)  Each Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of the relevant Lenders (i) on the Termination Date (or such earlier date as the US$ Loans become due and payable pursuant to Section 2.6 or Section 8), the unpaid principal amount of each US$ Loan (including, without limitation, each Swing Line Loan) made to it by each such Lender and (ii) on the Competitive Loan Maturity Date in respect thereof, the unpaid principal amount of each Competitive Loan made to it by each such Lender.  No Borrower shall have the right to prepay any principal amount of any Competitive Loan.  Each Borrower hereby further agrees to pay interest in immediately available funds at the office of the Administrative Agent on the unpaid principal amount of the US$ Loans from time to time from the date hereof until payment in full thereof at the rates per annum, and on the dates, set forth in Section 2.10.

(b)                                 Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of each Borrower to the appropriate lending office of such Lender resulting from each US$ Loan made by such lending office of such Lender from time to time, including the amounts of principal and interest payable and paid to such lending office of such Lender from time to time under this Agreement.

(c)                                  The Administrative Agent shall maintain the Register pursuant to Section 11.9(a), and a subaccount for each Lender, in which Register and subaccounts (taken together) shall be recorded (i) the amount of each US$ Loan made hereunder, whether such US$ Loan is a Revolving Credit Loan, a Swing Line Loan or a Competitive Loan, the Type of each US$ Loan made and the Interest Period or maturity date (if any) applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from each Borrower and each Lender’s share thereof.

(d)                                 The entries made in the Register and accounts maintained pursuant to paragraphs (b) and (c) of this Section 2.9 shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of each Borrower therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain such account, such Register or such subaccount, as applicable, or any error therein, shall not in any manner affect the obligation of any Borrower to repay (with applicable interest) the US$ Loans made to such Borrower by such Lender in accordance with the terms of this Agreement.

2.10                           Interest Rates and Payment Dates.  (a)  Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such Interest Period plus the Applicable Eurodollar Margin.  Interest in respect of Eurodollar Loans shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period.

(b)                                 Each ABR Loan shall bear interest at a rate per annum equal to the ABR.

(c)                                  Each Competitive Loan shall bear interest for each day from the applicable Borrowing Date to (but excluding) the applicable Competitive Loan Maturity Date at the rate of interest specified in the Competitive Loan Offer accepted by the relevant Borrower in connection with such Competitive Loan.

(d)                                 If all or a portion of (i) the principal amount of any Loan, (ii) any interest payable thereon or (iii) any facility fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum which is (x) in the case of overdue principal (except as otherwise provided in clause (y) below), the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section 2.10 plus 2% or (y) in the case of principal of any Competitive Loan which remains overdue past the stated maturity date thereof, or any overdue interest, facility fee or other amount, the rate described in Section 2.10(b) plus 2%, in each case from the date of such non-payment to (but excluding) the date on which such amount is paid in full (as well after as before judgment).

(e)                                  Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to Section 2.10(d) shall be payable from time to time on demand.

2.11                           Fees.  (a)  IBM agrees to pay to the Administrative Agent, for the account of each Lender, a facility fee for each day during the Revolving Credit Commitment Period.  Such fee shall be payable quarterly in arrears on the last day of each March, June, September and December and on the Termination Date and shall be computed for each day during such period at a rate per annum equal to the Facility Fee Rate in effect on such day on the aggregate amount of the Revolving Credit Commitments in effect on such day (or, if the Revolving Credit Commitments shall have been terminated, on the average aggregate outstanding principal amount of the Loans on such day).

(b)                                 IBM shall pay to the Administrative Agent, for its own account, the fees in the amounts and on the dates previously agreed to in writing by IBM.

2.12                           Computation of Interest and Fees.  (a)  Facility fees and interest (other than interest calculated on the basis of the Prime Rate) shall be calculated on the basis of a 360-day year for the actual days elapsed.  Interest calculated on the basis of the Prime Rate shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed.  The Administrative Agent shall as soon as practicable notify the relevant Borrower and the Lenders of each determination of a Eurodollar Rate.  Any change in the interest rate on a US$ Loan resulting from a change in the ABR shall become effective as of the opening of business on the day on which such change becomes effective.  The Administrative Agent shall as soon as practicable notify the relevant Borrower and the Lenders of the effective date and the amount of each such change in interest rate.

(b)                                 Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrowers and the Lenders in the absence of manifest error.  The Administrative Agent shall, at the request of the relevant Borrower, deliver to such Borrower a statement showing the quotations furnished by the Reference Lenders (if any) used by the Administrative Agent in determining any interest rate with respect to a Eurodollar Loan or an Index Rate Competitive Loan.

(c)                                  If any Reference Lender shall for any reason no longer have a Revolving Credit Commitment, such Reference Lender shall thereupon cease to be a Reference Lender, and if, as a result, there shall only be one Reference Lender remaining, the Administrative Agent (with the consent of IBM) shall, by notice to the Borrowers and the Lenders, designate another Lender as a Reference Lender so that there shall at all times be at least two Reference Lenders.

(d)                                 Each Reference Lender shall use its best efforts to furnish quotations of rates to the Administrative Agent on a timely basis as contemplated hereby.  If any of the Reference Lenders shall be unable or shall otherwise fail to supply such rates to the Administrative Agent upon its request, the rate of interest shall, subject to the provisions of Section 2.14, be determined on the basis of the quotations of the remaining Reference Lenders or Reference Lender.

2.13                           Termination or Reduction of Revolving Credit Commitments.  IBM shall have the right, upon not less than three Business Days’ irrevocable notice to the Administrative Agent, to terminate the Revolving Credit Commitments or, from time to time, to reduce the amount of the Revolving Credit Commitments; provided that no such termination or reduction of Revolving Credit Commitments shall be permitted if, after giving effect thereto and to any repayments of the Loans made on the effective date thereof, (a) the aggregate principal amount of the US$ Loans and Local Currency Loans (US$ Equivalent) then outstanding would exceed the aggregate Revolving Credit Commitments then in effect or (b) the aggregate principal amount of Revolving Credit Loans, Swing Line Loans and Local Currency Loans (US$ Equivalent) made by any Lender then outstanding would exceed such Lender’s Revolving Credit Commitment.  Any such reduction shall be in an amount equal to $50,000,000 or a whole multiple of $5,000,000 in excess thereof and shall reduce permanently the Revolving Credit Commitments then in effect.

2.14                           Inability to Determine Interest Rate.  If prior to the first day of any Interest Period:

(a)                                  the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrowers) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, or

(b)                                 the Administrative Agent shall have received notice from the Required Lenders that the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, the Administrative Agent shall give telecopy or telephonic notice thereof to the Borrowers and the Lenders as soon as practicable thereafter.  If such notice is given (x) any Eurodollar Loans requested to be made on the first day of such Interest Period shall be made as ABR Loans and (y) any US$ Loans that, on the first day of such Interest Period, were to have been converted to or continued as Eurodollar Loans shall be continued as or converted to ABR Loans.  Until such notice has been withdrawn by the Administrative Agent, no further Eurodollar Loans shall be made or continued as such, nor shall any Borrower have the right to convert ABR Loans to Eurodollar Loans.

2.15                           Pro Rata Treatment and Payments.  (a)  Each reduction of the Revolving Credit Commitments of the Lenders shall be made pro rata according to the Lenders’ respective Commitment Percentages.  Each payment (including each prepayment other than any prepayment made pursuant to Section 3.2(f)) by a Borrower on account of principal of and interest on Revolving Credit Loans which are ABR Loans shall be made pro rata according to the respective outstanding principal amounts of such ABR Loans then held by the Lenders.  Each payment (including each prepayment other than any prepayment made pursuant to Section 3.2(f)) by a Borrower on account of principal of and interest on Eurodollar Loans designated by a Borrower to be applied to a particular Eurodollar Tranche shall be made pro rata according to the respective outstanding principal amounts of such Eurodollar Loans then held by the Lenders.  Each payment (including each prepayment other than any prepayment made pursuant to Section 3.2(f)) by any Swing Line Borrower on account of principal of and interest on Swing Line Loans shall be made pro rata according to the respective outstanding principal amounts of the Swing Line Loans or participating interests therein, as the case may be, then held by the relevant Lenders.  All payments (including prepayments) to be made by a Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 12:00 Noon, New York City time, on the due date thereof to the Administrative Agent, for the account of the Lenders, at the Administrative Agent’s office specified in Section 11.2, in Dollars and in immediately available funds.  The Administrative Agent shall distribute such payments to the Lenders promptly upon receipt in like funds as received.  If any payment hereunder (other than payments on Eurodollar Loans or Index Rate Competitive Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day, and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.  If any payment on a Eurodollar Loan or an Index Rate Competitive Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day (and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension) unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day.  The provisions of this Section 2.15(a) shall, to the extent applicable, be subject to the procedures set forth in Section 2.21.

(b)                                 Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the relevant Borrower a corresponding amount.  If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon at a rate equal to the daily average Federal Funds Effective Rate for the period until such Lender makes such amount immediately available to the Administrative Agent.  A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this Section 2.15(b) shall be conclusive in the absence of manifest error.  If such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days of such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to ABR Loans hereunder, on demand, from the relevant Borrower.

2.16                           Illegality.  Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof shall make it unlawful for any Lender to make or maintain Eurodollar Loans or Index Rate Competitive Loans as contemplated by this Agreement, (a) the commitment of such Lender hereunder to make Eurodollar Loans, continue Eurodollar Loans as such and convert ABR Loans to Eurodollar Loans shall forthwith be cancelled, (b) such Lender’s Revolving Credit Loans then outstanding as Eurodollar Loans, if any, shall be converted automatically to ABR Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law and (c) the relevant Borrower shall, with respect to any Index Rate Competitive Loan of such Lender, take such action as such Lender may reasonably request.

2.17                           Requirements of Law.  (a)  If the adoption of or any change in any Requirement of Law applicable to any Lender or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the Effective Date (or, in the case of Index Rate Competitive Loans, made subsequent to acceptance by a Borrower of such Loan):

(a)                                  shall subject any Lender to any tax of any kind whatsoever with respect to this Agreement or any Eurodollar Loan or Index Rate Competitive Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for taxes covered by Section 2.18 and net income taxes and franchise taxes imposed in lieu of income taxes);

(b)                                 shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender which is not otherwise included pursuant to Section 2.17(c) in the determination of the Eurodollar Rate or the Applicable Index Rate, as the case may be; or

(c)                                  shall impose on such Lender any other condition;

and the result of any of the foregoing is to increase the cost to such Lender, by an amount which such Lender deems to be material, of making, converting into, continuing or maintaining Eurodollar Loans or Index Rate Competitive Loans, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the relevant Borrower shall promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable.  If any Lender becomes entitled to claim any additional amounts pursuant to this Section 2.17(a), it shall promptly notify the relevant Borrower, through the Administrative Agent, of the event by reason of which it has become so entitled.  Notwithstanding the foregoing, no Lender shall be entitled to request compensation under this Section 2.17(a) with respect to any Index Rate Competitive Loan if it shall have obtained actual knowledge of the change giving rise to such request at the time of submission of such Lender’s Competitive Loan Offer pursuant to which such Competitive Loan shall have been made, unless notice of such Lender’s entitlement to such compensation shall have been furnished to the relevant Borrower at or prior to such time.

(b)                                 If any Lender shall have determined that any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority, in each case made subsequent to the Effective Date, does or shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which such Lender or such corporation could have achieved but for such application or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, after submission by such Lender to the relevant Borrower (with a copy to the Administrative Agent) of a written request therefor, such Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender for such reduction.

(c)                                  Each Borrower agrees to pay to each Lender which requests compensation under this Section 2.17(c) (by notice to such Borrower), on the last day of each Interest Period with respect to any Eurodollar Loan made by such Lender or on the Competitive Loan Maturity Date with respect to any Index Rate Competitive Loan made by such Lender, as the case may be, so long as such Lender shall be required to maintain reserves against “Eurocurrency liabilities” under Regulation D of the Board (or, so long as such Lender may be required by the Board or by any other Governmental Authority to maintain reserves against any other category of liabilities which includes deposits by reference to which the interest rate on Eurodollar Loans or Index Rate Competitive Loans is determined as provided in this Agreement or against any category of extensions of credit or other assets of such Lender which includes any Eurodollar Loans or Index Rate Competitive Loans), an additional amount (determined by such Lender and notified to the relevant Borrower) representing such Lender’s calculation or, if an accurate calculation is impracticable, reasonable estimate (using such reasonable means of allocation as such Lender shall determine) of the actual costs, if any, incurred by such Lender during such Interest Period or during the period such Index Rate Competitive Loan was outstanding (a “Competitive Loan Period”), as the case may be, as a result of the applicability of the foregoing reserves to such Eurodollar Loans or Index Rate Competitive Loans, which amount in any event shall not exceed the product of the following for each day of such Interest Period or Competitive Loan Period:

(i)                                     the principal amount of the Eurodollar Loans or Index Rate Competitive Loans, as the case may be, made by such Lender to which such Interest Period or Competitive Loan Period relates and outstanding on such day; and

(ii)                                  the difference between (x) a fraction the numerator of which is the Eurodollar Rate or the Applicable Index Rate, as the case may be (expressed as a decimal) applicable to such Eurodollar Loan or Index Rate Competitive Loan, and the denominator of which is one minus the maximum rate (expressed as a decimal) at which such reserve requirements are imposed by the Board or other Governmental Authority on such date minus (y) such numerator; and

(iii)                               a fraction the numerator of which is one and the denominator of which is 360.

Any Lender which gives notice under this Section 2.17(c) shall promptly withdraw such notice (by written notice of withdrawal given to the Administrative Agent and the relevant Borrowers) in the event such Lender is no longer required to maintain such reserves or the circumstances giving rise to such notice shall otherwise cease to exist.  Notwithstanding the foregoing, no Lender shall be entitled to request compensation under this Section 2.17(c) with respect to any Index Rate Competitive Loan if it shall have obtained actual knowledge of the change giving rise to such request at the time of submission of such Lender’s Competitive Loan Offer pursuant to which such Competitive Loan shall have been made, unless notice of such Lender’s entitlement to such compensation shall have been furnished to the relevant Borrower at or prior to such time.

(d)                                 A certificate as to any additional amounts payable pursuant to this Section 2.17 submitted by any Lender, through the Administrative Agent, to the relevant Borrower shall specify in reasonable detail the basis for the request for compensation of such additional amounts and the method of computation thereof and shall be conclusive in the absence of manifest error.  Subject to the provisions of the next succeeding sentence, the relevant Borrower shall (except as otherwise provided in Section 2.17(c)) pay each Lender the amount shown as due on any such certificate delivered by it within 30 days after receipt thereof.  Notwithstanding any other provision of this Section 2.17, each Lender shall be entitled to compensation under this Section 2.17 for only such costs as are incurred or reductions as are suffered as to which a certificate has been delivered in accordance with the terms of this paragraph (d) within 180 days after such Lender obtained actual knowledge of such costs or reductions.  Each Lender agrees to use its best efforts to notify the relevant Borrower as promptly as practicable after obtaining knowledge of any such costs or reductions.  The obligations of the Borrowers pursuant to this Section 2.17 shall survive the termination of this Agreement and the payment of the US$ Loans and all other amounts payable hereunder.

2.18                           Taxes.  (a)  Unless otherwise required by applicable law, all payments made by the Borrowers under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding net income taxes and franchise taxes (imposed in lieu of net income taxes) imposed on the Administrative Agent, any Lender or any Transferee as a result of a present or former connection between the Administrative Agent or such Lender (or Transferee) and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Administrative Agent or such Lender (or Transferee) having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement).  If any such non-excluded taxes, levies, imposts, duties, charges, fees deductions or withholdings (“Non-Excluded Taxes”) are required to be withheld from any amounts payable to the Administrative Agent or any Lender (or Transferee) hereunder, the amounts so payable to the Administrative Agent or such Lender (or Transferee) shall be increased to the extent necessary to yield to the Administrative Agent or such Lender (or Transferee) (after payment of all Non-Excluded Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement; provided, however, that no Borrower shall be required to increase any such amounts payable to any Lender (or Transferee) that is not organized under the laws of the United States of America or a state thereof if such Lender (or Transferee) fails to comply with the requirements of Section 2.18(b); and provided further, however, that no Transferee shall be entitled to receive any greater payment under this paragraph (a) than the transferor would have been entitled to receive with respect to the right assigned, participated or otherwise transferred.  Whenever any Non-Excluded Taxes are payable by any Borrower, as promptly as possible thereafter such Borrower shall send to the Administrative Agent for its own account or for the account of such Lender (or Transferee), as the case may be, a certified copy of an original official receipt received by such Borrower showing payment thereof.  If any Borrower fails to pay any Non-Excluded Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, such Borrower shall indemnify the Administrative Agent and the Lenders (or Transferees) for any incremental taxes, interest or penalties that may become payable by the Administrative Agent or any Lender (or Transferee) as a result of any such failure.  The obligations contained in this Section 2.18 shall survive the termination of this Agreement and the payment of all other amounts payable hereunder.

(b)                                 Each Lender (or Transferee) that is not incorporated under the laws of the United States of America or a state thereof shall:

(i)                                     on the date it becomes a Lender or Transferee, deliver to IBM and the Administrative Agent (A) two duly completed copies of United States Internal Revenue Service Form W-8BEN or W-8ECI, or successor applicable form, as the case may be, and shall certify that it is entitled to receive payments under this Agreement without deduction or withholding (or at a reduced rate of deduction or withholding) of any United States Federal income taxes and (B) an Internal Revenue Service Form W-8BEN or W-9, or successor applicable form, as the case may be and shall certify that it is entitled to an exemption from United States backup withholding tax;

(ii)                                  deliver to IBM and the Administrative Agent two further copies of any such form or certification on or before the date that any such form or certification described above expires or becomes obsolete and after the occurrence of any event requiring a change in the most recent form previously delivered by it to IBM; and

(iii)                               obtain such extensions of time for filing and complete such forms or certifications as may reasonably be requested by IBM or the Administrative Agent;

except that the forms and certificates described in clauses (ii) and (iii) above shall not be required if any change in Requirement of Law has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Lender (or Transferee) from duly completing and delivering any such form with respect to it and such Lender (or Transferee) so advises IBM and the Administrative Agent.  If the form provided by a Lender at the time such Lender first becomes a party to this Agreement indicates a United States federal withholding tax rate on any payments under this Agreement in excess of zero, then withholding tax at such rate or any subsequent lower rate shall not be treated as a “Non-Excluded Tax” as defined in Section 2.18(a) at such time or any time thereafter with respect to such Lender or any Transferee of such Lender and the relevant Borrower or the Administrative Agent shall withhold such tax from payments to such Lender or Transferee, as the case may be, at the applicable rate.

(c)                                  Each Person that shall become a Participant pursuant to Section 11.6, a Competitive Loan Assignee pursuant to Section 11.7, or a Lender pursuant to Section 11.8, including for this purpose a Lender that arranges a US$ Loan through or transfers a US$ Loan to a different branch of such Lender, shall, upon the effectiveness of the related designation or transfer, be required to provide all of the forms and statements required pursuant to this Section 2.18, provided that in the case of a Participant such Participant shall furnish all such required forms and statements to the Lender from which the related participation shall have been purchased.

(d)                                 If any Lender (or Transferee) or the Administrative Agent shall become aware that it is entitled to receive a refund or credit (such credit to include any increase in any foreign tax credit) as a result of Non-Excluded Taxes (including any penalties or interest with respect thereto) as to which it has been indemnified by any Borrower pursuant to this Section 2.18, it shall promptly notify such Borrower of the availability of such refund or credit and shall, within 30 days after receipt of a request by such Borrower, apply for such refund or credit at such Borrower’s expense, and in the case of any application for such refund or credit by such Borrower, shall, if legally able to do so, deliver to such Borrower such certificates, forms or other documentation as may be reasonably necessary to assist such Borrower in such application.  If any Lender (or Transferee) or the Administrative Agent receives a refund or credit (such credit to include any increase in any foreign tax credit) in respect to any Non-Excluded Taxes as to which it has been indemnified by any Borrower pursuant to this Section 2.18, it shall promptly notify such Borrower of such refund or credit and shall, within 30 days after receipt of such refund or the benefit of such credit (such benefit to include any reduction of the taxes for which any Lender (or Transferee) or the Administrative Agent would otherwise be liable due to any increase in any foreign tax credit available to such Lender (or Transferee) or the Administrative Agent), repay the amount of such refund or benefit of such credit (with respect to the credit, as determined by the Lender, Transferee or Administrative Agent in its sole, reasonable judgment) to such Borrower (to the extent of amounts that have been paid by such Borrower under this Section 2.18 with respect to Non-Excluded Taxes giving rise to such refund or credit), plus any interest received with respect thereto, net of all reasonable out-of-pocket expenses of such Lender (or Transferee) or the Administrative Agent and without interest (other than interest actually received from the relevant taxing authority or other Governmental Authority with respect to such refund or credit); provided, however, that such Borrower, upon the request of such Lender (or Transferee) or the Administrative Agent, agrees to return the amount of such refund or benefit of such credit (plus interest) to such Lender (or Transferee) or the Administrative Agent in the event such Lender (or Transferee) or the Administrative Agent is required to repay the amount of such refund or benefit of such credit to the relevant taxing authority or other Governmental Authority.

2.19                           Indemnity.  Each Borrower agrees to indemnify each Lender and to hold each Lender harmless from any loss or expense which such Lender may sustain or incur as a consequence of (a) default by such Borrower in making a borrowing of Eurodollar Loans or Competitive Loans, or in the conversion into or continuation of Eurodollar Loans, after such Borrower has given a notice requesting or accepting the same in accordance with the provisions of this Agreement, (b) default by such Borrower in making any prepayment after such Borrower has given a notice thereof in accordance with the provisions of this Agreement, or (c) the making of a prepayment of Eurodollar Loans or Competitive Loans on a day which is not the last day of an Interest Period or the applicable Competitive Loan Maturity Date, as the case may be, with respect thereto.  Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest which would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of the relevant Interest Period (or proposed Interest Period) or, in the case of Competitive Loans, the applicable Competitive Loan Maturity Date (or proposed Competitive Loan Maturity Date), in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin or any positive margin applicable to Index Rate Competitive Loans included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) which would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market.  The obligations contained in this Section 2.19 shall survive the termination of this Agreement and the payment of all other amounts payable hereunder.

2.20                           Change of Lending Office.  Each Lender (or Transferee) agrees that, upon the occurrence of any event giving rise to the operation of Section 2.16, 2.17 or 2.18 with respect to such Lender (or Transferee), it will, if requested by IBM, use reasonable efforts (subject to overall policy considerations of such Lender (or Transferee)) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided, that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office(s) to suffer no material economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section 2.20 shall affect or postpone any of the obligations of any Borrower or the rights of any Lender (or Transferee) pursuant to Section 2.16, 2.17 and 2.18.

2.21                           Extension of Termination Date.  (a)  IBM may, by written request (an “Extension Request”) to the Administrative Agent, substantially in the form of Exhibit J, delivered at any time during the 60-day period preceding each anniversary of the Effective Date, request that the Lenders extend the Termination Date then in effect by one year, provided, that, in the case of each Extension Request other than the first Extension Request made hereunder, an Extension Request shall have been made and approved in accordance with this Section 2.21 prior to each previous anniversary of the Effective Date.

(b)                                 Upon receipt of an Extension Request, the Administrative Agent shall promptly notify each Lender thereof, and each Lender shall notify the Administrative Agent in writing by the deadline (the “Extension Request Deadline”) specified in such Extension Request, which deadline shall in any case not be later than 5:00 P.M., New York City time, on the date which is 30 days after delivery of such Extension Request, of such Lender’s election, in its sole discretion, (i) to extend the Termination Date by one year (provided that the Termination Date shall be so extended only to the extent expressly provided in paragraph (c) below) or (ii) not to extend the Termination Date by one year (any Lender not electing to extend, a “Non-Extending Lender”).  Any Lender that fails to notify the Administrative Agent in writing of its election by the Extension Request Deadline shall be deemed to be a Non-Extending Lender.

(c)                                  If Lenders whose Revolving Credit Commitments aggregate at least 66-2/3% of the Revolving Credit Commitments of all Lenders agree to extend the Termination Date by one year, then the Termination Date shall automatically be so extended, provided that any Lender that became a Non-Extending Lender pursuant to any previous Extension Request shall be deemed to be a Non-Extending Lender in respect of each subsequent Extension Request, and provided, further, that if all Lenders do not agree to extend the Termination Date, then (i) IBM shall have the right to cancel any such extension by so notifying the Administrative Agent within five Business Days after the relevant Extension Request Deadline, in which case the Termination Date then in effect shall not be extended and (ii) in the event that such extension is not so cancelled, then, with respect to each Non-Extending Lender, IBM shall either (directly or, where applicable, through the relevant Subsidiary Borrowers):

(x)  (i) during the six-month period preceding the Termination Date in effect on the date of the relevant Extension Request (the “Existing Termination Date”), on each date on which US$ Loans are borrowed or continued as, or converted into, Eurodollar Loans having an Interest Period ending after the Existing Termination Date, repay the portion of such Non-Extending Lender’s Loans which would otherwise have been part of such borrowing, continuation or conversion and permanently reduce such Non-Extending Lender’s Revolving Credit Commitment by a like amount, (ii) on the Existing Termination Date, terminate the Revolving Credit Commitment and Swing Line Commitment (if any) of such Non-Extending Lender and repay the then outstanding US$ Loans made by such Non-Extending Lender, together with accrued but unpaid interest, facility fees and all other amounts then due and payable to such Non-Extending Lender hereunder, including, without limitation, amounts payable pursuant to Section 2.19, and (iii) on the Existing Termination Date either (A) terminate the Commitments of such Non-Extending Lender under any Local Currency Facility and repay the then outstanding Local Currency Loans made by such Non-Extending Lender, together with accrued but unpaid interest, facility fees and all other amounts then due and payable to such Non-Extending Lender under any Local Currency Facility or (B) to the extent the option described in clause (A) above is not exercised, obtain the written agreement of such Non-Extending Lender that the loans and other obligations outstanding under each relevant Local Currency Facility shall on the Existing Termination Date automatically cease to be subject to the terms of this Agreement (including the guarantee of IBM contained in Section 10); or

(y)  on or prior to the date which is 90 days after the relevant Extension Request Deadline, or, if earlier, the Termination Date then in effect, cause one or more banks or other financial institutions to purchase at par, pursuant to Section 11.8, such Non-Extending Lender’s Revolving Credit Commitment and outstanding US$ Loans (which purchase shall be accompanied by payment of accrued but unpaid interest, facility fees and all other amounts then due and payable to such Non-Extending Lender hereunder, including, without limitation, amounts payable pursuant to Section 2.19), in which case such Non-Extending Lender shall, promptly upon request by IBM, agree to transfer its Revolving Credit Commitment and US$ Loans upon the terms and subject to the conditions of Section 11.8 to such banks or other financial institutions (provided that the registration and processing fee referred to therein shall be paid by either IBM or the relevant transferee); provided, that on the date (the “Purchase Date”) of any such purchase of such Non-Extending Lender’s Revolving Credit Commitment and US$ Loans, such Non-Extending Lender’s Swing Line Commitment (if any) shall be terminated, and provided, further, that on the Purchase Date either (A) the Commitments of such Non-Extending Lender under any Local Currency Facility shall be terminated or purchased and the then outstanding Local Currency Loans made by such Non-Extending Lender shall be repaid or purchased (which repayment or purchase shall be accompanied by payment of accrued but unpaid interest, facility fees and all other amounts then due and payable to such Non-Extending Lender under any Local Currency Facility), in each case on terms satisfactory to such Non-Extending Lender, or (B) to the extent the option described in clause (A) above is not exercised, IBM shall have obtained the written agreement of such Non-Extending Lender that the loans and other obligations outstanding under each relevant Local Currency Facility shall on such Purchase Date automatically cease to be subject to the terms of this Agreement (including the guarantee of IBM contained in Section 10).

SECTION 3.                                LOCAL CURRENCY FACILITIES

3.1                                 Terms of Local Currency Facilities.  (a)  Subject to the provisions of this Section 3, each Lender hereby agrees that IBM may in its discretion from time to time designate any credit facility to which any one or more Borrowers and any one or more Lenders is a party as a “Local Currency Facility”, with the consent of each such Lender in its sole discretion, by delivering a Local Currency Facility Addendum to the Administrative Agent executed by IBM and each such Borrower and executed or acknowledged in writing by each such Lender, provided, that on the effective date of such designation (i) an Exchange Rate with respect to each Local Currency covered by such Local Currency Facility shall be determinable by reference to the Reuters currency pages (or comparable publicly available screen) and (ii) no Event of Default shall have occurred and be continuing.  Concurrently with the delivery of a Local Currency Facility Addendum, IBM or the relevant Borrower shall furnish to the Administrative Agent or its counsel copies of all documentation executed and delivered by any Borrower in connection therewith, together with, if applicable, an English translation thereof (provided, that IBM may instead furnish an English translation of a summary term sheet in respect thereof describing all material terms thereof so long as an English translation of all such documentation is furnished to the Administrative Agent or its counsel within 90 days after the date of delivery of such Local Currency Facility Addendum).  Except as otherwise provided in this Section 3, the terms and conditions of each Local Currency Facility shall be determined by mutual agreement of the relevant Borrower(s) and Local Currency Lender(s).  The documentation governing each Local Currency Facility shall contain an express acknowledgement that such Local Currency Facility shall be subject to the provisions of this Section 3.  Each of IBM and, by agreeing to any Local Currency Facility designation as contemplated hereby, each relevant Local Currency Lender (if any) which is an affiliate, branch or agency of a Lender, acknowledges and agrees that each reference in this Agreement to any Lender shall, to the extent applicable, be deemed to be a reference to such Local Currency Lender.  In the event of any inconsistency between the terms of this Agreement and the terms of any Local Currency Facility, the terms of this Agreement shall prevail.  Each of IBM, each relevant Subsidiary Borrower and each relevant Local Currency Lender confirms that each reference to the “IBM Credit Agreement” (or any comparable term) in the documentation governing each Local Currency Facility shall mean and be a reference to this Agreement.

(b)                                 The documentation governing each Local Currency Facility shall set forth (i) the maximum amount (expressed in Dollars) available to be borrowed from all Local Currency Lenders under such Local Currency Facility (as the same may be reduced from time to time pursuant to Section 3.2(c) or (d), a “Local Currency Facility Maximum Borrowing Amount”) and (ii) with respect to each Local Currency Lender party to such Local Currency Facility, the maximum amount (expressed in Dollars) available to be borrowed from such Local Currency Lender thereunder (as the same may be reduced from time to time pursuant to Section 3.2(c) or (d), a “Local Currency Lender Maximum Borrowing Amount”).  In no event shall (i) the aggregate of all Local Currency Facility Stated Maximum Borrowing Amounts at any time exceed $5,000,000,000 or (ii) the aggregate of all Local Currency Lender Stated Maximum Borrowing Amounts in respect of any Local Currency Lender at any time exceed such Lender’s Revolving Credit Commitment.  The making of Local Currency Loans by a Local Currency Lender under a Local Currency Facility shall under no circumstances reduce the amount available to be borrowed from such Lender under any other Local Currency Facility to which such Lender is a party.

(c)                                  Except as otherwise required by applicable law, in no event shall the Local Currency Lenders party to a Local Currency Facility have the right to accelerate the Local Currency Loans outstanding thereunder, or to terminate their Commitments (if any) to make such Loans prior to the stated termination date in respect thereof, except, in each case, in connection with an acceleration of the Loans or a termination of the Commitments pursuant to Section 8 of this Agreement, provided, that nothing in this paragraph (c) shall be deemed to require any Local Currency Lender to make a Local Currency Loan if the applicable conditions precedent to the making of such Local Currency Loan set forth in the relevant Local Currency Facility have not been satisfied.  No Local Currency Loan may be made under a Local Currency Facility if (i) an Event of Default shall have occurred and be continuing or would result therefrom, (ii) the Termination Date has occurred or (iii) after giving effect thereto, (x) the aggregate principal amount of the US$ Loans and Local Currency Loans (US$ Equivalent) then outstanding would exceed the aggregate Revolving Credit Commitments then in effect, (y) the aggregate principal amount of US$ Loans and Local Currency Loans (US$ Equivalent) made to any Subsidiary Borrower then outstanding would exceed the Maximum Subsidiary Borrowing Amount with respect to such Subsidiary Borrower set forth in the most recent Subsidiary Borrower Notice and Designation delivered by IBM pursuant to Section 5.2(d) or (z) the aggregate principal amount of Revolving Credit Loans, Swing Line Loans and Local Currency Loans (US$ Equivalent) made by any Lender then outstanding would exceed such Lender’s Revolving Credit Commitment.

(d)                                 The relevant Local Currency Lenders, or, if so specified in the relevant Local Currency Facility, an agent acting on their behalf, shall furnish to the Administrative Agent, immediately upon its request, a statement setting forth the outstanding Local Currency Loans made under such Local Currency Facility and the amount and terms of any pending prepayment notices or borrowing requests received by such Lenders or agent through the date of the Administrative Agent’s request.

(e)                                  The relevant Borrower shall furnish to the Administrative Agent or its counsel copies of any amendment, supplement or other modification (including any change in commitment amounts or in the Lenders participating in any Local Currency Facility) to the terms of any Local Currency Facility promptly after the effectiveness thereof (together with, if applicable, an English translation thereof).  If any such amendment, supplement or other modification to a Local Currency Facility shall (i) add a Lender as a Local Currency Lender thereunder or (ii) change the Local Currency Facility Stated Maximum Borrowing Amount or any Local Currency Lender Stated Maximum Borrowing Amount with respect thereto, IBM shall promptly furnish an appropriately revised Local Currency Facility Addendum, executed by IBM, the relevant Borrower and the affected Local Currency Lenders (or any agent acting on their behalf), to the Administrative Agent and the Lenders (through the Administrative Agent).

(f)                                    IBM may terminate its designation of a facility as a Local Currency Facility, with the consent of each Local Currency Lender party thereto in its sole discretion, by written notice to the Administrative Agent, which notice shall be executed by IBM, the relevant Borrower and each Lender party to such Local Currency Facility (or any agent acting on their behalf).  Once notice of such termination is received by the Administrative Agent, such Local Currency Facility and the loans and other obligations outstanding thereunder shall immediately cease to be subject to the terms of this Agreement (including the guarantee of IBM contained in Section 10).  Notwithstanding anything to the contrary in this Agreement, any loans made under a Local Currency Facility at any time when an exchange rate with respect to the relevant Local Currency cannot be calculated by the Administrative Agent in accordance with the definition of “Exchange Rate” contained in Section 1.1 shall be deemed not to constitute “Local Currency Loans” for the purposes of this Agreement unless and until an exchange rate with respect to such loans may be so calculated.

(g)                                 Nothing in this Section 3 shall be deemed to limit the ability of IBM or any of the Subsidiaries or Controlled Persons to enter into credit facilities which do not constitute Local Currency Facilities.

3.2                                 Currency Fluctuations, etc.  (a)  No later than 2:00 P.M., New York City time, on each Calculation Date, the Administrative Agent shall (i) determine the Exchange Rate as of such Calculation Date with respect to each Local Currency covered by a Local Currency Facility and (ii) give notice thereof to the Lenders, IBM and the relevant Borrowers.  Except as otherwise provided in Section 3.3, the Exchange Rates so determined shall become effective on the first Business Day immediately following the relevant Calculation Date (a “Reset Date”) and shall remain effective until the next succeeding Reset Date.

(b)                                 No later than 2:00 P.M., New York City time, on each Reset Date and each Borrowing Date, the Administrative Agent shall (i) determine the US$ Equivalent of the Local Currency Loans then outstanding under each Local Currency Facility (after giving effect to any Local Currency Loans to be made or repaid on such date) and (ii) notify the Lenders, IBM and the relevant Borrowers of the results of such determination.

(c)                                  If, on any Reset Date or any Borrowing Date (after giving effect to (i) any Loans to be made or repaid on such date and (ii) any amendment, supplement or other modification to any Local Currency Facility effective on such date of which the Administrative Agent has received notice), the Aggregate Outstanding US$ Revolving Extensions of Credit of any Lender exceed the US$ Revolving Credit Overage of such Lender (the amount of such excess, the “US$ Revolving Credit Excess”), then the Local Currency Lender Maximum Borrowing Amount under each Local Currency Facility to which such Lender is a party shall be reduced on such date by an amount equal to the product of such US$ Revolving Credit Excess times a fraction the numerator of which shall equal the Local Currency Lender Stated Maximum Borrowing Amount under such Local Currency Facility and the denominator of which shall equal the aggregate of the Local Currency Lender Stated Maximum Borrowing Amounts under all Local Currency Facilities to which such Lender is a party.  After giving effect to any such reduction in Local Currency Lender Maximum Borrowing Amounts, the Local Currency Facility Maximum Borrowing Amount with respect to each Local Currency Facility shall in turn be reduced to an amount equal to the aggregate of the Local Currency Lender Maximum Borrowing Amounts of all Local Currency Lenders party to such Local Currency Facility.  Reductions in Local Currency Lender Maximum Borrowing Amounts and Local Currency Facility Maximum Borrowing Amounts pursuant to this paragraph (c) shall be effective until the amount thereof shall be recalculated by the Administrative Agent on the next succeeding Reset Date or Borrowing Date, and shall not be deemed to reduce the stated amount of any Commitment of any Local Currency Lender in respect of any Local Currency Facility.

(d)                                 If, on any Reset Date or Borrowing Date (after giving effect to (i) any Loans to be made or repaid on such date, (ii) any amendment, supplement or other modification to any Local Currency Facility effective on such date of which the Administrative Agent has received notice and (iii) any changes in any Local Currency Lender Maximum Borrowing Amounts effected pursuant to Section 3.2(c) on such date), the aggregate outstanding principal amount of the US$ Loans exceeds the US$ Facility Overage (the amount of such excess, the “US$ Facility Excess”), then the Local Currency Facility Maximum Borrowing Amount under each Local Currency Facility shall be reduced on such date by an amount equal to the product of such US$ Facility Excess times a fraction the numerator of which shall equal the Local Currency Facility Stated Maximum Borrowing Amount under such Local Currency Facility and the denominator of which shall equal the aggregate of the Local Currency Facility Stated Maximum Borrowing Amounts with respect to all Local Currency Facilities.  Each such reduction in the Local Currency Facility Maximum Borrowing Amount under a Local Currency Facility shall in turn reduce the respective Local Currency Lender Maximum Borrowing Amounts of each Local Currency Lender party to such Local Currency Facility, pro rata on the basis of the respective Local Currency Lender Stated Maximum Borrowing Amounts of such Lenders.  Reductions in Local Currency Facility Maximum Borrowing Amounts and Local Currency Lender Maximum Borrowing Amounts pursuant to this paragraph (d) shall be effective until the amount thereof shall be recalculated by the Administrative Agent on the next succeeding Reset Date or Borrowing Date, and shall not be deemed to reduce the stated amount of any Commitment of any Local Currency Lender in respect of any Local Currency Facility.

(e)                                  If, on any Reset Date, the US$ Equivalent of the Local Currency Loans outstanding under a Local Currency Facility exceeds an amount equal to 105% of the Local Currency Facility Maximum Borrowing Amount with respect thereto (after giving effect to any reductions therein effected pursuant to Section 3.2(c) or (d) on such date), then the relevant Borrower shall, within three Business Days after notice thereof from the Administrative Agent, (i) increase the Local Currency Facility Stated Maximum Borrowing Amount with respect to such Local Currency Facility in accordance with Section 3.1(e) and/or (ii) prepay such Local Currency Loans in accordance with the terms of the relevant Local Currency Facilities in an aggregate amount such that, after giving effect thereto, (x) the US$ Equivalent of all such Local Currency Loans shall be equal to or less than such Local Currency Facility Maximum Borrowing Amount and (y) the US$ Equivalent of the Local Currency Loans of each relevant Local Currency Lender shall be equal to or less than such Local Currency Lender’s Local Currency Lender Maximum Borrowing Amount with respect to such Local Currency Facility.

(f)                                    If, on any Reset Date, the Aggregate Outstanding Revolving Extensions of Credit of any Lender exceed an amount equal to 105% of such Lender’s Revolving Credit Commitment, then, within three Business Days after notice thereof from the Administrative Agent, IBM shall prepay and/or cause the Subsidiary Borrowers to prepay the Loans in accordance with this Agreement or the relevant Local Currency Facilities, as the case may be, in an aggregate amount such that, after giving effect thereto, the Aggregate Outstanding Revolving Extensions of Credit of such Lender shall be equal to or less than such Lender’s Revolving Credit Commitment.

(g)                                 The Administrative Agent shall promptly notify the relevant Lenders of the amount of any reductions in Local Currency Facility Maximum Borrowing Amounts or Local Currency Lender Maximum Borrowing Amounts, and the amount of any prepayments, required pursuant to paragraph (c), (d), (e) or (f) of this Section 3.2.

3.3                                 Refunding of Local Currency Loans.  (a)  Notwithstanding noncompliance with the conditions precedent set forth in Section 5, if any Local Currency Loans are outstanding on (i) any date on which an Event of Default pursuant to Section 8(f) or (g) shall have occurred with respect to IBM, (ii) any date (the “Acceleration Date”) on which the Commitments shall have been terminated and/or the Loans shall have been declared immediately due and payable pursuant to Section 8 or (iii) any date on which an Event of Default pursuant to Section 8(a)(ii) shall have occurred and be continuing for three or more Business Days and, in the case of clause (iii) above, any Local Currency Lender party to the affected Local Currency Facility shall have given notice thereof to the Administrative Agent requesting that the Local Currency Loans (“Affected Local Currency Loans”) outstanding thereunder be refunded pursuant to this Section 3.3, then, at 10:00 A.M., New York City time, on the second Business Day immediately succeeding (x) the date on which such Event of Default occurs (in the case of clause (i) above), (y) such Acceleration Date (in the case of clause (ii) above) or (z) the date on which such notice is received by the Administrative Agent (in the case of clause (iii) above), the Administrative Agent shall be deemed to have received a notice from IBM (or any one or more Subsidiary Borrowers designated by the Administrative Agent after consultation with IBM, provided, that any Subsidiary Borrower so designated shall in each case be the relevant Subsidiary Borrower party to the relevant Local Currency Facility unless otherwise agreed by the requisite Local Currency Lenders party to such Local Currency Facility) pursuant to Section 2.2 requesting that ABR Loans be made pursuant to Section 2.1 on such second Business Day in an aggregate amount equal to the US$ Equivalent of the aggregate amount of all Local Currency Loans (in the case of clause (i) or (ii) above) or the Affected Local Currency Loans (in the case of clause (iii) above) (calculated on the basis of Exchange Rates determined by the Administrative Agent on the Business Day immediately preceding such second Business Day), and the procedures set forth in Section 2.2 shall be followed in making such ABR Loans, provided, that (x) for the purposes of determining each Lender’s Revolving Credit Borrowing Share of such borrowing, the outstanding principal amount of Local Currency Loans or Affected Local Currency Loans, as the case may be, shall be deemed to be zero and (y) each Lender’s Revolving Credit Borrowing Share of such borrowing shall be reduced to the extent (if any) necessary to prevent the Aggregate Outstanding Revolving Extensions of Credit of such Lender from exceeding its Revolving Credit Commitment after giving effect to such borrowing.  The proceeds of such ABR Loans shall be applied to repay such Local Currency Loans; it being understood, however, that IBM (or such designated Borrower or Borrowers) shall have the right to make payment through the original Borrower or Borrowers of such Local Currency Loans and become a creditor of such original Borrower or Borrowers to the extent of such proceeds.

(b)                                 If, for any reason, ABR Loans may not be made pursuant to paragraph (a) of this Section 3.3 to repay Local Currency Loans as required by such paragraph, effective on the date such ABR Loans would otherwise have been made, (i) the principal amount of each relevant Local Currency Loan shall be converted into Dollars (calculated on the basis of Exchange Rates determined by the Administrative Agent as of the immediately preceding Business Day) (“Converted Local Currency Loans”) and (ii) each Lender severally, unconditionally and irrevocably agrees that it shall purchase in Dollars a participating interest in such Converted Local Currency Loans in an amount equal to the amount of ABR Loans which would otherwise have been made by such Lender pursuant to paragraph (a) of this Section 3.3.  Each Lender will immediately transfer to the Administrative Agent, in immediately available funds, the amount of its participation, and the proceeds of such participation shall be distributed by the Administrative Agent to each relevant Local Currency Lender in such amount as will reduce the amount of the participating interest retained by such Local Currency Lender in the Converted Local Currency Loans to the amount of the ABR Loans which were to have been made by it pursuant to paragraph (a) of this Section 3.3.  All Converted Local Currency Loans shall bear interest at the rate which would otherwise be applicable to ABR Loans.  Each Lender shall share on a pro rata basis (calculated by reference to its participating interest in such Converted Local Currency Loans) in any interest which accrues thereon and in all repayments thereof.

(c)                                  If, for any reason, ABR Loans may not be made pursuant to paragraph (a) of this Section 3.3 to repay Local Currency Loans as required by such paragraph and the principal amount of any Local Currency Loans may not be converted into Dollars in the manner contemplated by paragraph (b) of this Section 3.3, (i) the Administrative Agent shall determine the US$ Equivalent of such Local Currency Loans (calculated on the basis of Exchange Rates determined by the Administrative Agent as of the Business Day immediately preceding the date on which ABR Loans would otherwise have been made pursuant to said paragraph (a)) and (ii) effective on the date on which ABR Loans would otherwise have been made pursuant to said paragraph (a), each Lender severally, unconditionally and irrevocably agrees that it shall purchase in Dollars a participating interest in such Local Currency Loans in an amount equal to the amount of ABR Loans which would otherwise have been made by such Lender pursuant to paragraph (a) of this Section 3.3.  Each Lender will immediately transfer to the Administrative Agent, in immediately available funds, the amount of its participation, and the proceeds of such participation shall be distributed by the Administrative Agent to each relevant Local Currency Lender in such amount as will reduce the US$ Equivalent as of such date of the amount of the participating interest retained by such Local Currency Lender in such Local Currency Loans to the amount of the ABR Loans which were to have been made by it pursuant to paragraph (a) of this Section 3.3.  Each Lender shall share on a pro rata basis (calculated by reference to its participating interest in such Local Currency Loans) in any interest which accrues thereon, in all repayments of principal thereof and in the benefits of any collateral furnished in respect thereof and the proceeds of such collateral.

3.4                                 Existing Local Currency Facilities, etc.  Each of IBM, each Subsidiary Borrower, each Lender and the Administrative Agent acknowledges and agrees that (a) effective as of the Effective Date, the “Commitments” under each of the Existing Credit Agreements shall be terminated, (b) each “Local Currency Facility” entered into pursuant to either of the Existing Credit Agreements shall, effective on the Effective Date, automatically constitute a Local Currency Facility hereunder, (c) without limiting the generality of clause (b) above (and notwithstanding the termination of the “Commitments” under each of the Existing Credit Agreements), all “Local Currency Loans” outstanding pursuant to each of the Existing Credit Agreements on the Effective Date shall constitute Local Currency Loans outstanding pursuant hereto and (d) each reference to either of the Existing Credit Agreements in any document relating to any such Local Currency Facility shall be deemed to be a reference to this Agreement.

SECTION 4.                                REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Loans, IBM hereby represents and warrants, and each Subsidiary Borrower represents and warrants (to the extent specifically applicable to such Subsidiary Borrower), to the Administrative Agent and each Lender that:

4.1                                 Organization; Powers.  Each of IBM, each Significant Subsidiary and each Subsidiary Borrower (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to own its property and assets and to carry on its business in all material respects as now conducted and as proposed to be conducted, (c) is qualified to do business in every jurisdiction where such qualification is required, except where the failure so to qualify would not, individually or in the aggregate, result in a Material Adverse Effect, and (d) in the case of each Borrower, has the power and authority to execute, deliver and perform its obligations under this Agreement and each other agreement or instrument contemplated hereby to which it is or will be a party and to borrow hereunder.

4.2                                 Authorization.  The execution, delivery and performance by each Borrower of this Agreement and the borrowings and other transactions contemplated hereby (collectively, the “Transactions”) (a) have been duly authorized by all requisite corporate or other organizational action and, if required, stockholder action and (b) will not (i) violate (A) any provision of law, statute, material rule or material regulation, or of the certificate or articles of incorporation or other constitutive documents or by-laws of IBM, any Significant Subsidiary or any Subsidiary Borrower, (B) any material order of any Governmental Authority or (C) any provision of any material indenture, material agreement or other material instrument to which IBM, any Significant Subsidiary or any Subsidiary Borrower is a party or by which any of them or any of their property is or may be bound, (ii) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under any such indenture, agreement or other instrument or (iii) except as contemplated hereby, result in the creation or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired by IBM, any Significant Subsidiary or any Subsidiary Borrower.

4.3                                 Enforceability.  This Agreement has been duly executed and delivered by each Borrower and constitutes a legal, valid and binding obligation of each Borrower enforceable against each such Borrower in accordance with its terms, except as enforceability may be limited by (a) any applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer, or similar laws relating to or affecting creditors’ rights generally and (b) general principles of equity.

4.4                                 Governmental Approvals.  No action, consent or approval of, registration or filing with, or any other action by, any Governmental Authority is or will be required in connection with the Transactions, except (a) such as have been made or obtained and are in full force and effect or as to which the failure to be made or obtained or to be in full force and effect would not result, individually or in the aggregate, in a Material Adverse Effect and (b) such periodic and current reports, if any, as (i) are required to disclose the Transactions and (ii) will be filed with the SEC on a timely basis.

4.5                                 Financial Statements.  IBM has heretofore furnished to the Lenders its consolidated statement of financial position and related consolidated statements of earnings, cash flows and stockholders’ equity as of and for the fiscal year ended December 31, 2003, audited by and accompanied by the opinion of PricewaterhouseCoopers, independent accountants.  Such financial statements present fairly the financial position, results of operations, cash flows and changes in stockholders’ equity of IBM and the Subsidiaries in accordance with GAAP.

4.6                                 No Material Adverse Change.  Except as publicly disclosed in filings by IBM with the SEC prior to the Effective Date, between December 31, 2003 and the Effective Date, there has been no development or event which has had a Material Adverse Effect.

4.7                                 No Material Litigation, etc.  (a)  Except as set forth in the Form 10-K of IBM for its fiscal year ended December 31, 2003 or the Form 10-Q of IBM for the fiscal quarter ended March 31, 2004, no litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of IBM, threatened by or against IBM or any of the Subsidiaries or against any of its or their respective properties, assets or revenues as of the Effective Date (a) with respect to this Agreement or any of the Transactions, or (b) which involves a probable risk of an adverse decision which would materially restrict the ability of IBM to comply with its obligations under this Agreement.

(b)                                 None of IBM or the Significant Subsidiaries is in violation of any law, rule or regulation, or in default with respect to any order, judgment, writ, injunction or decree of any Governmental Authority, where such violation or default has resulted or could reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect.

4.8                                 Federal Reserve Regulations.  (a)  No Borrower is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.

(b)                                 No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose which entails a violation of, or which is inconsistent with, the provisions of Regulation T, U or X.

(c)                                  After giving effect to the application of the proceeds of each Loan, not more than 25% of the value of the assets of IBM and the Subsidiaries (as determined in good faith by IBM) subject to the provisions of Section 7.1 will consist of or be represented by Margin Stock.  In the event any portion of the Loans made to any Borrower constitutes a “purpose credit” within the meaning of Regulation U and the Loans are directly or indirectly secured by any Margin Stock pursuant to the operation of Section 7.1, then, at the time of any borrowing which increases the outstanding amount of Loans, the aggregate “maximum loan value” (within the meaning of Regulation U) of all Margin Stock and all collateral other than Margin Stock which directly or indirectly secures the Loans will be greater than the aggregate principal amount of Loans and other extensions of credit to all Borrowers (whether made by the Lenders or other Persons) which are subject to Regulation T, U or X and which are directly or indirectly secured by such Margin Stock or other collateral.

4.9                                 Investment Company Act, etc.  No Borrower is (a) an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940 or (b) a “holding company” as defined in the Public Utility Holding Company Act of 1935 or subject to regulation under such Act or the Federal Power Act or (except as contemplated by Section 4.8) any foreign, federal, state or local statute or regulation limiting such Borrower’s ability to incur Borrower Obligations.

4.10                           Tax Returns.  Each of IBM and the Significant Subsidiaries has filed or caused to be filed all Federal, state and local tax returns required to have been filed by it and has paid or caused to be paid all taxes shown to be due and payable on such returns or on any assessments received by it except taxes, assessments, fees, liabilities, penalties or charges that are being contested in good faith by appropriate proceedings and for which IBM or Significant Subsidiary shall have set aside on its books reserves in accordance with GAAP.

4.11                           No Material Misstatements.  No written information, report, financial statement, exhibit or schedule furnished by or on behalf of any Borrower to the Administrative Agent or any Lender in connection with this Agreement or the Transactions or included herein or delivered pursuant hereto contained, contains or will contain any material misstatement of fact or omitted, omits or will omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were, are or will be made, not misleading.

4.12                           ERISA.  Each Borrower is in compliance with all material provisions of ERISA, except to the extent that all failures to be in compliance could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.13                           Use of Proceeds.  The proceeds of all US$ Loans will be used by the Borrowers for general corporate purposes.

SECTION 5.                                CONDITIONS PRECEDENT

5.1                                 Conditions to Initial US$ Loans.  The agreement of each Lender to make the initial US$ Loan requested to be made by it is subject to the satisfaction, on or prior to the date of such US$ Loan, of the following conditions precedent:

(a)                                  Effective Date; Existing Credit Agreements.  (i) The Effective Date shall have occurred in accordance with Section 11.22 and (ii) subject to Section 3.4, the Existing Credit Agreements shall have been terminated (and the parties hereto hereby waive compliance with any provision of the Existing Credit Agreements requiring advance notice of such termination).

(b)                                 Closing Certificate.  The Administrative Agent shall have received a certificate of IBM, dated the Effective Date, substantially in the form of Exhibit C, with appropriate insertions and attachments, satisfactory in form and substance to the Administrative Agent, executed by the President or any Vice President and the Secretary or any Assistant Secretary of IBM.

(c)                                  Fees.  The Administrative Agent shall have received the fees to be received on or prior to the Effective Date referred to in Section 2.11(b).

(d)                                 Legal Opinions.  The Administrative Agent shall have received the following executed legal opinions, with a copy for each Lender:

(i)                                     the executed legal opinion of Simpson Thacher & Bartlett LLP, counsel to the Administrative Agent, substantially in the form of Exhibit D-1; and

(ii)                                  the executed legal opinion of David S. Hershberg, Esq., Vice President and Assistant General Counsel of IBM, substantially in the form of Exhibit D-2.

5.2                                 Conditions to Each US$ Loan.  The agreement of each Lender to make any US$ Loan requested to be made by it on any date (including, without limitation, its initial US$ Loan) is subject to the satisfaction of the following conditions precedent:

(a)                                  Notice.  The Administrative Agent shall have received notice of such borrowing in conformity with the applicable requirements of this Agreement.

(b)                                 Representations and Warranties.  Each of the representations and warranties made by any Borrower in or pursuant to this Agreement shall be true and correct in all material respects on and as of such date as if made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date.

(c)                                  No Default.  No Default or Event of Default shall have occurred and be continuing on such date or shall occur after giving effect to the borrowing of the US$ Loans requested to be made on such date.

(d)                                 Subsidiary Borrower Notice and Designation; Subsidiary Borrower Request.  If the relevant Borrower is a Subsidiary Borrower, IBM shall have delivered to the Administrative Agent a Subsidiary Borrower Notice and Designation for such Subsidiary Borrower specifying the maximum amount (the “Maximum Subsidiary Borrowing Amount”) which may be borrowed by such Subsidiary Borrower, and such Subsidiary Borrower shall have furnished to the Administrative Agent a Subsidiary Borrower Request.  IBM may from time to time deliver a subsequent Subsidiary Borrower Notice and Designation with respect to such Subsidiary Borrower, countersigned by such Subsidiary Borrower, for the purpose of changing the Maximum Subsidiary Borrowing Amount specified therein or terminating such Subsidiary Borrower’s designation as such, so long as (i) in the case of any reduction of any Maximum Subsidiary Borrowing Amount, on the effective date of such reduction, the aggregate principal amount of US$ Loans and Local Currency Loans (US$ Equivalent) made to such Subsidiary Borrower shall not exceed the Maximum Subsidiary Borrowing Amount as so reduced and (ii) in the case of any termination of such designation, on the effective date of such termination, all Subsidiary Borrower Obligations in respect of such Subsidiary Borrower shall have been paid in full or shall have been assigned to another Subsidiary Borrower in accordance with the relevant Local Currency Facility to which such assignee Subsidiary Borrower is a party.  In addition, if on any date a Subsidiary Borrower shall cease to be a Subsidiary or Controlled Person, all Subsidiary Borrower Obligations in respect of such Subsidiary Borrower shall automatically become due and payable on such date and no further Loans may be borrowed by such Subsidiary Borrower hereunder or under any Local Currency Facility.

Each borrowing of a US$ Loan by a Borrower shall constitute a representation and warranty by such Borrower (and, in the case of a Subsidiary Borrower, IBM) as of the date of such US$ Loan that the conditions contained in paragraphs (b) and (c) of this Section 5.2 have been satisfied.

SECTION 6.                                AFFIRMATIVE COVENANTS

IBM and each Subsidiary Borrower agrees that, so long as the Commitments remain in effect, any Loan remains outstanding and unpaid or any other amount is owing to any Lender or the Administrative Agent hereunder, it shall and (in the case of IBM) shall cause each of the Significant Subsidiaries to:

6.1                                 Existence; Business and Properties.  (a)  Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence, except as would not cause or result in a Default or Event of Default under this Agreement.

(b)                                 Do or cause to be done all things reasonably necessary to preserve and keep in full force and effect the rights, licenses, permits, franchises, authorizations, patents, copyrights, trademarks and trade names material to the conduct of its business; except in each case where the failure to do so would not result in a Material Adverse Effect; and at all times maintain and preserve all property material to the conduct of its business and keep such property in good repair, working order and condition and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith may be properly conducted at all times; provided, however, that nothing in this Section 6.1(b) shall prevent IBM, any Subsidiary or any Subsidiary Borrower from (x) discontinuing any of its businesses no longer deemed advantageous to it or discontinuing the operation and maintenance of any of its properties no longer deemed useful in the conduct of its business or (y) selling or disposing of any assets, Subsidiaries or capital stock thereof, in a transaction not prohibited by Section 7.2.

6.2                                 Financial Statements, Reports, etc.  In the case of IBM, furnish to the Administrative Agent for distribution to the Lenders:

(a)                                  as soon as available and in any event within 90 days after the end of each fiscal year, copies of the report filed by IBM with the SEC on Form 10-K in respect of such fiscal year, each accompanied by IBM’s annual report in respect of such fiscal year or, if IBM is not required to file such a report in respect of such fiscal year, the consolidated statements of financial position and related consolidated statements of earnings, cash flows and stockholders’ equity of IBM and the Subsidiaries, as of the close of such fiscal year, all audited by PricewaterhouseCoopers or other independent accountants of recognized national standing and accompanied by an opinion of such accountants to the effect that such consolidated financial statements fairly present the financial position, results of operations, cash flows and changes in stockholders’ equity of IBM and the Subsidiaries, in accordance with GAAP;

(b)                                 as soon as available and in any event within 50 days after the end of each of the first three quarterly periods of each fiscal year, copies of the unaudited quarterly reports filed by IBM with the SEC on Form 10-Q in respect of such quarterly period, or if IBM is not required to file such a report in respect of such quarterly period, the unaudited consolidated statements of financial position and related unaudited consolidated statements of earnings, cash flows and stockholders’ equity of IBM and the Subsidiaries, as of the close of such fiscal quarter, certified by a Responsible Officer of IBM as fairly presenting the financial position, results of operations, cash flows and changes in stockholders’ equity of IBM and the Subsidiaries, in accordance with GAAP, subject to normal year-end audit adjustments which are not expected to be material in amount;

(c)                                  concurrently with any delivery of financial statements by IBM described in paragraph (a) or (b) above (whether contained in a report filed with the SEC or otherwise), a certificate of a Responsible Officer of IBM substantially in the form of Schedule 6.2(c);

(d)                                 promptly after the same become publicly available, copies of (i) all financial statements, notices, reports and proxy materials distributed to stockholders of IBM and (ii) all reports on Form 10-K, 10-Q and 8-K (or their equivalents) filed by IBM with the SEC (or with any Governmental Authority succeeding to any or all of the functions of the SEC) pursuant to the periodic reporting requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder; provided, that documents required to be furnished under this paragraph (d) shall be deemed furnished when made available via the EDGAR (or any successor) system of the SEC;

(e)                                  promptly, from time to time, such other publicly available documents and information regarding the operations, business affairs and financial condition of IBM, any Significant Subsidiary or any Subsidiary Borrower, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender (through the Administrative Agent) may reasonably request; and

(f)                                    within ten Business Days after the occurrence thereof, written notice of any change in Status; provided that the failure to provide such notice shall not delay or otherwise affect any change in the Applicable Eurodollar Margin or other amount payable hereunder which is to occur upon a change in Status pursuant to the terms of this Agreement.

With respect to the documents referred to in paragraphs (a) through (e) above, IBM shall furnish such number of copies as the Administrative Agent or the Lenders shall reasonably require for distribution to their personnel in connection with this Agreement.

6.3                                 Notices.  Promptly give notice to the Administrative Agent and each Lender of the occurrence of any Default or Event of Default, accompanied by a statement of a Responsible Officer of IBM setting forth details of the occurrence referred to therein and stating what action the relevant Borrower proposes to take with respect thereto.

SECTION 7.                                NEGATIVE COVENANTS

IBM and, in the case of Sections 7.2 and 7.3, each Subsidiary Borrower agrees that, so long as the Commitments remain in effect, any Loan remains outstanding and unpaid or any other amount is owing to any Lender or the Administrative Agent hereunder:

7.1                                 Limitation on Secured Debt and Sale and Leaseback Transactions.  (a)  IBM will not create, assume, incur or guarantee, and will not permit any Restricted Subsidiary to create, assume, incur or guarantee, any Secured Debt without making provision whereby all Borrower Obligations shall be secured equally and ratably with (or prior to) such Secured Debt (together with, if IBM shall so determine, any other Debt of IBM or such Restricted Subsidiary then existing or thereafter created which is not by its terms subordinate to the Borrower Obligations) so long as such Secured Debt shall be outstanding unless such Secured Debt, when added to (a) the aggregate amount of all Secured Debt then outstanding (not including in this computation Secured Debt if the Borrower Obligations are secured equally and ratably with (or prior to) such Secured Debt and further not including in this computation any Secured Debt which is concurrently being retired) and (b) the aggregate amount of all Attributable Debt then outstanding pursuant to Sale and Leaseback Transactions entered into by IBM after July 15, 1985, or entered into by a Restricted Subsidiary after July 15, 1985, or, if later, the date on which it became a Restricted Subsidiary (not including in this computation any Attributable Debt which is concurrently being retired), would not exceed 10% of Consolidated Net Tangible Assets.

(b)                                 IBM will not, and will not permit any Restricted Subsidiary to, enter into any Sale and Leaseback Transaction unless (a) the sum of (i) the Attributable Debt to be outstanding pursuant to such Sale and Leaseback Transaction, (ii) all Attributable Debt then outstanding pursuant to all other Sale and Leaseback Transactions entered into by IBM after July 15, 1985, or entered into by a Restricted

Subsidiary after July 15, 1985, or, if later, the date on which it became a Restricted Subsidiary, and (iii) the aggregate of all Secured Debt then outstanding (not including in this computation Secured Debt if the Borrower Obligations are secured equally and ratably with (or prior to) such Secured Debt) would not exceed 10% of Consolidated Net Tangible Assets or (b) an amount equal to the greater of (i) the net proceeds to IBM or the Restricted Subsidiary of the sale of the Principal Property sold and leased back pursuant to such Sale and Leaseback Transaction and (ii) the amount of Attributable Debt to be outstanding pursuant to such Sale and Leaseback Transaction, is applied to the retirement of Funded Debt of IBM or any Restricted Subsidiaries (other than Funded Debt which is subordinated to the Loans or which is owing to IBM or any Restricted Subsidiaries) within 180 days after the consummation of such Sale and Leaseback Transaction.

7.2                                 Mergers, Consolidations and Sales of Assets.  (a)  No Borrower will consolidate with or merge with or into any other Person (unless, in the case of any Subsidiary Borrower, such Subsidiary Borrower’s designation as such is terminated pursuant to Section 5.2(d) concurrently with such transaction), except that, so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, IBM may merge with any other U.S. corporation and each Subsidiary Borrower may merge with any other Person, provided that (i) in the case of any such merger involving IBM, IBM is the surviving corporation, (ii) in the case of any such merger involving a Subsidiary Borrower, the surviving corporation assumes all of such Borrower’s obligations under this Agreement and remains a “Subsidiary Borrower” and (iii) on the date of consummation of any merger involving IBM, IBM shall deliver to the Administrative Agent a certificate of a Responsible Officer of IBM demonstrating that, on a pro forma basis determined as if such merger had been consummated on the date occurring twelve months prior to the last day of the most recently ended fiscal quarter, IBM would have been in compliance with Section 7.4 as of the last day of such fiscal quarter.

(b)                                 IBM will not sell, convey or otherwise transfer all or substantially all of its properties or assets to any Person, provided that this paragraph (b) shall not prohibit IBM from entering into a merger transaction expressly permitted by Section 7.2(a).

7.3                                 Margin Regulations.  (a)  No Borrower will permit any part of the proceeds of any Loan to be used in any manner that would result in a violation of, or be inconsistent with, the provisions of Regulation T, U or X.  No Borrower will take, or permit the Subsidiaries to take, any action at any time that would (A) result in a violation of the substitution and withdrawal requirements of Regulation T or U, in the event the same should become applicable to any Loans or this Agreement or (B) cause the representations and warranties contained in Section 4.8 at any time to be other than true and correct.

(b)                                 Whenever required to ensure compliance with Regulations T, U and X or requested by the Administrative Agent or one or more Lenders, each Borrower will furnish to the Administrative Agent and each Lender a statement in conformity with the requirements of Federal Reserve Form U-1 referred to in Regulation U, and any other notice or form required under Regulation U, the statements made and information contained in which shall be sufficient, in the good faith opinion of each Lender, to permit the extensions of Loans hereunder in compliance with Regulation U.

7.4                                 Consolidated Net Interest Expense Ratio.  IBM will not permit the Consolidated Net Interest Expense Ratio, for any period of four consecutive fiscal quarters taken as a single accounting period (commencing with the period of four consecutive fiscal quarters ending June 30, 2004), to be less than 2.20 to 1.0.

SECTION 8.                                EVENTS OF DEFAULT

If any of the following events shall occur and be continuing:

(a)                                  (i) Any Borrower shall (x) fail to pay any principal of any US$ Loan when due in accordance with the applicable terms of this Agreement or (y) fail to pay any interest on any US$ Loan, or any fee or other amount payable hereunder or under any Local Currency Facility (other than as provided in clause (ii) below), within five Business Days after any such interest, fee or other amount becomes due in accordance with the terms hereof or thereof; or (ii) any Borrower shall fail to pay any principal of or interest on any Local Currency Loan when due in accordance with the applicable terms of the relevant Local Currency Facility and such default shall continue unremedied for a period of three Business Days (in the case of principal) or five Business Days (in the case of interest) after written notice thereof shall have been given to IBM by the Administrative Agent or any affected Local Currency Lender (with a copy to the Administrative Agent); or

(b)                                 Any representation or warranty made or deemed made by any Borrower herein or in any Local Currency Facility or which is contained in any certificate, document or financial or other statement furnished by it at any time pursuant to this Agreement or any Local Currency Facility shall prove to have been incorrect in any material respect on or as of the date made or deemed made; or

(c)                                  IBM shall default in the observance or performance of the agreement contained in Section 7.4; or

(d)                                 Any Borrower shall default in the observance or performance of any other agreement contained in this Agreement or in any Local Currency Facility or any other event or condition constituting a default under any Local Currency Facility shall occur (in each case other than as provided in paragraphs (a) through (c) of this Section 8), and such default shall continue unremedied for a period of 30 days after written notice thereof shall have been given to IBM by the Administrative Agent or the Required Lenders; or

(e)                                  IBM or any Significant Subsidiary shall default in the payment of any principal or interest, regardless of amount, due in respect of any Indebtedness in an aggregate principal amount of $300,000,000 or more, when and as the same shall become due and payable (after the expiration of any applicable grace period); or

(f)                                    An involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of IBM or any Significant Subsidiary, or of a substantial part of the property or assets of IBM or any Significant Subsidiary, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for IBM or any Significant Subsidiary or for a substantial part of the property or assets of IBM or any Significant Subsidiary or (iii) the winding-up or liquidation of IBM or any Significant Subsidiary; and such proceeding or petition shall continue undismissed for 90 days or an order or decree approving or ordering any of the foregoing shall be entered; or

(g)                                 IBM or any Significant Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in paragraph (f) of this Section 8, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for IBM or any Significant Subsidiary or for a substantial part of the property or assets of IBM or any Significant Subsidiary, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, or (vi) take any action for the purpose of effecting any of the foregoing; or

(h)                                 One or more judgments for the payment of money which are due and payable in an aggregate amount of $300,000,000 or more shall be rendered by a court of competent jurisdiction against IBM, any Significant Subsidiary or any combination of IBM and Significant Subsidiaries and the same shall remain undischarged for a period of 60 days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of IBM or any Significant Subsidiary to enforce any such judgment, provided however, that any judgment or other action in Cooper et al vs.  The IBM Personal Pension Plan and IBM Corporation shall be exempt from the application of this Section 8(h) until such judgment is a final judgment not subject to any further appeals, and IBM or any Significant Subsidiary fails to pay such judgment due and payable by IBM or any Significant Subsidiary within 60 days after the date mandated by the court for the payment of such judgment; or

(i)                                     The guarantee contained in Section 10 shall cease, for any reason, to be in full force and effect or IBM shall so assert;

then, and in any such event, (A) if such event is an Event of Default specified in paragraph (f) or (g) above with respect to IBM, automatically the Commitments shall immediately terminate and the Loans (with accrued interest thereon) and all fees and other amounts owing under this Agreement and the Local Currency Facilities shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken:  (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to IBM declare the Commitments to be terminated forthwith, whereupon such Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to IBM, declare the Loans (with accrued interest thereon) and all fees and other amounts owing under this Agreement and the Local Currency Facilities to be due and payable forthwith, whereupon the same shall immediately become due and payable.  Except as expressly provided above in this Section 8, presentment, demand, protest and all other notices of any kind are hereby expressly waived.

SECTION 9.                                THE ADMINISTRATIVE AGENT

9.1                                 Appointment.  Each Lender hereby irrevocably designates and appoints JPMorgan Chase Bank as the agent of such Lender under this Agreement, and each such Lender irrevocably authorizes JPMorgan Chase Bank, as the Administrative Agent for such Lender, to take such action on its behalf under the provisions of this Agreement and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement, together with such other powers as are reasonably incidental thereto.  Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any Local Currency Facility or otherwise exist against the Administrative Agent.

9.2                                 Delegation of Duties.  The Administrative Agent may execute any of its duties under this Agreement by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties.  The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys in-fact selected by it with reasonable care.

9.3                                 Exculpatory Provisions.  Neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement (except for its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Borrower or any officer thereof contained in this Agreement or any Local Currency Facility or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any Local Currency Facility or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any Local Currency Facility or for any failure of any Borrower to perform its obligations hereunder or thereunder.  The Administrative Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any Local Currency Facility, or to inspect the properties, books or records of any Borrower.

9.4                                 Reliance by Administrative Agent.  The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to any Borrower), independent accountants and other experts selected by the Administrative Agent.  The Administrative Agent may deem and treat the Lender specified in the Register with respect to any amount owing hereunder as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent.  The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement unless it shall first receive such advice or concurrence of the Required Lenders or all Lenders, as the case may be, as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.  The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement in accordance with a request of the Required Lenders, or all Lenders, as the case may be, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the obligations owing by any Borrower hereunder.

9.5                                 Notice of Default.  The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent has received notice from a Lender or a Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”.  In the event that the Administrative Agent receives such a notice, the Administrative Agent shall promptly give notice thereof to the Lenders.  The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

9.6                                 Non-Reliance on Administrative Agent and Other Lenders.  Each Lender expressly acknowledges that neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates has made any representations or warranties to it and that no act by the Administrative Agent hereinafter taken, including any review of the affairs of any Borrower, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender.  Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Borrowers and made its own decision to make its Loans and enter into this Agreement and any Local Currency Facilities.  Each Lender also represents that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement or any Local Currency Facility, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Borrowers.  Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Borrower which may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

9.7                                 Indemnification.  The Lenders agree to indemnify the Administrative Agent in its capacity as such (to the extent not reimbursed by the Borrowers and without limiting the obligation of the Borrowers to do so), ratably according to their respective Commitment Percentages in effect on the date on which indemnification is sought under this Section 9.7 (or, if indemnification is sought after the date upon which the Revolving Credit Commitments shall have terminated and the US$ Loans shall have been paid in full, ratably in accordance with their Commitment Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following the payment of the amounts owing hereunder) be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of this Agreement or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent under or in connection with any of the foregoing; provided that (a) no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the gross negligence or willful misconduct of the Administrative Agent and (b) in the event that the Administrative Agent is reimbursed by any Borrower for any amount paid to it by the Lenders pursuant to this Section 9.7, the amount of such reimbursement shall in turn be paid over to the Lenders on a ratable basis.  The agreements in this Section 9.7 shall survive the payment of the Loans and all other amounts payable hereunder.

9.8                                 Administrative Agent in Its Individual Capacity.  Each of the Administrative Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrowers as though the Administrative Agent were not the Administrative Agent hereunder.  With respect to its Loans made or renewed by it, the Administrative Agent shall have the same rights and powers under this Agreement as any Lender and may exercise the same as though it were not the Administrative Agent, and the terms “Lender” and “Lenders” shall include the Administrative Agent in its individual capacity.

9.9                                 Successor Administrative Agent.  Subject to the appointment and acceptance of a successor Administrative Agent as provided below, the Administrative Agent may resign as Administrative Agent at any time by giving notice to the Lenders and IBM.  If the Administrative Agent shall resign as Administrative Agent under this Agreement, then the Required Lenders shall appoint from among the Lenders a successor administrative agent for the Lenders, which successor administrative agent shall be subject to the approval of IBM (which approval shall not be unreasonably withheld).  If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent shall have given notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent from among the Lenders, which successor administrative agent shall be subject to the approval of IBM (which approval shall not be unreasonably withheld).  Upon the acceptance of any appointment as Administrative Agent hereunder by a permitted successor, such successor administrative agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor administrative agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the obligations owing hereunder.  After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement.

9.10                           Syndication Agent.  The Syndication Agent shall not have any duties or responsibilities hereunder in its capacity as such.

SECTION 10.                          GUARANTEE

10.1                           Guarantee.  In order to induce the Administrative Agent and the Lenders to execute and deliver this Agreement and to make or maintain the Loans, and in consideration thereof, IBM hereby unconditionally and irrevocably guarantees, as primary obligor and not merely as surety, to the Administrative Agent, for the ratable benefit of the Lenders, the prompt and complete payment and performance by each Subsidiary Borrower when due (whether at stated maturity, by acceleration or otherwise) of the Subsidiary Borrower Obligations, and IBM further agrees to pay any and all expenses (including, without limitation, all reasonable fees, charges and disbursements of counsel (including allocated costs of internal counsel)) which may be paid or incurred by the Administrative Agent or by the Lenders in enforcing, or obtaining advice of counsel in respect of, any of their rights under the guarantee contained in this Section 10.  The guarantee contained in this Section 10, subject to Section 10.5, shall remain in full force and effect until the Subsidiary Borrower Obligations are paid in full and the Commitments are terminated, notwithstanding that from time to time prior thereto any Subsidiary Borrower may be free from any Subsidiary Borrower Obligations.

IBM agrees that whenever, at any time, or from time to time, it shall make any payment to the Administrative Agent or any Lender on account of its liability under this Section 10, it will notify the Administrative Agent and such Lender in writing that such payment is made under the guarantee contained in this Section 10 for such purpose.  No payment or payments made by any Subsidiary Borrower or any other Person or received or collected by the Administrative Agent or any Lender from any Subsidiary Borrower or any other Person by virtue of any action or proceeding or any setoff or appropriation or application, at any time or from time to time, in reduction of or in payment of the Subsidiary Borrower Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of IBM under this Section 10 which, notwithstanding any such payment or payments, shall remain liable for the unpaid and outstanding Subsidiary Borrower Obligations until, subject to Section 10.5, the Subsidiary Borrower Obligations are paid in full and the Commitments are terminated.

10.2                           No Subrogation, Contribution, Reimbursement or Indemnity.  Notwithstanding anything to the contrary in this Section 10, IBM hereby irrevocably waives (a) all rights which may have arisen in connection with the guarantee contained in this Section 10 to be subrogated to any of the rights (whether contractual, under the Bankruptcy Code, including Section 509 thereof, under common law or otherwise) of the Administrative Agent or any Lender against any Subsidiary Borrower or against the Administrative Agent or any Lender for the payment of the Subsidiary Borrower Obligations of any Domestic Subsidiary Borrower and (b) all contractual, common law, statutory and other rights of reimbursement, contribution, exoneration or indemnity (or any similar right) from or against any Subsidiary Borrower or any other Person which may have arisen in connection with the guarantee of the Subsidiary Borrower Obligations of any Domestic Subsidiary Borrower contained in this Section 10.  In addition, notwithstanding anything to the contrary in this Section 10, IBM hereby irrevocably waives (a) all rights which may have arisen in connection with the guarantee contained in this Section 10 to be subrogated to any of the rights (whether contractual, under the Bankruptcy Code, including Section 509 thereof, under common law or otherwise) of the Administrative Agent or any Lender against any Subsidiary Borrower or against the Administrative Agent or any Lender for the payment of the Subsidiary Borrower Obligations of any Foreign Subsidiary Borrower and (b) irrevocably waives all contractual, common law, statutory and other rights of reimbursement, contribution, exoneration or indemnity (or any similar right) from or against any Subsidiary Borrower or any other Person which may have arisen in connection with the guarantee of the Subsidiary Borrower Obligations of any Foreign Subsidiary Borrower contained in this Section 10, in each case until all Subsidiary Borrower Obligations of the Foreign Subsidiary Borrowers are paid in full.  So long as the Subsidiary Borrower Obligations remain outstanding, if any amount shall be paid by or on behalf of any Subsidiary Borrower or any other Person to IBM on account of any of the rights waived in this Section 10.2, such amount shall be held by IBM in trust, segregated from other funds of IBM, and shall, forthwith upon receipt by IBM, be turned over to the Administrative Agent in the exact form received by IBM (duly indorsed by IBM to the Administrative Agent, if required), to be applied against the Subsidiary Borrower Obligations, whether matured or unmatured, in such order as the Administrative Agent may determine.  The provisions of this Section 10.2 shall survive the term of the guarantee contained in this Section 10 and the payment in full of the Subsidiary Borrower Obligations and the termination of the Commitments.

10.3                           Amendments, etc. with respect to the Subsidiary Borrower Obligations.  IBM shall remain obligated under this Section 10 notwithstanding that, without any reservation of rights against IBM, and without notice to or further assent by IBM, any demand for payment of or reduction in the principal amount of any of the Subsidiary Borrower Obligations made by the Administrative Agent or any Lender may be rescinded by the Administrative Agent or such Lender, and any of the Subsidiary Borrower Obligations continued, and the Subsidiary Borrower Obligations, or the liability of any other party upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Administrative Agent or any Lender, and this Agreement and any other documents executed and delivered in connection herewith may be amended, modified, supplemented or terminated, in whole or in part, as the Lenders (or the Required Lenders, as the case may be) may deem advisable from time to time, and any collateral security, guarantee or right of offset at any time held by the Administrative Agent or any Lender for the payment of the Subsidiary Borrower Obligations may be sold, exchanged, waived, surrendered or released.  Neither the Administrative Agent nor any Lender shall have any obligation to protect, secure, perfect or insure any lien at any time held by it as security for the Subsidiary Borrower Obligations or for the guarantee contained in this Section 10 or any property subject thereto.

10.4                           Guarantee Absolute and Unconditional.  IBM waives any and all notice of the creation, renewal, extension or accrual of any of the Subsidiary Borrower Obligations and notice of or proof of reliance by the Administrative Agent or any Lender upon the guarantee contained in this Section 10 or acceptance of the guarantee contained in this Section 10; the Subsidiary Borrower Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon the guarantee contained in this Section 10; and all dealings between IBM or the Subsidiary Borrowers, on the one hand, and the Administrative Agent and the Lenders, on the other, shall likewise be conclusively presumed to have been had or consummated in reliance upon the guarantee contained in this Section 10.  IBM waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon IBM or any Subsidiary Borrower with respect to the Subsidiary Borrower Obligations.  The guarantee contained in this Section 10 shall be construed as a continuing, absolute and unconditional guarantee of payment without regard to (a) the validity or enforceability of this Agreement, any Local Currency Facility, any of the Subsidiary Borrower Obligations or any collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by the Administrative Agent or any Lender, (b) the legality under applicable Requirements of Law of repayment by the relevant Subsidiary Borrower of any Subsidiary Borrower Obligations or the adoption of any Requirement of Law purporting to render any Subsidiary Borrower Obligations null and void, (c) any defense, setoff or counterclaim (other than a defense of payment or performance by the applicable Subsidiary Borrower) which may at any time be available to or be asserted by IBM against the Administrative Agent or any Lender, or (d) any other circumstance whatsoever (with or without notice to or knowledge of IBM or any Subsidiary Borrower) which constitutes, or might be construed to constitute, an equitable or legal discharge of any Subsidiary Borrower for any Subsidiary Borrower Obligations, or of IBM under the guarantee contained in this Section 10, in bankruptcy or in any other instance.  When the Administrative Agent or any Lender is pursuing its rights and remedies under this Section 10 against IBM, the Administrative Agent or any Lender may, but shall be under no obligation to, pursue such rights and remedies as it may have against any Subsidiary Borrower or any other Person or against any collateral security or guarantee for the Subsidiary Borrower Obligations or any right of offset with respect thereto, and any failure by the Administrative Agent or any Lender to pursue such other rights or remedies or to collect any payments from any Subsidiary Borrower or any such other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of any Subsidiary Borrower or any such other Person or of any such collateral security, guarantee or right of offset, shall not relieve IBM of any liability under this Section 10, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Administrative Agent and the Lenders against IBM.

10.5                           Reinstatement.  The guarantee contained in this Section 10 shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Subsidiary Borrower Obligations is rescinded or must otherwise be restored or returned by the Administrative Agent or any Lender upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of any Subsidiary Borrower or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, any Subsidiary Borrower or any substantial part of its property, or otherwise, all as though such payments had not been made.

10.6                           Payments.  IBM hereby agrees that any payments in respect of the Subsidiary Borrower Obligations pursuant to this Section 10 will be paid to the Administrative Agent without setoff or counterclaim in Dollars (in the case of Subsidiary Borrower Obligations arising under this Agreement) or, at the option of the relevant Local Currency Lender(s), in Dollars or in the relevant Local Currency (in the case of Subsidiary Borrower Obligations arising under any Local Currency Facility), at (a) the office of the Administrative Agent specified in Section 11.2 (in the case of Subsidiary Borrower Obligations arising under this Agreement) or (b) at the office specified for payments under the relevant Local Currency Facility or such other office as shall have been specified by the relevant Local Currency

Lender(s) in each case to the extent permitted by applicable law (in the case of Subsidiary Borrower Obligations arising under any Local Currency Facility).

10.7                           Judgments Relating to Guarantee.  (a)  If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum due under the guarantee contained in this Section 10 in one currency into another currency, IBM agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures in the relevant jurisdiction the relevant Lender (or agent acting on its behalf) could purchase the first currency with such other currency for the first currency on the Banking Day immediately preceding the day on which final judgment is given.

(b)                                 The obligations of IBM in respect of any sum due under the guarantee contained in this Section 10 shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with this Section 10 (the “Agreement Currency”), be discharged only to the extent that, on the Banking Day following receipt by any Lender (or agent acting on its behalf) (the “Applicable Creditor”) of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to the Applicable Creditor in the Agreement Currency, IBM agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Applicable Creditor against such loss, provided, that if the amount of the Agreement Currency so purchased exceeds the sum originally due to the Applicable Creditor, the Applicable Creditor agrees to remit such excess to IBM.  The obligations of IBM contained in this Section 10.7 shall survive the termination of the guarantee contained in this Section 10 and the payment of all amounts owing hereunder.

10.8                           Independent Obligations.  The obligations of IBM under the guarantee contained in this Section 10 are independent of the obligations of each Subsidiary Borrower, and a separate action or actions may be brought and prosecuted against IBM whether or not the relevant Subsidiary Borrower be joined in any such action or actions.  IBM waives, to the full extent permitted by law, the benefit of any statute of limitations affecting its liability hereunder or the enforcement thereof.  Any payment by the relevant Subsidiary Borrower or other circumstance which operates to toll any statute of limitations as to such Subsidiary Borrower shall operate to toll the statute of limitations as to IBM.

SECTION 11.                          MISCELLANEOUS

11.1                           Amendments and Waivers.  Neither this Agreement nor any terms hereof may be amended, supplemented or modified except in accordance with the provisions of this Section 11.1.  The Required Lenders may, or, upon receipt of written consent of the Required Lenders to all terms thereof, the Administrative Agent may, from time to time, (a) enter into with the Borrowers written amendments, supplements or modifications hereto for the purpose of adding any provisions to this Agreement or changing in any manner the rights of the Lenders or of the Borrowers hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (i) reduce the amount or extend the scheduled date of maturity of any US$ Loan, or reduce the stated rate of any interest or fee payable hereunder or extend the scheduled date of any payment thereof or increase the amount or extend the expiration date of any Lender’s Revolving Credit Commitment or Swing Line Commitment, in each case without the consent of each Lender directly affected thereby, or (ii) reduce any amounts payable to any Lender pursuant to Section 2.5(b), 2.5(c), 3.3 or 10 (including, without limitation, pursuant to any release of the guarantee contained in Section 10), or increase any amounts payable by any Lender pursuant to Section 2.5(b), 2.5(c) or 3.3, in each case without the consent of each Lender materially and adversely affected thereby, or (iii) amend, modify or waive any provision of this Section 11.1 or reduce the percentage specified in the definition of Required Lenders, or consent to the assignment or transfer by any Borrower of any of its rights and obligations under this Agreement, in each case without the written consent of all the Lenders, or (iv) amend, modify or waive any provision of Section 9 without the written consent of the then Administrative Agent.  Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Borrowers, the Lenders, the Administrative Agent and all future holders of the obligations owing hereunder.  In the case of any waiver, the Borrowers, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

11.2                           Notices.  All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered by hand, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed as follows in the case of IBM and the Administrative Agent, as set forth in the relevant Subsidiary Borrower Notice and Designation in the case of the Subsidiary Borrowers and as notified by each Lender to the Administrative Agent in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto and any future holders of the obligations owing hereunder:

IBM:	INTERNATIONAL BUSINESS MACHINES CORPORATION One New Orchard Road Armonk, New York 10504 Attention: Vice President and Treasurer Telecopy: 914-499-2883

With a copy to CHQ Legal Department Telecopy: 914-499-6445

The Administrative Agent:

JPMORGAN LOAN AND AGENCY SERVICES GROUP
Loan & Agency Services - Account Manager
Nga Christie Tran
1111 Fannin St., 10th Floor, Houston TX 77002
Phone:  713-750-2629
Fax:  713-750-2358
E-mail:  nga.t.tran@jpmchase.com

With copies to:

JPMORGAN CHASE BANK John Kowalczuk 270 Park Avenue, 4th Floor New York NY 10017 E-mail: john.kowalczuk@jpmorgan.com Telephone: (212) 270-6782 Fax: (212) 270-4584

JPMORGAN CHASE BANK Padmini Persaud 270 Park Avenue, 15th Floor New York NY 10017 E-mail: padmini.persaud@jpmorgan.com Telephone: (212) 270-6155 Fax: (212) 270-4164 provided that any notice, request or demand to or upon the Administrative Agent or the Lenders pursuant to Section 2.2, 2.3, 2.5, 2.6, 2.8 or 2.13 shall not be effective until received.

11.3                           No Waiver; Cumulative Remedies.  No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

11.4                           Survival of Representations and Warranties.  All representations and warranties made hereunder and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the US$ Loans hereunder.

11.5                           Payment of Expenses.  Each of IBM and, as applicable, each Subsidiary Borrower agrees (a) to pay or reimburse the Administrative Agent for all its reasonable out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and any other documents prepared in connection herewith, and the consummation and administration of the transactions contemplated hereby and thereby, including, without limitation, the reasonable fees and disbursements of counsel to the Administrative Agent, (b) to pay or reimburse each Lender and the Administrative Agent for all its reasonable costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement and any such other documents, including, without limitation, the reasonable fees and disbursements of separate counsel (including the allocated costs of internal counsel) to the Administrative Agent and to each Lender, and (c) to pay, indemnify, and hold each Lender and the Administrative Agent harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other similar taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement and any such other documents, and (d) to pay, indemnify, and hold each Lender, the Administrative Agent and their respective directors, officers, employees and agents (each, an “indemnified person”) harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements, including reasonable fees and disbursements of counsel (including the allocated costs of internal counsel), incurred by or asserted against such indemnified person which arise out of or in connection with any claim, litigation or proceeding relating to this Agreement, any Loan, any such other documents, any actual or proposed use of proceeds of any Loan or any of the Transactions, or any failure by any Borrower to repay any Local Currency Loans or other obligations owing under any Local Currency Facility when due in accordance with the terms of such Local Currency Facility (all the foregoing in this clause (d), collectively, the “indemnified liabilities”), provided, that no Borrower shall have any obligation hereunder to any indemnified person with respect to indemnified liabilities arising from the gross negligence or willful misconduct of such indemnified person and provided further, that nothing contained in this Section 11.5 (other than Section 11.5(c)) shall require IBM or any Subsidiary Borrower to pay any taxes of any indemnified person or any Transferee or any indemnity with respect thereto.  The agreements in this Section 11.5 shall survive repayment of the Loans and the payment of all other amounts payable hereunder.

11.6                           Participations.  Any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time sell to one or more banks or other entities (each, a “Participant”) participating interests in any US$ Loan owing to such Lender, any Revolving Credit Commitment of such Lender or any other interest of such Lender hereunder.  In the event of any such sale by a Lender of a participating interest to a Participant, such Lender’s obligations under this Agreement to the other parties to this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of any such obligation owing to it hereunder for all purposes under this Agreement, and the Borrowers and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  In no event shall any Participant under any such participation have any right to approve any amendment or waiver of any provision of this Agreement, or any consent to any departure by any Borrower therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, the US$ Loans or any fees payable hereunder, postpone the date of the final maturity of the US$ Loans, or release the guarantee contained in Section 10, in each case to the extent subject to such participation.  Each Borrower agrees that, while an Event of Default shall have occurred and be continuing, if amounts outstanding under this Agreement are due or unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement, provided that, in purchasing such participating interest, such Participant shall be deemed to have agreed to share with the Lenders the proceeds thereof as provided in Section 11.12 as fully as if it were a Lender hereunder.  Each Borrower also agrees that each Participant shall be entitled to the benefits of Sections 2.16, 2.17, 2.18 and 2.19 with respect to its participation in the Revolving Credit Commitments and the US$ Loans outstanding from time to time as if it was a Lender; provided that, in the case of Section 2.18, such Participant shall have complied with the requirements of said Section and provided, further, that no Participant shall be entitled to receive any greater amount pursuant to any such Section than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred by such transferor Lender to such Participant had no such transfer occurred.

11.7                           Transfers of Competitive Loans.  (a)  Any Competitive Loan Lender, in the ordinary course of its business and in accordance with applicable law, at any time may assign to one or more banks or other entities (each, a “Competitive Loan Assignee”) any Competitive Loan owing to such Competitive Loan Lender, pursuant to a Competitive Loan Assignment executed by the assignor Competitive Loan Lender and the Competitive Loan Assignee.

(b)                                 Upon such execution, from and after the date of such Competitive Loan Assignment, the Competitive Loan Assignee shall be deemed, to the extent of the assignment provided for in such Competitive Loan Assignment, and subject to the provisions of Sections 11.7(c) and 11.7(d), to have the same rights and benefits of payment and enforcement with respect to such Competitive Loan (including, without limitation, the applicable rights set forth in Sections 2.16, 2.17, 2.18 and 2.19) and the same rights of setoff and obligation to share pursuant to Section 11.12 as it would have had if it were a Competitive Loan Lender hereunder.

(c)                                  Unless such Competitive Loan Assignment shall otherwise specify and a copy of such Competitive Loan Assignment shall have been delivered to the Administrative Agent for its acceptance and recording in the Register in accordance with Section 11.9(a), the assignor under the Competitive Loan Assignment shall act as collection agent for the Competitive Loan Assignee thereunder, and the Administrative Agent shall pay all amounts received from the relevant Borrower which are allocable to the assigned Competitive Loan directly to such assignor without any liability to such Competitive Loan Assignee.

(d)                                 A Competitive Loan Assignee under a Competitive Loan Assignment shall not, by virtue of such Competitive Loan Assignment, become a party to this Agreement or a “Competitive Loan Lender”, or have any rights to consent to or refrain from consenting to any amendment, waiver or other modification of any provision of this Agreement or any related document; provided that (i) the assignor under such Competitive Loan Assignment and such Competitive Loan Assignee may, in their discretion, agree between themselves upon the manner in which such assignor will exercise its rights under this Agreement and any related document, and (ii) if a copy of such Competitive Loan Assignment shall have been delivered to the Administrative Agent for its acceptance and recording in the Register in accordance with Section 11.9(a), no such amendment, waiver or modification may reduce or postpone any payment of principal or interest in respect of any Competitive Loan assigned to such Competitive Loan Assignee without the written consent of such Competitive Loan Assignee.

(e)                                  If a Competitive Loan Assignee has caused a Competitive Loan Assignment to be recorded in the Register in accordance with Section 11.9(a), such Competitive Loan Assignee may thereafter, in the ordinary course of its business and in accordance with applicable law, assign the relevant Competitive Loans to any Competitive Loan Lender, to any affiliate or subsidiary of such Competitive Loan Assignee or to any other financial institution that has total assets in excess of $1,000,000,000 and that in the ordinary course of its business extends credit of the same type as the Competitive Loans, and the foregoing provisions of this Section 11.7 shall apply, mutatis mutandis, to any such assignment by a Competitive Loan Assignee.  Except in accordance with the preceding sentence, Competitive Loans may not be further assigned by a Competitive Loan Assignee, subject to any legal or regulatory requirement that the Competitive Loan Assignee’s assets must remain under its control.

(f)                                    Upon its receipt of a Competitive Loan Assignment executed by an assignor Competitive Loan Lender and a Competitive Loan Assignee, together with payment to the Administrative Agent of a registration and processing fee of $3,500 (which shall not be payable by any Borrower), the

Administrative Agent promptly shall (i) accept such Competitive Loan Assignment, (ii) record the information contained therein in the Register and (iii) give notice of such acceptance and recordation to the assignor Competitive Loan Lender, the Competitive Loan Assignee and the relevant Borrower.

11.8                           Assignments.  (a)  Subject to clause (ii) of the second sentence of Section 3.1(b), any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time and from time to time assign to any affiliate of such Lender or, with the consent of IBM and the Administrative Agent (which consent in each case shall not be unreasonably withheld), to any other Lender or to an additional bank, financial institution or other entity (each, a “Purchasing Lender”) all or any part of its rights and obligations under this Agreement pursuant to an Assignment and Acceptance, substantially in the form of Exhibit E, executed by such Purchasing Lender and such assigning Lender (and, in the case of a Purchasing Lender that is not an affiliate of the relevant assigning Lender, by IBM and the Administrative Agent) and delivered to the Administrative Agent for its acceptance and recording in the Register, provided, that except in the case of an assignment of all of a Lender’s rights and obligations under this Agreement, the amount of the Revolving Credit Commitment of the assigning Lender being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than $10,000,000 or such lesser amount as may be consented to by IBM and the Administrative Agent and provided, further, that a Swing Line Lender may so assign all or a portion of such rights and obligations to a Person that shall become a Swing Line Lender hereunder only if notice of the designation of such new Swing Line Lender shall have been delivered to the Administrative Agent prior to such assignment.  Upon such execution, delivery, acceptance and recording, from and after the effective date determined pursuant to such Assignment and Acceptance, (x) the Purchasing Lender thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Lender hereunder with a Revolving Credit Commitment (and, if applicable, a Swing Line Commitment) as set forth therein, and (y) the assigning Lender thereunder shall, to the extent provided in such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such assigning Lender shall cease to be a party hereto).

(b)                                 Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and a Purchasing Lender (and, in the case of a Purchasing Lender that is not an affiliate of the relevant assigning Lender, by IBM and the Administrative Agent) together with payment to the Administrative Agent of a registration and processing fee of $3,500 (which shall not be payable by any Borrower), the Administrative Agent shall (i) promptly accept such Assignment and Acceptance and (ii) on the effective date determined pursuant thereto record the information contained therein in the Register and give notice of such acceptance and recordation to the Lenders and IBM.

11.9                           The Register; Disclosure; Pledges to Federal Reserve Banks.  (a)  The Administrative Agent shall maintain at its address referred to in Section 11.2 a copy of each Competitive Loan Assignment and Assignment and Acceptance delivered to it and a register (the “Register”) for the recordation of (i) the names and addresses of the Lenders, the Revolving Credit Commitments and Swing Line Commitments of the Lenders, and the principal amount of the US$ Loans owing to each Lender from time to time and (ii) with respect to each Competitive Loan Assignment delivered to the Administrative Agent, the name and address of the Competitive Loan Assignee and the principal amount of each Competitive Loan owing to such Competitive Loan Assignee.  The entries in the Register shall be conclusive, in the absence of clearly demonstrable error, and the Borrowers, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register as the owner of the US$ Loan recorded therein for all purposes of this Agreement.  The Register shall be available for inspection by the Borrowers at any reasonable time and from time to time upon reasonable prior notice.

(b)                                 Each Borrower authorizes each Lender to disclose to any Participant, Competitive Loan Assignee or Purchasing Lender (each, a “Transferee”) and any prospective Transferee, subject to the provisions of Section 11.21 (whether or not, in the case of any Person that is a prospective Transferee, such Person in fact becomes a Transferee), any and all financial information in such Lender’s possession concerning the Borrowers and their respective affiliates which has been delivered to such Lender by or on behalf of any Borrower pursuant to this Agreement or which has been delivered to such Lender by or on behalf of any Borrower in connection with such Lender’s credit evaluation of the Borrowers and their respective affiliates prior to becoming a party to this Agreement.

(c)                                  Nothing herein shall prohibit any Lender from pledging or assigning all or any portion of its Loans to any Federal Reserve Bank in accordance with applicable law.  In order to facilitate such pledge or assignment, each Borrower hereby agrees that, upon request of any Lender at any time and from time to time after such Borrower has made its initial borrowing hereunder, such Borrower shall provide to such Lender, at such Borrower’s own expense, a promissory note, substantially in the form of Exhibit G-1 or G-2, as the case may be, evidencing the Revolving Credit Loans, Swing Line Loans or Competitive Loans, as the case may be, owing to such Lender.

11.10                     Changing Designations of Swing Line Lenders and Competitive Loan Lenders.  (a)  IBM shall have the right to change the designation of a Lender or Swing Line Lender to (i) cause a Lender to become a Swing Line Lender, (ii) change the Swing Line Commitment of a Swing Line Lender (so long as, after giving effect thereto, (x) such Swing Line Commitment does not exceed such Lender’s Revolving Credit Commitment and (y) the aggregate amount of the Swing Line Commitments shall not exceed $1,000,000,000) or (iii) cause a Swing Line Lender to cease to be a Swing Line Lender, provided that no such change shall become effective unless (x) the Lender affected thereby shall in its sole discretion have agreed in writing to such change and (y) prior written notification thereof shall have been delivered to the Administrative Agent and, in the case of clause (i) above, the Administrative Agent shall have approved of such designation (which approval shall not be unreasonably withheld).

(b)                                 IBM shall have the right to change the designation of a Lender or Competitive Loan Lender to (i) cause a Lender to become a Competitive Loan Lender or (ii) cause a Competitive Loan Lender to cease to be a Competitive Loan Lender, provided that no such change shall become effective unless (x) the Lender affected thereby shall in its sole discretion have agreed in writing to such change and (y) prior written notification thereof shall have been delivered to the Administrative Agent and, in the case of clause (i) above, the Administrative Agent shall have approved of such designation (which approval shall not be unreasonably withheld).

11.11                     Replacement of Lenders under Certain Circumstances.  IBM shall be permitted to replace any Lender which (a) requests reimbursement for amounts owing pursuant to Section 2.17 or 2.18 (other than with respect to Index Rate Competitive Loans), (b) is affected in the manner described in Section 2.16 (other than with respect to Index Rate Competitive Loans) and as a result thereof any of the actions described in said Section is required to be taken or (c) defaults in its obligation to make Revolving Credit Loans or Swing Line Loans hereunder, with a replacement bank or other financial institution; provided that (i) such replacement does not conflict with any Requirement of Law, (ii) no Event of Default shall have occurred and be continuing at the time of such replacement, (iii) IBM shall repay (or the replacement bank or institution shall purchase, at par) all Loans and other amounts owing to such replaced Lender prior to the date of replacement, (iv) IBM shall be liable to such replaced Lender under Section 2.19 if any Eurodollar Loan owing to such replaced Lender shall be prepaid (or purchased) other than on the last day of the Interest Period relating thereto or any Competitive Loan owing to such replaced Lender shall be paid other than on the relevant Competitive Loan Maturity Date, (v) the replacement bank or institution, if not already a Lender, and the terms and conditions of such replacement, shall be reasonably satisfactory to the Administrative Agent, (vi) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 11.8 (provided that IBM shall be obligated to pay the registration and processing fee referred to therein), (vii) until such time as such replacement shall be consummated, IBM shall pay all additional amounts (if any) required pursuant to Section 2.17 or 2.18, as the case may be, and (viii) any such replacement shall not be deemed to be a waiver of any rights which IBM, the Administrative Agent or any other Lender shall have against the replaced Lender.

11.12                     Adjustments; Set-off.  (a)  If any Lender (a “benefitted Lender”) shall at any time receive any payment of all or part of its US$ Loans, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 8(f) or (g), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender’s US$ Loans that are then due and payable, or interest thereon, such benefitted Lender shall purchase at par for cash from the other Lenders a participating interest in such portion of each such other Lender’s US$ Loan, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such benefitted Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b)                                 In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to any Borrower, any such notice being expressly waived by each Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by any Borrower hereunder (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the relevant Borrower.  Each Lender agrees promptly to notify IBM and the Administrative Agent after any such set-off and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such set-off and application.

11.13                     Counterparts.  This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by telecopy), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.  A set of the copies of this Agreement signed by all the parties shall be lodged with IBM and the Administrative Agent.

11.14                     Severability.  Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11.15                     Integration.  This Agreement represents the agreement of the Borrowers, the Administrative Agent and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to subject matter hereof not expressly set forth or referred to herein.

11.16                     GOVERNING LAW.  THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND

CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

11.17                     Submission To Jurisdiction; Waivers.  Each Borrower hereby irrevocably and unconditionally:

(a)                                  submits for itself and its property in any legal action or proceeding relating to this Agreement, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the Courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

(b)                                 consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c)                                  in the case of each Subsidiary Borrower, designates and directs IBM at its offices at One New Orchard Road, Armonk, New York, as its agent to receive service of any and all process and documents on its behalf in any legal action or proceeding referred to in paragraph (a) of this Section 11.17 in the State of New York and agrees that service upon such agent shall constitute valid and effective service upon such Subsidiary Borrower and that failure of IBM to give any notice of such service to any such party shall not affect or impair in any way the validity of such service or of any judgment rendered in any action or proceeding based thereon;

(d)                                 in the case of each Subsidiary Borrower, to the extent that such Subsidiary Borrower has or hereafter may acquire any immunity (sovereign or otherwise) from any legal action, suit or proceeding, from jurisdiction of any court or from set-off or any legal process (whether service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) with respect to itself or any of its property or assets, waives and agrees not to plead or claim such immunity in respect of its obligations under this Agreement (it being understood that the waivers contained in this paragraph (d) shall have the fullest extent permitted under the Foreign Sovereign Immunities Act of 1976, as amended, and are intended to be irrevocable and not subject to withdrawal for the purposes of such Act);

(e)                                  agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Borrower at its address referred to in Section 11.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(f)                                    agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(g)                                 waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

11.18                     Judgments Relating to Subsidiary Borrowers.  (a)  If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder by any Subsidiary Borrower to any party hereto or any holder of the obligations of such Subsidiary Borrower hereunder into another currency, such Subsidiary Borrower agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures in the relevant jurisdiction such party or holder could purchase Dollars with such other currency for Dollars on the Banking Day immediately preceding the day on which final judgment is given.

(b)                                 The obligations of each Subsidiary Borrower in respect of any sum due to any party hereto or any holder of the obligations owing hereunder (the “Applicable Creditor”) shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than Dollars, be discharged only to the extent that, on the Banking Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase Dollars with the Judgment Currency; if the amount of Dollars so purchased is less than the sum originally due to the Applicable Creditor in Dollars, such Subsidiary Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Applicable Creditor against such loss, provided, that if the amount of Dollars so purchased exceeds the sum originally due to the Applicable Creditor, the Applicable Creditor agrees to remit such excess to such Subsidiary Borrower.  The obligations of the Subsidiary Borrowers contained in this Section 11.18 shall survive the termination of this Agreement and the payment of all other amounts owing hereunder.

11.19                     Acknowledgements.  Each Borrower hereby acknowledges that:

(a)                                  it has been advised by counsel in the negotiation, execution and delivery of this Agreement;

(b)                                 neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to any Borrower arising out of or in connection with this Agreement, and the relationship between Administrative Agent and Lenders, on one hand, and the Borrowers, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c)                                  no joint venture is created hereby or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrowers and the Lenders.

11.20                     WAIVERS OF JURY TRIAL.  EACH OF THE BORROWERS, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY AND FOR ANY COUNTERCLAIM THEREIN.

11.21                     Confidentiality.  Each Lender agrees to keep confidential any written or oral information (a) provided to it by or on behalf of any Borrower or any of the Subsidiaries pursuant to or in connection with this Agreement or (b) obtained by such Lender based on a review of the books and records of any Borrower or any of the Subsidiaries; provided that nothing herein shall prevent any Lender from disclosing any such information (i) to the Administrative Agent or any other Lender, (ii) to any Transferee or prospective Transferee so long as delivery of such information is made subject to the requirement that such information be kept confidential in the manner contemplated by this Section 11.21, (iii) to its employees involved in the administration of this Agreement or any Local Currency Facility, directors, agents, attorneys, accountants and other professional advisors (each of which shall be instructed to hold the same in confidence), (iv) upon the request or demand of any Governmental Authority having jurisdiction over such Lender, (v) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (vi) which has been publicly disclosed other than in breach of this Agreement, or (vii) in connection with the exercise of any remedy hereunder or under any Local Currency Facility.

11.22                     Binding Effect; Successors and Assigns.  (a)  This Agreement shall become effective on the date (the “Effective Date”) on which (i) it shall have been executed and delivered by a duly authorized officer of each of IBM and the Administrative Agent and (ii) the Administrative Agent shall have received an executed Lender Addendum (or a copy thereof by facsimile transmission) from each Person listed on Schedule 1.1, provided, that, notwithstanding the foregoing, in the event that a Lender Addendum has not been duly executed and delivered by each Person listed on Schedule 1.1 on the date (which shall be no earlier than the date hereof) on which this Agreement shall have been executed and delivered by each of IBM and the Administrative Agent, this Agreement shall nevertheless become effective on such date with respect to those Persons which have executed and delivered a Lender Addendum on or before such date if IBM shall (after consultation with the Administrative Agent) have designated one or more Persons (the “Designated Lenders”) to assume, in the aggregate, all of the Revolving Credit Commitments which would have been held by the Persons listed on Schedule 1.1 (the “Non-Executing Persons”) which have not so executed a Lender Addendum (subject to each such Designated Lender’s prior written consent in its sole discretion).  Schedule 1.1 shall automatically be deemed to be amended to reflect the respective Revolving Credit Commitments of the Designated Lenders and the omission of the Non-Executing Persons as Lenders hereunder.  The Administrative Agent shall notify the Lenders of the Effective Date promptly after the occurrence thereof, which notice shall be accompanied, if applicable, with a copy of Schedule 1.1 revised to give effect to any deemed amendments thereto made pursuant to this Section 11.22(a).  IBM agrees on behalf of each existing Subsidiary Borrower that the provisions of this Agreement shall apply to each such Subsidiary Borrower whether or not such Subsidiary Borrower has executed a Subsidiary Borrower Addendum, provided, that IBM agrees to deliver to the Administrative Agent an executed Subsidiary Borrower Addendum for each such Subsidiary Borrower as promptly as practicable after the Effective Date.

(b)                                 This Agreement shall be binding upon and inure to the benefit of the Borrowers, the Lenders, the Administrative Agent, all future permitted holders of the obligations hereunder and their respective successors and permitted assigns, except that no Borrower may assign or transfer any of its rights or obligations under this Agreement without the prior written consent of each Lender.  Each reference herein to any Lender shall, to the extent applicable, be deemed to be a reference to any affiliate, branch or agency of any Lender which is a Local Currency Lender.

11.23                     Commitment Increases.  (a)  In the event that IBM wishes to increase the aggregate Revolving Credit Commitments, it shall notify the Lenders (through the Administrative Agent) of the amount of such proposed increase (such notice, a “Commitment Increase Offer”).  Each Commitment Increase Offer shall offer the Lenders the opportunity to participate in the increased Revolving Credit Commitments ratably in accordance with their respective Commitment Percentages.  In the event that any Lender (each, a “Declining Lender”) shall fail to accept in writing a Commitment Increase Offer within 10 Business Days after receiving notice thereof, all or any portion of the proposed increase in the Revolving Credit Commitments offered to the Declining Lenders (the aggregate of such offered amounts, the “Declined Amount”) may instead be allocated to any one or more additional banks, financial institutions or other entities pursuant to paragraph (b) below and/or to any one or more existing Lenders pursuant to paragraph (c)(ii) below.

(b)                                 Any additional bank, financial institution or other entity which, with the consent of IBM and the Administrative Agent (which consent, in the case of the Administrative Agent, shall not be unreasonably withheld), elects to become a party to this Agreement and obtain a Revolving Credit Commitment in an amount equal to all or any portion of a Declined Amount shall execute a New Lender Supplement (each, a “New Lender Supplement”) with IBM and the Administrative Agent, substantially in the form of Exhibit I-1, whereupon such bank, financial institution or other entity (herein called a “New Lender”) shall become a Lender for all purposes and to the same extent as if originally a party hereto and shall be bound by and entitled to the benefits of this Agreement, and Schedule 1.1 shall be deemed to be amended to add the name and Revolving Credit Commitment of such New Lender.

(c)                                  Any Lender which (i) accepts a Commitment Increase Offer pursuant to Section 11.23(a) or (ii) with the consent of IBM, elects to increase its Revolving Credit Commitment by an amount equal to all or any portion of a Declined Amount shall, in each case, execute a Commitment Increase Supplement (each, a “Commitment Increase Supplement”) with IBM and the Administrative Agent, substantially in the form of Exhibit I-2, whereupon such Lender shall be bound by and entitled to the benefits of this Agreement with respect to the full amount of its Revolving Credit Commitment as so increased, and Schedule 1.1 shall be deemed to be amended to so increase the Revolving Credit Commitment of such Lender.

(d)                                 If on the date upon which a bank, financial institution or other entity becomes a New Lender pursuant to Section 11.23(b) or upon which a Lender’s Revolving Credit Commitment is increased pursuant to Section 11.23(a) or (c) there is an unpaid principal amount of Revolving Credit Loans, IBM shall borrow Revolving Credit Loans from such Lender in an amount determined by reference to the amount of each Type of Revolving Credit Loan (and, in the case of Eurodollar Loans, of each Eurodollar Tranche) which would then have been outstanding from such Lender if (i) each such Type or Eurodollar Tranche had been borrowed on the date such bank, financial institution or other entity became a Lender or such Lender’s Revolving Credit Commitment was increased, as the case may be, in each case after giving effect to such transaction and (ii) the aggregate amount of each such Type or Eurodollar Tranche requested to be so borrowed had been increased to the extent necessary to give effect, with respect to such Lender, to the borrowing allocation provisions of Section 2.2.  Any Eurodollar Loan borrowed pursuant to the preceding sentence shall bear interest at a rate equal to the respective interest rates then applicable to the Eurodollar Loans of the other Lenders in the same Eurodollar Tranche.

(e)                                  Notwithstanding anything to the contrary in this Section 11.23, (i) the aggregate amount of increases in the Revolving Credit Commitments effected pursuant to this Section 11.23 shall not exceed $1,000,000,000, (ii) the aggregate amount of any increase in Revolving Credit Commitments pursuant to Section 11.23(b) or (c)(ii) shall be limited to the relevant Declined Amount and (iii) no Lender shall have any obligation to increase its Revolving Credit Commitment unless it agrees to do so in its sole discretion.

11.24                     USA PATRIOT Act.  Each Lender hereby notifies the Borrowers that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of the Borrowers and other information that will allow such Lender to identify the Borrowers in accordance with the Act.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

INTERNATIONAL BUSINESS MACHINES CORPORATION

By:	/s/ Jesse J. Greene , Jr.
Title: Vice President and Treasurer

JPMORGAN CHASE BANK, as Administrative Agent

By:	/s/ John Kowalczuk
Title: Vice President

CITIBANK, N.A., as Syndication Agent

By:	/s/ Eileen L. Cassen
Title: Vice President

SCHEDULE I

THE LENDERS

SCHEDULE 1.1

TO 5-YEAR CREDIT AGREEMENT

Lender	Revolving Credit Commitment	Swing Line Commitment
JPMorgan Chase Bank	$520,000,000	$200,000,000
Citibank, N.A.	$520,000,000	$200,000,000
ABN AMRO Bank, N.V.	$470,000,000	$100,000,000
BNP Paribas	$470,000,000	$100,000,000
Deutsche Bank AG New York Branch	$470,000,000	$100,000,000
HSBC Bank USA	$470,000,000	$100,000,000
Mitsubishi Tokyo Financial Group:
The Bank of Tokyo-Mitsubishi, Ltd.	$319,600,000	$68,000,000
The Mitsubishi Trust & Banking Corp.	$150,400,000	$32,000,000
Sumitomo Mitsui Banking Corporation	$470,000,000	$100,000,000
Barclays Bank Plc	$400,000,000
Banca Intesa SpA	$330,000,000
Banco Bilbao Vizcaya Argentaria S.A.	$330,000,000
Mizuho Corporate Bank, Ltd.	$330,000,000
Sanpaolo IMI Bank SpA	$330,000,000
The Royal Bank of Scotland Plc	$330,000,000
Credit Suisse First Boston	$250,000,000
ING Bank N.V.	$250,000,000
UBS Loan Finance LLC	$250,000,000
UFJ Bank Limited	$250,000,000
Royal Bank of Canada	$200,000,000
Banca Nazionale Del Lavoro SpA	$160,000,000
Bank of America, N.A.	$160,000,000
Bayerische Hypo-Und Vereinsbank, AG	$160,000,000
Calyon	$160,000,000
Fortis Capital Corp.	$160,000,000
Banca Monte Dei Paschi di Siena SpA	$140,000,000
PNC Bank, National Association	$140,000,000
Banca Di Roma	$120,000,000
Banca Popolare di Milano	$120,000,000
Banco Santander Central Hispano S.A.	$120,000,000
Bank of Montreal	$120,000,000
Nordea Bank Finland Plc	$120,000,000
Skandinaviska Enskilda Banken AB (publ)	$120,000,000
Societe Generale	$120,000,000
Standard Chartered Bank	$120,000,000
CIBC Inc.	$100,000,000
Mellon Bank, N.A.	$100,000,000
Svenska Handelsbanken AB	$100,000,000
TD Securities (USA) Inc.	$100,000,000
Raiffeisen Zentralbank Österreich AG	$75,000,000
The Bank of New York	$75,000,000
The Northern Trust Company	$75,000,000
Wells Fargo Bank, NA	$75,000,000
Bank Of China	$50,000,000
National Australia Bank	$50,000,000
U.S. Bank, N.A.	$50,000,000

SCHEDULE 6.2(c) TO

5-YEAR CREDIT AGREEMENT

[FORM OF COMPLIANCE CERTIFICATE]

COMPLIANCE CERTIFICATE

[For the Fiscal Quarter ending                 , 20    ]

[For the Fiscal Year ending                 , 20    ]

Pursuant to Section 6.2(c) of the 5-Year Credit Agreement, dated as of May 27, 2004 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”; terms defined therein being used herein as therein defined unless otherwise defined herein), among International Business Machines Corporation (“IBM”), the Subsidiary Borrowers parties thereto, the Lenders parties thereto, JPMorgan Chase Bank, as Administrative Agent, and Citibank, N.A., as Syndication Agent, the undersigned, the duly elected, qualified and acting Responsible Officer of IBM, hereby certifies that:

(a)                                  During the period of four consecutive fiscal quarters ended on                          , 20    , such Responsible Officer has obtained no knowledge of any Default or Event of Default except as follows:                                          .

[The financial statements referred to in Section 6.2(b) of the Credit Agreement which are delivered concurrently with the delivery of this Compliance Certificate fairly present the financial position, results of operations, cash flows and changes in stockholders’ equity of IBM and the Subsidiaries, in accordance with GAAP, subject to normal year-end audit adjustments which are not expected to be material in amount.]*

(b)                                 The covenant calculation set forth below is based on IBM’s [unaudited] [audited] balance sheet and statements of earnings, cash flows and stockholders’ equity for the fiscal [quarter] [year] ended                      , 20    , a copy of which is attached hereto.

*                                         Insert only in Compliance Certificates accompanying financial statements delivered pursuant to Section 6.2(b) of the Credit Agreement.

1.                                       Consolidated Net Interest Expense Ratio (Section 7.4)

The ratio of

1.               the difference between

A.	the sum of

(1)

earnings before income taxes of IBM and its consolidated Subsidiaries for the period of four consecutive fiscal quarters ended on the date referred to in paragraph (b) above, excluding gains or losses from the divestiture or sale of a business

$
(2)	Consolidated Net Interest Expense (to the extent deducted in arriving at earnings before income taxes)	$
(3)	depreciation expense (to the extent deducted in arriving at earnings before income taxes)	$
(4)	amortization expense (to the extent deducted in arriving at earnings before income taxes)	$
(5)	restructuring charges made after the Effective Date (to the extent deducted in arriving at earnings before income taxes)	$

Total of (1), (2), (3), (4) and (5) above		$

and

B.	the sum of

(1)	cash payments made during such period in respect of restructuring charges made after the Effective Date	$
(2)

payments made during such period for plant, rental machines and other property excluding acquisitions of businesses (net of proceeds received during such period from dispositions of plant, rental machines and other property investment excluding divestitures or sales of businesses)

$
(3)	investment in software for such period	$

2

		Total of (1), (2) and (3) above	$

equals

	C.	Consolidated Adjusted Cash Flow
		(A. minus B.)	$

to

(ii)	the difference between

	A.	total interest cost of IBM and the Subsidiaries for such period	$

and

	B.	interest income of IBM and the Subsidiaries for such period	$

equals

	C.	Consolidated Net Interest Expense	$

(iii)	the Consolidated Net Interest Expense Ratio (Ratio of Consolidated Adjusted Cash Flow (i)(C.) to Consolidated Net Interest Expense (ii)(C.))		$

IN WITNESS WHEREOF, the undersigned has hereto set his name.

Dated:                        , 20

Title: [Responsible Officer
of IBM]

3

EXHIBIT A-1 TO

5-YEAR CREDIT AGREEMENT

[FORM OF COMPETITIVE LOAN CONFIRMATION]

                      , 20

JPMorgan Chase Bank, as Administrative Agent

270 Park Avenue

New York, New York  10017

Reference is made to the 5-Year Credit Agreement, dated as of May 27, 2004, among International Business Machines Corporation, the Subsidiary Borrowers parties thereto, the Lenders parties thereto, JPMorgan Chase Bank, as Administrative Agent, and Citibank, N.A., as Syndication Agent (as the same may be amended, supplemented or otherwise modified from time to time, the “Credit Agreement”).  Terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

In accordance with Section 2.8(d) of the Credit Agreement, the undersigned accepts and confirms the offers by Competitive Loan Lender(s) to make Competitive Loans to the undersigned on                       , 20     [Competitive Loan Borrowing Date] under Section 2.8(b) [index rate] or 2.8(c) [fixed rate] in the (respective) amount(s) set forth on the attached list of Competitive Loans offered.

Very truly yours,

[Name of Borrower]

By:
Title:

[Borrower must attach Competitive Loan offer list prepared by Administrative Agent with accepted amount entered by the Borrower to right of each Competitive Loan offer].

EXHIBIT A-2 TO

5-YEAR CREDIT AGREEMENT

[FORM OF COMPETITIVE LOAN OFFER]

JPMorgan Chase Bank, as Administrative Agent	, 20
270 Park Avenue
New York, New York 10017

Reference is made to the 5-Year Credit Agreement, dated as of May 27, 2004, among International Business Machines Corporation, the Subsidiary Borrowers parties thereto, the Lenders parties thereto, JPMorgan Chase Bank, as Administrative Agent, and Citibank, N.A., as Syndication Agent (as the same may be amended, supplemented or otherwise modified from time to time, the “Credit Agreement”).  Terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.  In accordance with Section 2.8(b) [index rate] or 2.8(c) [fixed rate] of the Credit Agreement, the undersigned Competitive Loan Lender offers to make Competitive Loans thereunder in the following amounts with the following maturity dates:

Competitive Loan Date: , 20	Aggregate Maximum Amount: $

Maturity Date 1: , 20	Maximum Amount: $ $ offered at * $ offered at *

Maturity Date 2: , 20	Maximum Amount: $ $ offered at * $ offered at *

Maturity Date 3: , 20	Maximum Amount: $ $ offered at * $ offered at *

Very truly yours,

[NAME OF COMPETITIVE LOAN LENDER]

By:
Name:
Title:
Telephone No.:
Fax No.:

*              Insert the interest rate offered for the specified loan amount.  In the case of Index Rate Competitive Loans, insert a margin bid.  In the case of Fixed Rate Competitive Loans, insert a fixed rate bid.

EXHIBIT A-3 TO

5-YEAR CREDIT AGREEMENT

[FORM OF COMPETITIVE LOAN REQUEST]

                              , 20

JPMorgan Chase Bank, as Administrative Agent

270 Park Avenue

New York, New York  10017

Reference is made to the 5-Year Credit Agreement, dated as of May 27, 2004, among International Business Machines Corporation, the undersigned, the Subsidiary Borrowers parties thereto, the Lenders parties thereto, JPMorgan Chase Bank, as Administrative Agent, and Citibank, N.A., as Syndication Agent (as the same may be amended, supplemented or otherwise modified from time to time, the “Credit Agreement”).  Terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

This is [an Index Rate] [a Fixed Rate] Competitive Loan Request** pursuant to Section 2.8(a) of the Credit Agreement requesting quotes for the following Competitive Loans:

	Loan 1	Loan 2	Loan 3
Aggregate Principal Amount	$	$	$
Borrowing Date
Interest Period***
Maturity Date****
Interest Payment Dates*****

Very truly yours,

[Name of Borrower]

By:

Title:

**           Pursuant to the Credit Agreement, a Competitive Loan Request may be transmitted in writing or by facsimile transmission, or by telephone, immediately confirmed by facsimile transmission.  In any case, a Competitive Loan Request shall contain the information specified in the second paragraph of this form.

***         Insert only in an Index Rate Competitive Loan Request.

****       In an Index Rate Competitive Loan Request, insert last day of Interest Period.

*****    Insert only in a Fixed Rate Competitive Loan Request.

EXHIBIT B-1 TO

5-YEAR CREDIT AGREEMENT

[FORM OF SUBSIDIARY BORROWER NOTICE AND DESIGNATION]

SUBSIDIARY BORROWER NOTICE AND DESIGNATION

To:                          JPMorgan Chase Bank, as Administrative Agent

From:                      International Business Machines Corporation

1.             This Subsidiary Borrower Notice and Designation is being delivered to you pursuant to Section 5.2(d) of the 5-Year Credit Agreement, dated as of May 27, 2004, among International Business Machines Corporation, the Subsidiary Borrowers parties thereto, the Lenders parties thereto, JPMorgan Chase Bank, as Administrative Agent, and Citibank, N.A., as Syndication Agent (as the same may be amended, supplemented or otherwise modified from time to time, the “Credit Agreement”).  Terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

2.             The effective date of this Subsidiary Borrower Notice and Designation will be                            , 20    .

3.             [Please be advised that the following Subsidiary or Controlled Person is hereby designated as a Subsidiary Borrower [and a Swing Line Borrower] and such Subsidiary or Controlled Person is authorized to use the credit facilities provided for under Sections 2.1[, 2.5] and 2.7 of the Credit Agreement up to the aggregate amount set forth opposite its name below:

Name and Address of Subsidiary Borrower	Maximum Subsidiary Borrowing Amount*]

[3.            Please be advised that the designation of the following Subsidiary or Controlled Person as a Subsidiary Borrower is terminated effective on the date referred to in paragraph 2 above.]

INTERNATIONAL BUSINESS MACHINES CORPORATION

By:
Title:

*              If desired, IBM may specify separate Maximum Subsidiary Borrowing Amounts for US$ Loans and Local Currency Loans (US$ Equivalent), which, in either case, may be $0.

[Name of Subsidiary Borrower]**

By:
Title:

Accepted and Acknowledged:

JPMORGAN CHASE BANK, as Administrative Agent

By:
Title:

**           Subsidiary Borrower signature necessary only in the case of termination of designation or any change in the Maximum Subsidiary Borrowing Amount.

2

EXHIBIT B-2 TO

5-YEAR CREDIT AGREEMENT

[FORM OF SUBSIDIARY BORROWER REQUEST]

SUBSIDIARY BORROWER REQUEST

To:                          JPMorgan Chase Bank, as Administrative Agent

From:                      [Name of Subsidiary Borrower]

1.             This Subsidiary Borrower Request is being delivered to you pursuant to Section 5.2(d) of the 5-Year Credit Agreement, dated as of May 27, 2004, among International Business Machines Corporation (“IBM”), the Subsidiary Borrowers parties thereto, the Lenders parties thereto, JPMorgan Chase Bank, as Administrative Agent, and Citibank, N.A., as Syndication Agent (as the same may be amended, supplemented or otherwise modified from time to time, the “Credit Agreement”).  Terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

2.             The undersigned refers to the Subsidiary Borrower Notice and Designation effective                              , 20     (the “Effective Date”) delivered by IBM to you in which the undersigned is designated a Subsidiary Borrower and hereby confirms that by its execution of this Subsidiary Borrower Request, the undersigned acknowledges that it has received a copy of the Credit Agreement, confirms that the representations and warranties contained in Section 4 of the Credit Agreement (except the representations and warranties contained in Sections 4.6 and 4.7) are true and correct as to the undersigned as of the Effective Date hereof and agrees that, from and after the Effective Date, it shall be a party to the Credit Agreement and shall to be bound, as a “Borrower”, by all of the provisions thereof.

[NAME OF SUBSIDIARY BORROWER]

By:
Title:

EXHIBIT C TO

5-YEAR CREDIT AGREEMENT

FORM OF CLOSING CERTIFICATE

Pursuant to Section 5.1(b) of the 5-Year Credit Agreement, dated as of May 27, 2004 (the “Credit Agreement”; unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement), among International Business Machines Corporation, a New York corporation (“IBM”), the Subsidiary Borrowers parties thereto, the Lenders parties thereto, JPMorgan Chase Bank, as Administrative Agent, and Citibank, N.A., as Syndication Agent, the undersigned [                        ] of IBM hereby certifies as follows:

1.             The representations and warranties of IBM contained in the Credit Agreement or in any certificate, document or financial or other statement furnished by or on behalf of IBM pursuant to or in connection with the Credit Agreement are true and correct in all material respects on and as of the date hereof with the same effect as if made on the date hereof except for representations and warranties stated to relate to a specific earlier date, in which case such representations and warranties were true and correct in all material respects as of such earlier date;

2.             No Default or Event of Default has occurred and is continuing as of the date hereof or after giving effect to any Loans to be made on the date hereof;

3.                                                  is and at all times since                                            20    , has been the duly elected and qualified [Assistant] Secretary of IBM and the signature set forth on the signature line for such officer below is such officer’s true and genuine signature;

and the undersigned [Assistant] Secretary of IBM hereby certifies as follows:

4.             There are no liquidation or dissolution proceedings pending or to my knowledge threatened against IBM, nor to my knowledge has any other event occurred affecting or threatening the corporate existence of IBM;

5.             IBM is a corporation duly organized, validly existing and in good standing under the laws of [                        ];

6.             Attached hereto as Exhibit A is a complete and correct copy of resolutions duly adopted by the Board of Directors (or a duly authorized committee thereof) of IBM on                   , 20    ; such resolutions have not in any way been amended, modified, revoked or rescinded and have been in full force and effect since their adoption to and including the date hereof and are now in full force and effect; such resolutions are the only corporate proceedings of IBM now in force relating to or affecting the matters referred to therein;

7.             Attached hereto as Exhibit B is a complete and correct copy of the by-laws of IBM as in effect at all times since                                   , 20     to and including the date hereof; and attached hereto as Exhibit C is a true and complete copy of the certificate of incorporation of IBM as in effect at all times since                                       , 20     to and including the date hereof; and

8.             The following persons are now duly elected and qualified officers of IBM holding the offices indicated next to their respective names below, and such officers have held such offices with IBM at all times since                                 , 20     to and including the date hereof, and the signatures appearing opposite their respective names below are the true and genuine signatures of such officers, and each of such officers is duly authorized to execute and deliver on behalf of IBM the Credit Agreement and any certificate or other document to be delivered by IBM pursuant to the Credit Agreement:

Name	Office	Signature

[ ]

[Assistant] Secretary

IN WITNESS WHEREOF, the undersigned have hereto set our names

Title: [ ]	Title: [Assistant] Secretary

Date: , 20

2

EXHIBIT D-1 TO THE

5-YEAR CREDIT AGREEMENT

[FORM OF OPINION OF SIMPSON THACHER & BARTLETT LLP]

May 27, 2004

To:	JPMorgan Chase Bank, as
Administrative Agent under the Credit Agreement referred to below
270 Park Avenue
New York, New York 10017

The Lenders listed on Schedule I hereto

Re:

The 5-Year Credit Agreement, dated as of May 27, 2004 (the “Credit Agreement”), among International Business Machines Corporation, a New York corporation (“IBM”),the Subsidiary Borrowers parties thereto, the Lenders parties thereto, JPMorgan Chase Bank, as Administrative Agent, and Citibank, N.A., as Syndication Agent.

Ladies and Gentlemen:

We have acted as special counsel to the Administrative Agent in connection with the execution and delivery of the Credit Agreement.

This opinion is delivered to you pursuant to Section 5.1(d)(i) of the Credit Agreement.  Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

In arriving at the opinion expressed below, we have examined (a) a counterpart of the Credit Agreement, signed by IBM and the Administrative Agent and (b) such documents as we have deemed necessary or appropriate for the purposes of this opinion.

In such examination, we have assumed the genuineness of all signatures, the authenticity, regularity and completeness of all documents submitted to us as originals, the completeness of all documents submitted to us as duplicates or as certified or conformed copies and the conformity of such documents to the original documents.

We have also assumed that the Credit Agreement has been duly executed and delivered by IBM, that IBM is duly incorporated and validly existing under the laws of its jurisdiction of incorporation and has the corporate power and authority to execute, deliver and perform its obligations under the Credit Agreement, that IBM is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended, that the execution, delivery and performance by IBM of the Credit Agreement have been duly authorized by all necessary corporate action on the part of IBM, do not contravene its certificate of incorporation or by-laws or similar organizational documents or violate, or require any consent not obtained under, any applicable law or regulation or any order, writ, injunction or decree of any court or other Governmental Authority binding upon IBM and do not violate, or require any consent not obtained under, any contractual obligation applicable to or binding upon IBM, and that the Credit Agreement constitutes a valid and legally binding obligation of the Administrative Agent, the Lenders and each Subsidiary Borrower.

Based upon the foregoing, and subject to the qualifications and comments set forth below, we are of the opinion that, insofar as the law of the State of New York is concerned, the Credit Agreement (including the guarantee contained in Section 10 thereof) constitutes a valid and legally binding obligation of IBM, enforceable against IBM in accordance with its terms, except as affected by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing, except that we express no opinion as to (a) Section 11.17(b) of the Credit Agreement insofar as it relates to an action brought in the United States District Court for the Southern District of New York and note that such matters may be raised by such court; (b) any indemnification obligations of IBM under the Credit Agreement to the extent such obligations might be deemed to be inconsistent with public policy; (c) the provisions of Section 11.6 of the Credit Agreement purporting to grant to Participants a right to set-off; (d) any provision of the Credit Agreement that purports to establish an evidentiary standard for determinations by the Lenders or the Administrative Agent; (e) Section 11.12(b) of the Credit Agreement to the extent that it provides for (i) a right of set-off in respect of participating interests purchased pursuant to Section 11.12(a) of the Credit Agreement, (ii) a right of set-off in respect of claims, credits or other obligations that are contingent or (iii) a right of set-off in respect of Borrower Obligations against deposits, indebtedness or other obligations of any entity other than the entity to which such Borrower Obligations are payable; (f) Section 10.7 or Section 11.17(d) of the Credit Agreement; or (g) any Local Currency Facility.

With respect to our opinion as to the guarantee contained in Section 10 of the Credit Agreement, we note that (i) a New York statute provides that with respect to a foreign currency obligation, a court of the State of New York shall render a judgment or decree in such foreign currency and such judgment or decree shall be converted into currency of the United States at the rate of exchange prevailing on the date of entry of such judgment or decree and (ii) with respect to a foreign currency obligation, a United States Federal court in New York may award judgment in United States dollars, provided that we express no opinion as to the rate of exchange such court would apply.

2

We are members of the Bar of the State of New York and we do not express any opinion herein concerning any law other than the law of the State of New York.

This opinion has been rendered solely for your benefit in connection with the Credit Agreement and the transactions contemplated thereby and may not be relied upon by you for any other purpose, or relied upon by or furnished to any other Person, firm or corporation without our prior written consent.

Very truly yours,

SIMPSON THACHER & BARTLETT LLP

3

EXHIBIT D-2 TO

5-YEAR CREDIT AGREEMENT

FORM OF OPINION OF ASSISTANT GENERAL COUNSEL OF IBM
May 27, 2004

International Business Machines Corporation

$10,000,000,000 5-Year Credit Agreement

dated as of May 27, 2004

Ladies and Gentlemen:

I am David S. Hershberg, Assistant General Counsel of International Business Machines Corporation, a New York corporation (“IBM”), and have advised IBM in connection with the $10,000,000,000 5-Year Credit Agreement dated as of May 27, 2004 (the “Credit Agreement”), among IBM, each Subsidiary Borrower (as defined therein), the several banks and other financial institutions from time to time party thereto (the “Lenders”), JPMorgan Chase Bank, as Administrative Agent, and Citibank, N.A., as Syndication Agent.  Capitalized terms not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

In connection with this opinion, I have investigated such questions of law, received such information from officers and representatives of IBM and the Subsidiary Borrowers and examined such certificates of public officials, corporate documents and records of IBM and the Subsidiary Borrowers and other documents as I have deemed necessary or appropriate for the purposes of this opinion.  I have relied, with respect to certain factual matters not constituting conclusions of law, on the representations and warranties of IBM and the Subsidiary Borrowers contained in the Credit Agreement and assume compliance on the part of each such corporation with its covenants and agreements under the Credit Agreement.

In rendering my opinion, I have assumed (i) the due authorization, execution and delivery of the Credit Agreement by all parties thereto (other than IBM), (ii) the authenticity of all documents submitted to me as originals and (iii) the conformity to original documents of all documents submitted to me as copies.

Based upon the foregoing, I am of opinion that:

1.             IBM has been duly incorporated and is validly existing and in good standing under the laws of the State of New York and is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where the failure to so qualify would have a Material Adverse Effect.  IBM has the requisite corporate power and authority to own its properties and assets and to carry on its business in all material respects as now conducted.  Each Significant Subsidiary has been duly incorporated and is validly existing and in good standing under the laws of the jurisdiction of its incorporation and is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where the failure to so qualify would have a Material Adverse Effect.  Each Significant Subsidiary has the requisite corporate power and authority to lease the property it operates under lease and to carry on its business in all material respects as now conducted.

2.             The execution, delivery and performance by IBM of the Credit Agreement (including, without limitation, Section 10 thereof) and the Transactions (a) are within the corporate power of IBM; (b) have been duly authorized by all requisite corporate action; (c) do not (i) violate (A) any provisions of law, statute, material rule or material regulation of the United States or the State of New York, or of the certificate or articles of incorporation or other constitutive documents or by-laws of IBM or any Significant Subsidiary, (B) to the best of my knowledge, any material order of any United States Federal or New York Governmental Authority or (C) any provision of any material indenture or other material agreement or material instrument known to me to which IBM or any Significant Subsidiary is a party or by which any of them or any of their property is or may be bound, (ii) conflict with, or result in a breach of or constitute (alone or with notice or lapse of time or both) a default under any such material indenture or other material agreement or material instrument or (iii) except as contemplated by Section 7.1 of the Credit Agreement, result in the creation or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired by IBM or any Significant Subsidiary; and (d) do not require the consent or approval of, or any registration or filing with, or any other action by, any United States Federal or New York Governmental Authority or any other person party to those agreements described above other than (i) those that have been made or obtained and are in full force and effect or as to which the failure to be made or obtained or to be in full force and effect would not result, individually or in the aggregate, in a Material Adverse Effect, (ii) such periodic and current reports, if any, as are required to be filed with the SEC to disclose the Credit Agreement or the Transactions contemplated thereunder and (iii) such filings as may hereafter be required pursuant to the provisions of Section 7.1 of the Credit Agreement to perfect security interests securing the Borrower Obligations.

3.             The Credit Agreement (including, without limitation, Section 10 thereof) has been duly executed and delivered by IBM.

4.             The Credit Agreement constitutes the legal, valid and binding obligation of IBM, enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and by general principles of equity (including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing) regardless of whether considered in a proceeding in equity or at law, and except that (a) insofar as provisions of the Credit Agreement provide for indemnification, the enforcement thereof may be limited by public policy considerations, (b) I express no opinion as to (i) Section 11.12(b) of the Credit Agreement to the extent that it provides for (A) a right of set-off in respect of participating interests purchased pursuant to Section 11.12(a) of the Credit Agreement, (B) a right of set-off in respect of claims, credits or other obligations that are contingent or (C) a right of set-off in respect of Borrower Obligations against deposits, indebtedness or other obligations of any entity other than the entity to which such Borrower Obligations are payable, or (ii) the fourth sentence of Section 11.6 of the Credit Agreement, (c) I express no opinion as to (i) whether a United States Federal court or a court of the State of New York would render a money judgment in a currency other than United States Dollars or enforce a judgment expressed in a foreign currency in a currency other than United States Dollars and (ii) the rate of exchange a

2

United States Federal court or a court of the State of New York would apply, (d) I express no opinion as to (i) Section 11.17(b) of the Credit Agreement insofar as it relates to an action brought in the United States District Court for the Southern District of New York and note that such matters may be raised by such court or (ii) Section 11.17(d) of the Credit Agreement and (e) I express no opinion as to Section 10.7 of the Credit Agreement.

5.             IBM is not (a) an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, or (b) a “holding company” as defined in the Public Utility Holding Company Act of 1935 or subject to regulation under such Act.

6.             The use of proceeds of any Loan under the Credit Agreement, in the manner contemplated in the Credit Agreement, will not entail a violation of any of the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System.

7.             To the best of my knowledge after due inquiry, except as set forth in the Form 10-K of IBM for its fiscal year ended December 31, 2003 or the Form 10-Q of IBM for the fiscal quarter ended March 31, 2004, there are no actions, suits or proceedings at law or in equity or by or before any arbitrator or Governmental Authority now pending or threatened by or against IBM or any of the Significant Subsidiaries or against any of its or their respective properties or revenues as of the date hereof (i) which involve the Credit Agreement or any of the actions contemplated thereby or (ii) as to which there is a probable risk of an adverse decision which would materially restrict the ability of IBM to comply with its obligations under the Credit Agreement.

I express no opinion herein as to (i) any Local Currency Facility or (i) the creation, perfection, priority or enforceability of any lien or security interest that may hereafter be granted to secure the Borrower Obligations pursuant to the provisions of Section 7.1 of the Credit Agreement.  In rendering the opinions expressed in paragraphs 2 and 4 above, I have assumed with your permission that no Lender and no assignee or transferee of any Loan or participation therein will be a “broker” or “dealer” (as defined in Sections 3(a)(4) and 3(a)(5) of the Securities Exchange Act of 1934) or any other person which is a “creditor” as defined in Regulation T.

I am admitted to practice in the State of New York and express no opinion as to matters governed by any laws other than the laws of the State of New York and the Federal laws of the United States of America.

Very truly yours,

David S. Hershberg

Each of the Lenders Party to the

Credit Agreement Referred to Above

In care of JPMorgan Chase Bank, as Administrative Agent

270 Park Avenue

New York, NY 10017

3

EXHIBIT E TO

5-YEAR CREDIT AGREEMENT

FORM OF ASSIGNMENT AND ACCEPTANCE

Reference is made to the 5-Year Credit Agreement, dated as of May 27, 2004 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among International Business Machines Corporation (“IBM”), the Subsidiary Borrowers parties thereto, the Lenders parties thereto, JPMorgan Chase Bank, as Administrative Agent, and Citibank, N.A., as Syndication Agent. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

The Assignor identified on Schedule 1 (the “Assignor”) and the Assignee identified on Schedule 1 (the “Assignee”) agree as follows:

1.             The Assignor hereby irrevocably sells and assigns to the Assignee without recourse to the Assignor, and the Assignee hereby irrevocably purchases and assumes from the Assignor without recourse to the Assignor, as of the Effective Date (as defined below), an interest (the “Assigned Interest”) specified on SCHEDULE 1 in and to the Assignor’s rights and obligations under the Credit Agreement with respect to those credit facilities contained in the Credit Agreement as are set forth on SCHEDULE 1 (individually, an “Assigned Facility”; collectively, the “Assigned Facilities”), in a principal amount for each Assigned Facility as set forth on SCHEDULE 1.

2.             The Assignor (a) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, or any instrument or document furnished pursuant thereto, other than that it has not created any adverse claim upon the interest being assigned by it hereunder and that such interest is free and clear of any such adverse claim, and (b) makes no representation or warranty and assumes no responsibility with respect to the financial condition of IBM, any of its Subsidiaries or any other obligor or the performance or observance by IBM, any of its Subsidiaries or any other obligor of any of their respective obligations under the Credit Agreement or any instrument or document furnished pursuant hereto or thereto.

3.             The Assignee (a) represents and warrants that it is legally authorized to enter into this Assignment and Acceptance; (b) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements delivered pursuant to Section 4.5 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (c) agrees that it has made and will, independently and without reliance upon the Assignor, the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit

Agreement or any instrument or document furnished pursuant hereto or thereto; (d) appoints and authorizes the Administrative Agent to take such action as administrative agent on its behalf and to exercise such powers and discretion under the Credit Agreement or any instrument or document furnished pursuant hereto or thereto as are delegated to the Administrative Agent by the terms thereof, together with such powers as are incidental thereto; and (e) agrees that it will be bound by the provisions of the Credit Agreement and will perform in accordance with its terms all the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender including, if it is organized under the laws of a jurisdiction outside the United States, its obligation pursuant to Section 2.18(b) of the Credit Agreement.

4.             The effective date of this Assignment and Acceptance shall be as specified on SCHEDULE 1 (the “Effective Date”).  Following the execution of this Assignment and Acceptance, it will be delivered to the Administrative Agent for acceptance by it and recording by the Administrative Agent pursuant to Section 11.9 of the Credit Agreement, effective as of the Effective Date (which shall not, unless otherwise agreed to by the Administrative Agent, be earlier than five Business Days after the date of such acceptance and recording by the Administrative Agent).

5.             Upon such acceptance and recording, from and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignee whether such amounts have accrued prior to the Effective Date or accrue subsequent to the Effective Date.  The Assignor and the Assignee shall make all appropriate adjustments in payments by the Administrative Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves.

6.             From and after the Effective Date, (a) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Lender thereunder and shall be bound by the provisions thereof and (b) the Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Credit Agreement.

7.             THIS ASSIGNMENT AND ACCEPTANCE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Acceptance to be executed as of the date first above written by their respective duly authorized officers on Schedule 1 hereto.

2

SCHEDULE 1
TO ASSIGNMENT AND ACCEPTANCE
RELATING TO THE 5-YEAR CREDIT AGREEMENT, DATED AS OF MAY 27, 2004,
AMONG INTERNATIONAL BUSINESS MACHINES CORPORATION, THE SUBSIDIARY BORROWERS
PARTIES THERETO, THE LENDERS PARTIES THERETO,
JPMORGAN CHASE BANK, AS ADMINISTRATIVE AGENT, AND
CITIBANK, N.A., AS SYNDICATION AGENT

Name of Assignor:

Name of Assignee:

Effective Date of Assignment:

Principal Amount Assigned:  $

[Name of Assignee]	[Name of Assignor]

By:	By:
Name:	Name:
Title:	Title:

Consented To:

INTERNATIONAL BUSINESS MACHINES CORPORATION

By:
Name:
Title:

JPMORGAN CHASE BANK, as Administrative Agent

By:
Name:
Title:

[Consents required only to the extent expressly provided for in Section 11.8 of the Credit Agreement.]

Accepted for Recordation in the Register:

JPMORGAN CHASE BANK, as Administrative Agent

By:
Name:
Title:

2

EXHIBIT F TO

5-YEAR CREDIT AGREEMENT

[FORM OF LOCAL CURRENCY FACILITY ADDENDUM]

LOCAL CURRENCY FACILITY ADDENDUM

To:          JPMorgan Chase Bank, as Administrative Agent

From:      International Business Machines Corporation

1.             This Local Currency Facility Addendum is being delivered to you pursuant to Section 3.1(a) of the 5-Year Credit Agreement, dated as of May 27, 2004, among International Business Machines Corporation, the Subsidiary Borrowers parties thereto, the Lenders parties thereto, JPMorgan Chase Bank, as Administrative Agent, and Citibank, N.A., as Syndication Agent (as the same may be amended, supplemented or otherwise modified from time to time, the “Credit Agreement”).  Terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

2.             The effective date (the “Effective Date”) of this Local Currency Facility Addendum will be                                                  , 20    .

3.             Please be advised that, as of the Effective Date, the credit facility described below is hereby designated as a “Local Currency Facility” for the purposes of the Credit Agreement.

Type of Facility:(1)

Local Currenc(y)(ies):

Local Currency Facility Stated Maximum Borrowing Amount:	$

Local Currency Facility Lenders:	Name of Lender	Local Currency Lender Stated Maximum Borrowing Amount

$

List of Documentation Governing Local Currency Facility (the “Documentation”):(2)

(1)           Insert short description of terms of Local Currency Facility.

4.             IBM hereby represents and warrants that (i) as of the Effective Date, an Exchange Rate with respect to each Local Currency covered by such Local Currency Facility is determinable by reference to the Reuters currency pages (or comparable publicly available screen), (ii) the Documentation complies in all respects with the requirements of Section 3 of the Credit Agreement and (iii)                              of                             (3) contains an express acknowledgement that such Local Currency Facility shall be subject to the provisions of Section 3 of the Credit Agreement.

INTERNATIONAL BUSINESS MACHINES CORPORATION

By:
Title:

Accepted and Acknowledged:

JPMORGAN CHASE BANK, as Administrative Agent

By:
Title:

(2)           Copies of the Documentation must accompany the Local Currency Facility Addendum, together with, if applicable, an English translation thereof (provided, that IBM may instead furnish a summary term sheet in English so long as an English translation of the Documentation is furnished to the Administrative Agent or its counsel within 90 days after the date of delivery of the Local Currency Facility Addendum).

(3)           Provide citation to relevant provision from the Documentation.

2

EXHIBIT G-1 TO

5-YEAR CREDIT AGREEMENT

[FORM OF REVOLVING CREDIT LOAN PROMISSORY NOTE](1)

REVOLVING CREDIT LOAN PROMISSORY NOTE

$	New York, New York

, 20

FOR VALUE RECEIVED, the undersigned, [NAME OF BORROWER], a                          corporation (the “Borrower”), hereby unconditionally promises to pay to the order of [NAME OF LENDER] (the “Lender”) at the office of JPMorgan Chase Bank (together with its successors in such capacity, the “Administrative Agent”), located at 270 Park Avenue, New York, New York 10017, in lawful money of the United States of America and in immediately available funds, on the Termination Date the principal amount of (a) [AMOUNT IN WORDS] DOLLARS ($          ), or, if less, (b) the aggregate unpaid principal amount of all Revolving Credit Loans made by the Lender to the Borrower pursuant to Section 2.1 of the Credit Agreement, as hereinafter defined.  The Borrower further agrees to pay interest in like money at such office on the unpaid principal amount hereof from time to time outstanding at the rates and on the dates specified in Section 2.10 of such Credit Agreement.

The holder of this promissory note is authorized to endorse on the schedules annexed hereto and made a part hereof or on a continuation thereof which shall be attached hereto and made a part hereof the date, Type and amount of each Revolving Credit Loan made pursuant to the Credit Agreement and the date and amount of each payment or prepayment of principal thereof, each continuation thereof, each conversion of all or a portion thereof to another Type and, in the case of Eurodollar Loans, the length of each Interest Period with respect thereto.  Each such endorsement shall constitute prima facie evidence of the accuracy of the information endorsed. The failure to make any such endorsement or any error in such endorsement shall not affect the obligations of the Borrower in respect of any Revolving Credit Loan.

This promissory note (a) has been issued pursuant to Section 11.9(c) of the 5-Year Credit Agreement, dated as of May 27, 2004 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among International Business Machines Corporation (“IBM”), the Subsidiary Borrowers parties thereto, the Lenders parties thereto, JPMorgan Chase Bank, as Administrative Agent, and Citibank, N.A., as Syndication Agent, (b) is subject to the provisions of the Credit Agreement and (c) is subject to prepayment in whole or in part as provided in the Credit Agreement.

(1)           With appropriate modifications, this form may be used to evidence Swing Line Loans.

Upon the occurrence of any one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this promissory note shall become, or may be declared to be, immediately due and payable, all as provided in the Credit Agreement.

All parties now and hereafter liable with respect to this promissory note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive presentment, demand, protest and all other notices of any kind.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

THIS PROMISSORY NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

[NAME OF BORROWER]

By:
Title:

2

Schedule A

to Revolving Credit Note

LOANS, CONVERSIONS AND REPAYMENTS OF ABR LOANS

Date	Amount of ABR Loans	Amount Converted to ABR Loans	Amount of Principal of ABR Loans Repaid	Amount of ABR Loans Converted to Eurodollar Loans	Unpaid Principal Balance of ABR Loans	Notation Made By

Schedule B

to Revolving Credit Note

LOANS, CONTINUATIONS, CONVERSIONS AND REPAYMENTS OF EURODOLLAR LOANS

Date	Amount of Eurodollar Loans	Amount Converted to Eurodollar Loans	Interest Period and Eurodollar Rate with Respect Thereto	Amount of Principal of Eurodollar Loans Repaid	Amount of Eurodollar Loans Converted to ABR Loans	Unpaid Principal Balance of Eurodollar Loans	Notation Made By

EXHIBIT G-2 TO

5-YEAR CREDIT AGREEMENT

[FORM OF COMPETITIVE LOAN PROMISSORY NOTE]

COMPETITIVE LOAN PROMISSORY NOTE

$	New York, New York

, 20

FOR VALUE RECEIVED, the undersigned, [NAME OF BORROWER], a                              corporation (the “Borrower”), hereby unconditionally promises to pay to the order of [NAME OF LENDER]  (the “Competitive Loan Lender”) at the office of JPMorgan Chase Bank (together with its successors in such capacity, the “Administrative Agent”), located at 270 Park Avenue, New York, New York 10017, in lawful money of the United States of America and in immediately available funds, the principal amount of (a) [AMOUNT IN WORDS]   DOLLARS ($        ), or, if less, (b) the aggregate unpaid principal amount of each Competitive Loan which is made by the Competitive Loan Lender to the Borrower pursuant to Section 2.7 of the Credit Agreement, as hereinafter defined.  The principal amount of each Competitive Loan evidenced hereby shall be payable on the maturity date therefor set forth on the schedule annexed hereto and made a part hereof or on a continuation of such schedule which shall be attached hereto and made a part hereof (the “Grid”).  The Borrower further agrees to pay interest in like money at such office on the unpaid principal amount of each Competitive Loan evidenced hereby, at the rate per annum set forth in respect of such Competitive Loan on the Grid, calculated on the basis of a year of 360 days and actual days elapsed from the date of such Competitive Loan until the due date thereof (whether at the stated maturity, by acceleration or otherwise), except as otherwise provided in Section 2.10 of the Credit Agreement.  Interest on each Competitive Loan evidenced hereby shall be payable on the date or dates set forth in respect of such Competitive Loan on the Grid.  Competitive Loans evidenced by this promissory note may not be prepaid.

The holder of this promissory note is authorized to endorse on the Grid the date, amount, interest rate, interest payment dates and maturity date in respect of each Competitive Loan made pursuant to Section 2.7 of the Credit Agreement, and each payment of principal with respect thereto.  Each such endorsement shall constitute prima facie evidence of the accuracy of the information endorsed.  The failure to make any such endorsement or any error in such endorsement shall not affect the obligations of the Borrower in respect of such Competitive Loan.

This promissory note has been issued pursuant to Section 11.9(c) of the 5-Year Credit Agreement, dated as of May 27, 2004 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among International Business Machines Corporation (“IBM”), the Subsidiary Borrowers parties thereto, the Lenders parties thereto,

JPMorgan Chase Bank, as Administrative Agent, and Citibank, N.A., as Syndication Agent, and is subject to the provisions of the Credit Agreement.

Upon the occurrence of any one or more of the Events of Default, all amounts then remaining unpaid on this promissory note shall become, or may be declared to be, immediately due and payable, all as provided in the Credit Agreement.

All parties now and hereafter liable with respect to this promissory note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive presentment, demand, protest and all other notices of any kind.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

THIS PROMISSORY NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

[NAME OF BORROWER]

By:
Title:

2

SCHEDULE OF COMPETITIVE LOANS

[NAME OF BORROWER], as Borrower

5-Year Credit Agreement dated as of May 27, 2004

Date of Loan	Amount of Loan	Interest Rate	Interest Payment Dates	Maturity Date	Payment Date	Authorization

EXHIBIT H-1 TO

5-YEAR CREDIT AGREEMENT

[FORM OF LENDER ADDENDUM]

LENDER ADDENDUM

5-YEAR CREDIT AGREEMENT

The undersigned (i) agrees to all of the provisions of the 5-Year Credit Agreement, dated as of May 27, 2004, among International Business Machines Corporation, the Subsidiary Borrowers parties thereto, the Lenders parties thereto, JPMorgan Chase Bank, as Administrative Agent, and Citibank, N.A., as Syndication Agent (as the same may be amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), (ii) becomes a party thereto, as a Lender, with an obligation (A) to make Revolving Credit Loans to the Borrowers in an aggregate principal amount not to exceed the amount of its Revolving Credit Commitment as set forth opposite the undersigned Lender’s name in Schedule 1.1 to the Credit Agreement, as such amount may be changed from time to time as provided in the Credit Agreement, and (B) if so indicated on Schedule 1.1, to make Swing Line Loans to the Swing Line Borrowers pursuant to Section 2.5 of the Credit Agreement in an aggregate principal amount not to exceed the amount of its Swing Line Commitment as set forth opposite the undersigned Lender’s name in Schedule 1.1 to the Credit Agreement, as such amount may be changed from time to time as provided in the Credit Agreement, and (iii) confirms that it has received the financial statements referred to in Section 4.5 of the Credit Agreement.  Capitalized terms defined in the Credit Agreement shall have their respective defined meanings herein.

Name of Lender:

By:

Title:

Dated as of May 27, 2004

EXHIBIT H-2 TO

5-YEAR CREDIT AGREEMENT

[FORM OF SUBSIDIARY BORROWER ADDENDUM]

SUBSIDIARY BORROWER ADDENDUM

The undersigned hereby (i) agrees to all of the provisions of the 5-Year Credit Agreement, dated as of May 27, 2004 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among International Business Machines Corporation, the Subsidiary Borrowers parties thereto, the Lenders parties thereto, JPMorgan Chase Bank, as Administrative Agent, and Citibank, N.A., as Syndication Agent, (ii) becomes a party thereto, as a “Subsidiary Borrower” and a “Borrower”, and agrees that it shall be bound, as a “Subsidiary Borrower” and a “Borrower”, by all of the provisions thereof, and (iii) confirms that the representations and warranties (to the extent they are specifically applicable to the undersigned) contained in Section 4 of the Credit Agreement (except the representations and warranties contained in Sections 4.6 and 4.7) are true and correct as to the undersigned as of the date hereof.  Capitalized terms defined in the Credit Agreement shall have their respective defined meanings herein.

Name of Subsidiary Borrower:

By:
Title:

Dated as of May 27, 2004

EXHIBIT I-1 TO

5-YEAR CREDIT AGREEMENT

[FORM OF NEW LENDER SUPPLEMENT]

SUPPLEMENT, dated                         , 20    , to the 5-Year Credit Agreement, dated as of May 27, 2004 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among International Business Machines Corporation (“IBM”), the Subsidiary Borrowers parties thereto, the Lenders parties thereto, JPMorgan Chase Bank, as Administrative Agent, and Citibank, N.A., as Syndication Agent.

W I T N E S S E T H :

WHEREAS, the Credit Agreement provides in Section 11.23(b) thereof that any bank, financial institution or other entity, although not originally a party thereto, may become a party to the Credit Agreement with the consent of IBM and the Administrative Agent (which consent, in the case of the Administrative Agent, shall not be unreasonably withheld) by executing and delivering to IBM and the Administrative Agent a supplement to the Credit Agreement in substantially the form of this Supplement; and

WHEREAS, the undersigned was not an original party to the Credit Agreement but now desires to become a party thereto;

NOW, THEREFORE, the undersigned hereby agrees as follows:

1.             The undersigned agrees to be bound by the provisions of the Credit Agreement, and agrees that it shall, on the date this Supplement is accepted by IBM and the Administrative Agent, become a Lender for all purposes of the Credit Agreement to the same extent as if originally a party thereto, with a Revolving Credit Commitment of $                                    .

2.             The undersigned (a) represents and warrants that it is legally authorized to enter into this Supplement; (b) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements delivered pursuant to Section 4.5 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Supplement; (c) agrees that it has made and will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement or any instrument or document furnished pursuant hereto or thereto; (d) appoints and authorizes the Administrative Agent to take such action as administrative agent on its behalf and to exercise such powers and discretion under the Credit Agreement or any instrument or document furnished pursuant hereto or thereto as are delegated to the Administrative Agent by the terms thereof, together with such powers as are incidental thereto; and (e) agrees that it will be bound by the provisions of the Credit Agreement and will perform in accordance with its terms all the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender including, without limitation, if it is organized under the laws of a jurisdiction outside the United States, its obligation pursuant to Section 2.18(b) of the Credit Agreement.

3.             The undersigned’s address for notices for the purposes of the Credit Agreement is as follows:

4.             Terms defined in the Credit Agreement shall have their defined meanings when used herein.

IN WITNESS WHEREOF, the undersigned has caused this Supplement to be executed and delivered by a duly authorized officer on the date first above written.

[INSERT NAME OF LENDER]

By:
Title:

Accepted this            day of

                            , 20    .

INTERNATIONAL BUSINESS MACHINES CORPORATION

By:
Title:

Accepted this day of
, 20 .

JPMORGAN CHASE BANK, as Administrative Agent

By:
Title:

2

EXHIBIT I-2 TO

5-YEAR CREDIT AGREEMENT

[FORM OF COMMITMENT INCREASE SUPPLEMENT]

SUPPLEMENT, dated                                   , to the 5-Year Credit Agreement, dated as of May 27, 2004 (as amended from time to time, the “Credit Agreement”), among International Business Machines Corporation (“IBM”), the Subsidiary Borrowers parties thereto, the Lenders parties thereto, JPMorgan Chase Bank, as Administrative Agent, and Citibank, N.A., as Syndication Agent.

W I T N E S S E T H :

WHEREAS, the Credit Agreement provides in Section 11.23(c) thereof that any Lender with (when applicable) the consent of IBM may increase the amount of its Revolving Credit Commitment by executing and delivering to IBM and the Administrative Agent a supplement to the Credit Agreement in substantially the form of this Supplement; and

WHEREAS, the undersigned now desires to increase the amount of its Revolving Credit Commitment under the Credit Agreement;

NOW THEREFORE, the undersigned hereby agrees as follows:

1.             The undersigned agrees, subject to the terms and conditions of the Credit Agreement, that on the date this Supplement is accepted by IBM and the Administrative Agent it shall have its Revolving Credit Commitment increased by $                            , thereby making the amount of its Revolving Credit Commitment $                            .

2.             Terms defined in the Credit Agreement shall have their defined meanings when used herein.

IN WITNESS WHEREOF, the undersigned has caused this Supplement to be executed and delivered by a duly authorized officer on the date first above written.

[INSERT NAME OF LENDER]

By:
Title:

Accepted this            day of

                            , 20    .

INTERNATIONAL BUSINESS MACHINES CORPORATION

By:
Title:

Accepted this day of
, 20 .

JPMORGAN CHASE BANK, as Administrative Agent

By:
Title:

2

EXHIBIT J TO

5-YEAR CREDIT AGREEMENT

[FORM OF EXTENSION REQUEST]

                    , 20

JPMorgan Chase Bank, as Administrative Agent

270 Park Avenue

New York, New York 10017

Reference is made to the 5-Year Credit Agreement, dated as of May 27, 2004 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among International Business Machines Corporation (“IBM”), the Subsidiary Borrowers parties thereto, the Lenders parties thereto, JPMorgan Chase Bank, as Administrative Agent, and Citibank, N.A., as Syndication Agent. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

Pursuant to Section 2.21(a) of the Credit Agreement, we hereby request that the Lenders extend the Termination Date now in effect by a period of one year, to the date May 31, 20    .  The Extension Request Deadline related to this Extension Request shall be                       , 20    .(1)

The undersigned represents that as of the date of this Extension Request (i) the representations and warranties of IBM contained in the Credit Agreement are true and correct in all material respects with the same effect as if made on the date hereof (except to the extent such representations and warranties expressly relate to an earlier date) and (ii) no Default or Event of Default has occurred and is continuing.

Very truly yours,

INTERNATIONAL BUSINESS MACHINES CORPORATION

By:

Title:

(1)           The Extension Request Deadline shall be no later than 30 days after delivery of this Extension Request to the Administrative Agent.